                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-70068

                            DATED NOVEMBER 21, 2001

                         CONSENT SOLICITATION STATEMENT

               Solicitation of Consents to Amendments and Waivers
                  With Respect to the Indenture Governing the
        8.137% Senior Secured Bonds due 2019 (CUSIP No. 28102Q AC 4) and
 8.734% Senior Secured Bonds due 2026 (CUSIP No. 28102Q AF 7) of Edison Mission
                                  Holdings Co.

                         EME Homer City Generation L.P.
                          Edison Mission Holdings Co.

    This consent solicitation will expire at 5:00 p.m., New York City time, on December 20, 2001, unless extended by Edison Mission Holdings. Consents may be revoked at any time up to the earlier of (a) 5:00 p.m. New York City time on December 20, 2001 and (b) the time and date on which Edison Mission Holdings receives the requisite consents with respect to the outstanding bonds. Only registered holders who validly deliver consents before the expiration date will be entitled to receive any consent payment. If the requisite consents are not received by December 6, 2001, the sale-leaseback transaction described in this consent solicitation statement may not occur, and if it does not occur, all terms and provisions of the outstanding bonds will remain unchanged.

    We are EME Homer City Generation L.P., an indirect wholly-owned subsidiary of Edison Mission Holdings and, along with all the other subsidiaries of Edison Mission Holdings, a guarantor on the outstanding bonds. Edison Mission Holdings is soliciting your consent to effectuate a sale-leaseback transaction of three coal-fired electric generating units and related facilities owned by us. We currently generate all the revenue from the operation of the facilities and provide, directly or indirectly, all payments to meet Edison Mission Holdings' debt service obligations under the outstanding bonds. Following the sale-leaseback transaction, we would continue to operate the facilities, generate all project revenue and be obligated to pay lease rent in an aggregate amount sufficient to meet all debt service obligations under the pass-through bonds which will be issued and will replace the outstanding bonds. The pass-through bonds will be rated at least "BBB-" by Standard & Poor's Ratings Services and "Baa3" by Moody's Investors Services, Inc.

    Specifically, Edison Mission Holdings is soliciting your consent to the following proposals:

    - the amendment and waiver of several provisions of the Indenture, dated as of May 27, 1999, between Edison Mission Holdings and The Bank of New York, as successor trustee to United States Trust Company of New York, and the execution of an amended and restated indenture under which the pass-through bonds described below will be issued;

    - the release of the guarantees of the outstanding bonds currently given by each subsidiary of Edison Mission Holdings and the release of Edison Mission Holdings' obligations under the outstanding bonds;

    - the amendment of several security documents entered into in connection with the issuance of the outstanding bonds;

    - the substitution of a revised collateral package for the existing collateral and credit support package supporting the outstanding bonds; and

    - the authorization of the trustee to take other actions as may be necessary to effectuate the sale-leaseback transaction.

    Edison Mission Holdings is also soliciting your consent to waive provisions of the existing indenture and security documents entered into in connection with the issuance of the outstanding bonds.

    Upon receipt of consents in respect of at least a majority in aggregate principal amount of the outstanding bonds voting as a single class, all the outstanding bonds would become pass-through bonds. Therefore, $830,000,000 aggregate principal amount of pass-through bonds is being offered in this consent solicitation statement. If you do not consent to the proposals, you will still be bound by the proposals and will hold new pass-through bonds.

    The nominal issuer of the pass-through bonds would be a special purpose entity which would be entitled to receive payments made in respect of secured lease obligation notes. The secured lease obligation notes would be issued by eight Delaware limited liability companies, which would purchase the facilities from us. We would be the lessee under the sale-leaseback transaction and, through our rental payments to the limited liability companies, we would continue indirectly to provide all debt service payments on the pass-through bonds. We would not be directly obligated on the pass-through bonds.

    The interest rate, payment dates and maturity date of the pass-through bonds would be identical to the terms of the outstanding bonds. Interest on the pass-through bonds would be paid on April 1 and October 1 of each year. The pass-through bonds would be subject to the same redemption provisions as the outstanding bonds. However, the pass-through bonds would be secured by a new collateral package. The pass-through bonds will not be listed on any national securities exchange or the NASDAQ Stock Market.

    If the conditions described in this consent solicitation statement are satisfied or waived, and the requisite consents are received and the sale-leaseback transaction is consummated, Edison Mission Holdings will pay to each holder who has validly consented a consent payment of $13.75 for each $1,000 in principal amount of outstanding 8.137% Senior Secured Bonds due 2019 and $16.25 for each $1,000 in principal amount of outstanding 8.734% Senior Secured Bonds due 2026 in respect of which a consent has been validly delivered by such holder.

    See "Risk Factors" beginning on page 22 for a discussion of the risks that you should consider before consenting to our entering into the sale-leaseback transaction.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this consent solicitation statement. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston                                       Lehman Brothers

     The date of this consent solicitation statement is November 21, 2001.
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                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY.....................................................      1
RISK FACTORS................................................     22
FORWARD-LOOKING STATEMENTS..................................     27
USE OF PROCEEDS.............................................     27
CAPITALIZATION..............................................     28
SELECTED FINANCIAL DATA.....................................     29
DESCRIPTION OF THE PASS-THROUGH BONDS.......................     31
DESCRIPTION OF THE PRINCIPAL SALE-LEASEBACK TRANSACTION
  DOCUMENTS.................................................     44
DESCRIPTION OF THE OUTSTANDING BONDS........................     87
DESCRIPTION OF EXISTING FINANCING DOCUMENTS.................     91
DESCRIPTION OF THE PROPOSED AMENDMENTS......................    107
THE CONSENT SOLICITATION....................................    116
OUR MANAGEMENT..............................................    122
INTERCOMPANY RELATIONSHIPS AND RELATED TRANSACTIONS.........    124
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS....    126
ACCOUNTING TREATMENT........................................    128
LEGAL MATTERS...............................................    128
EXPERTS.....................................................    128
AVAILABLE INFORMATION.......................................    128
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    129
MISCELLANEOUS...............................................    129

                            ------------------------

    This consent solicitation statement incorporates important business and financial information about us that is not included in or delivered with this consent solicitation statement. This information is available to you without charge upon written or oral request. You should direct your request to Edison Mission Holdings Co., 18101 Von Karman Avenue, Suite 1700, Irvine, CA 92612,
Attn: General Counsel. The telephone number is: 949-752-5588. IN ORDER TO OBTAIN TIMELY DELIVERY, YOU MUST REQUEST THE INFORMATION NO LATER THAN FIVE BUSINESS DAYS BEFORE THE EXPIRATION DATE.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT AND, IF GIVEN OR MADE, THE INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US, EDISON MISSION HOLDINGS, THE TRUSTEE, CREDIT SUISSE FIRST BOSTON CORPORATION OR LEHMAN BROTHERS INC., THE SOLICITATION AGENTS, OR D. F. KING & CO., INC., THE INFORMATION AGENT. THIS CONSENT SOLICITATION STATEMENT IS NOT BEING MADE TO, AND NO CONSENTS ARE BEING SOLICITED FROM, THE HOLDERS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE A SOLICITATION OR GRANT A CONSENT. THE DELIVERY OF THIS CONSENT SOLICITATION STATEMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION IN THIS CONSENT SOLICITATION STATEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

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                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS CONSENT SOLICITATION STATEMENT AND MAY NOT CONTAIN ALL THE INFORMATION THAT IS IMPORTANT TO YOU. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS CONSENT SOLICITATION STATEMENT OR INCORPORATED IN THIS CONSENT SOLICITATION STATEMENT BY REFERENCE. THIS CONSENT SOLICITATION STATEMENT INCLUDES SPECIFIC TERMS OF THE OUTSTANDING BONDS AND THE PASS-THROUGH BONDS. WE ENCOURAGE YOU TO READ THIS CONSENT SOLICITATION STATEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE IN ITS AND THEIR ENTIRETY. IN THIS CONSENT SOLICITATION STATEMENT, THE WORDS "WE," "OUR," "OURS" AND "US" REFER TO EME HOMER CITY GENERATION L.P. YOU SHOULD PAY SPECIAL ATTENTION TO THE "RISK FACTORS" SECTION BEGINNING ON PAGE 22 OF THIS CONSENT SOLICITATION STATEMENT.

OVERVIEW

    Edison Mission Holdings Co. is currently the primary obligor on $300 million aggregate principal amount of 8.137% Senior Secured Bonds due 2019 and $530 million aggregate principal amount of 8.734% Senior Secured Bonds due 2026, which we refer to collectively as the outstanding bonds. We, EME Homer City Generation L.P., along with the other direct and indirect subsidiaries of Edison Mission Holdings, are currently guarantors of Edison Mission Holdings' obligations on the outstanding bonds. Following the effectiveness of the amendments and waivers and the consummation of the sale-leaseback transaction, as described in this consent solicitation statement, the outstanding bonds will become pass-through bonds entitled to receive payments made in respect of secured lease obligation notes and will be issued by a newly formed special purpose entity. However, based on the interpretations by the staff of the SEC, as detailed in a series of no-action letters issued by the SEC to third parties, we, as the lessee in the sale-leaseback transaction, will be deemed to be the issuer of the pass-through bonds for purposes of U.S. securities laws. This consent solicitation statement therefore also serves as our prospectus for the pass-through bonds.

THE SALE-LEASEBACK TRANSACTION

SALE-LEASEBACK TRANSACTION STRUCTURE

    We currently own and operate three coal-fired electric generating units and related facilities located near Pittsburgh, Pennsylvania with an aggregate capacity of 1,884 megawatts (MW), which we collectively refer to as the facilities. We currently generate all the revenue from the operation of the facilities and provide, directly or indirectly, all payments to meet Edison Mission Holdings' debt service obligations under the outstanding bonds. Following the sale-leaseback transaction, we would continue to operate the facilities, generate all project revenue and be obligated to pay lease rent in an aggregate amount sufficient to meet all debt service obligations under the secured lease obligation notes and, in turn, the pass-through bonds. However, we would not be directly obligated on the pass-through bonds.

    The pass-through bonds would be the sole obligations of Homer City Funding LLC, a newly formed Delaware limited liability company, which has been formed solely to take part in the sale-leaseback transaction. Homer City Funding's sole purpose is to receive debt service payments on secured lease obligation notes issued by the owner lessors, which have the same interest rates and amortization schedules as the pass-through bonds, and use these payments to make debt service payments on the pass-through bonds. Homer City Funding is not affiliated with any party to the sale-leaseback transaction and would not be permitted to engage in activities unrelated to the servicing of the pass-through bonds.

    A large, multi-national investor, whose senior, unsecured debt is rated "AAA" by Standard & Poor's Ratings Services, who we refer to as Standard & Poor's, and "Aaa" by Moody's Investors Service, Inc., who we refer to as Moody's, but who would not be obligated in any way on the pass-through bonds, would be the equity investor in the sale-leaseback transaction. The equity investor would invest approximately $798 million in the sale-leaseback transaction.

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    The equity investor has formed eight Delaware special purpose limited liability companies, which we refer to as the owner lessors. As is customary in sale-leaseback transactions of this magnitude, the equity investor has chosen to form several owner lessors in order to facilitate the transferability of interests in the facilities. We refer to the entities that currently hold the membership interests in, and who would fund the owner lessors, as the owner participants. The owner participants must meet specified credit requirements or be guaranteed by entities meeting these credit requirements. Each owner lessor is subject to restrictions which are intended to isolate it from any credit risk of its respective owner participant. In each of the owner lessor limited liability company agreements, each owner lessor agrees to specified covenants intended to establish its corporate existence separate from that of its parent, the owner participant. This is done in order to avoid the risk that in a bankruptcy it would be disregarded as an entity separate from its parent and its liabilities would be consolidated with those of its parent. These covenants include covenants to observe all Delaware law corporate formalities such as maintaining its own books, records and bank accounts, holding title to its assets in its own name and maintaining an independent manager. Because there would be eight owner lessors, the sale-leaseback transaction would be structured as eight separate transactions with separate, but commercially identical, documentation.

    The following steps would take place in order to implement the sale-leaseback transaction:

    - We would assume all obligations of Edison Mission Holdings under the outstanding bonds and existing indenture.

    - Each owner lessor would acquire an undivided interest in the facilities. The aggregate purchase price paid by the owner lessors for these interests would be approximately $1.6 billion as set forth in "--Sources and Uses of Funds." The owner participants would fund the owner lessors in an amount equal to approximately $798 million, and the owner lessors would apply those funds to the purchase price of the facilities. The balance of the purchase price, equal to approximately $830 million, would be satisfied through the agreement of the owner lessors to assume all obligations under the outstanding bonds and existing indenture.

    - Homer City Funding would assume, on behalf of the owner lessors, all obligations under the outstanding bonds and existing indenture, as amended by the proposals described in this consent solicitation statement. In connection with its assumption of these obligations, Homer City Funding would execute an amended and restated indenture, which would replace the existing indenture.

    - Each owner lessor would issue secured lease obligation notes in favor of Homer City Funding. These secured lease obligation notes would function as consideration for Homer City Funding's assumption of the obligations under the existing indenture and outstanding bonds and would be in the same amount as the obligations on the outstanding bonds assumed by Homer City Funding. The secured lease obligation notes would be issued in two series matching those of the outstanding bonds. The owner lessors' aggregate payments on the secured lease obligation notes would be sufficient for Homer City Funding to pay the principal of, premium, if any, and interest on the pass-through bonds. See "Description of the Principal Sale-Leaseback Transaction Documents--The Lease Indenture and Secured Lease Obligation Notes."

    - We would lease from each owner lessor, under eight facility leases, each owner lessor's undivided interest in the facilities. Our obligation to pay rent under the facility leases would be in an aggregate amount at least sufficient to pay all debt service in respect of the secured lease obligation notes and, in turn, the pass-through bonds. We refer to the portion of rent equal to the amount reserved to pay debt service on the secured lease obligation notes, and in turn, the pass-through bonds, as the debt portion of lease rent. We would also be obligated under the facility leases to pay rent in respect of the equity interests of the owner lessors. We refer to this portion of the total rental payments as the equity portion of lease rent. Payments and rights with

                                       2
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      respect to the equity portion of lease rent would be subordinated to payments and rights with respect to the debt portion of lease rent. Payment of the equity portion of lease rent under each facility lease would also be subject to the satisfaction of a coverage ratio test and other equity release requirements. See "Description of the Proposed Amendments--The Proposed Amendments--Deletion of Section 4.7 of the Existing Indenture (Limitation on Restricted Payments)." Payments of the debt portion of lease rent would not be subject to any release requirements. See "Description of the Principal Sale-Leaseback Transaction Documents--Lease Subordination Agreements."

    - As is customary in sale-leaseback transactions, we would also enter into site leases under which we would lease to each owner lessor an interest in the parcel of land on which the facilities are located, which we refer to as a ground interest. Each owner lessor would sublease its ground interest back to us. The payments under the site leases and site subleases would equal or offset each other, so no payments would be made as a result of the lease and sublease of the ground interests.

    - We, Edison Mission Holdings and the other subsidiary guarantors would be released from our and their respective obligations under the existing indenture and the outstanding bonds.

COLLATERAL PACKAGE AND CREDIT SUPPORT BEFORE THE SALE-LEASEBACK TRANSACTION

    Currently, the outstanding bonds are secured by a collateral package consisting of the following:

    - a pledge of all the equity interests in Edison Mission Holdings and each subsidiary guarantor, including us;

    - a lien on substantially all the assets of Edison Mission Holdings and each subsidiary guarantor, including us;

    - a lien on revenues and right, title and interest in the existing collateral accounts;

    - a mortgage on our property;

    - a credit support guarantee by Edison Mission Energy, which expires on December 31, 2001; and

    - a security interest in insurance proceeds received by us.

COLLATERAL PACKAGE AND CREDIT SUPPORT FOLLOWING THE SALE-LEASEBACK TRANSACTION

    If the sale-leaseback transaction is consummated, in order to reflect the sale-leaseback structure, the existing security for the outstanding bonds will be released and the collateral package supporting the pass-through bonds will consist of the following collateral. Please also refer to the chart set forth below.

    THE LESSEE SECURITY. As security for our obligations under each facility lease, we will grant the following rights, which we collectively refer to as the lessee security, to the collateral agent for the benefit of each respective owner lessor. Each owner lessor will then grant a security interest in the lessee security, among other things, to Homer City Funding as holder of the secured lease obligation notes. The pledge of the secured lease obligation notes by Homer City Funding will pass the benefit of the lessee security to holders of the pass-through bonds.

    The lessee security will consist of the following:

    - a security interest in specified collateral accounts described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement," not to exceed at any time the sum of all rent due and unpaid and the average of the next two aggregate rent payments LESS $1 million;

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    - a pledge by Edison Mission Holdings of the equity in Mission Energy
      Westside, our general partner; and

    - a security interest in our general intangibles, other than the following: emission allowances and credits, insurance policies and all our contracts, agreements, instruments and indentures.

    For more information on the lessee security, see "Description of the Principal Sale-Leaseback Transaction Documents--The Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package."

    THE LESSOR ESTATES. In addition, as security for the secured lease obligation notes issued to Homer City Funding, each owner lessor will grant the following rights, which we collectively refer to as the lessor estate or the indenture estate, to the security agent for the benefit of Homer City Funding as the holder of the secured lease obligation notes:

    - a security interest in most of its rights under its related facility lease, including its rights to payment of all scheduled rents and its rights in the lessee security;

    - a security interest in its undivided interest in the facilities;

    - a mortgage on all improvements and a leasehold mortgage on its ground interest, including all appurtenances;

    - a security interest in insurance proceeds;

    - a security interest in contracts related to the facilities assigned or pledged to it; and

    - a security interest in the debt service reserve account, which account may be funded by a letter of credit, which we refer to as the debt service reserve letter of credit, from an acceptable credit provider with a combined capital surplus of at least $1 billion and whose long-term unsecured debt is rated "A" or higher by Standard & Poor's or "A2" or higher by Moody's.

    THE DEBT SERVICE RESERVE LETTER OF CREDIT. The security interest in the lessor estate will also secure the issuer of the debt service reserve letter of credit. The security agent will hold the security interest for the benefit of Homer City Funding as the holder of the secured lease obligation notes and for the issuer of the debt service reserve letter of credit.

    HOMER CITY FUNDING COLLATERAL. Finally, as security for the pass-through bonds, which will constitute obligations of Homer City Funding, Homer City Funding will pledge its interest in the secured lease obligation notes to the trustee for the benefit of the holders of the pass-through bonds. As a result, the holders of the pass-through bonds will obtain the indirect benefit in the lessee security and the lessor estate described above. See "Description of the Principal Sale-Leaseback Transaction Documents--Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package" for a more detailed explanation of the new collateral package.

    In addition, aside from changes necessary to adapt the current collateral package to a sale-leaseback structure, the collateral related to the mortgage on the facility site will remain substantially the same after the sale-leaseback transaction.

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CHARTS OF SECURITY INTERESTS BEFORE AND AFTER THE SALE-LEASEBACK TRANSACTION

SECURITY INTERESTS BEFORE THE SALE-LEASEBACK TRANSACTION

                  [CHART DEPICTING EXISTING SECURITY PACKAGE]

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SECURITY INTERESTS AFTER THE SALE-LEASEBACK TRANSACTION

    [CHART DEPICTING SECURITY PACKAGE AFTER THE SALE-LEASEBACK TRANSACTION]

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SALE-LEASEBACK CASH FLOW STRUCTURE

    We will be obligated to pay rent under each facility lease to the collateral agent for the applicable owner lessor. However, as a result of the security assignment of each facility lease to the security agent, we will be required to make rental payments directly to the security agent. The security agent will transfer the amount necessary to pay debt service on the secured lease obligation notes to the lease indenture trustee under the lease indentures governing the issuance of the secured lease obligation notes. From these lease rental payments, the security agent will first make payments of principal, interest and premium, if any, due on the secured lease obligation notes issued under the lease indentures and held by Homer City Funding. The secured lease obligation notes, in the aggregate, will be in principal amounts, bear interest rates and otherwise have financial terms consistent with the payment obligations of Homer City Funding under the pass-through bonds. After it distributes the debt portions of lease rent and subject to satisfaction of specified conditions, the security agent will pay any remaining balance to the owner lessors for the benefit of the owner participants as the equity portion of lease rent. For each rent payment period, the equity portion of lease rent will not be payable until all debt service obligations then due under the lease indentures have been satisfied in full. The Bank of New York will act as lease indenture trustee and security agent under each of the lease indentures. The following diagram illustrates the cash flow structure in the sale-leaseback-transaction:

                                     [LOGO]

THE ACCOUNT STRUCTURE

    Under the sale-leaseback transaction structure, we will deposit all revenues into accounts established under the amended security deposit agreement between us and The Bank of New York, as successor to United States Trust Company of New York, as the collateral agent for the benefit of the owner lessors. This account structure, which will be different from the current account structure, is more fully described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement." This account structure will provide that the senior rent payment account, the account which services the secured lease obligation notes, will be funded immediately after the funding of our operating account. After the senior rent payment account is funded, a permitted indebtedness account established for the benefit of persons providing permitted indebtedness will be funded. An equity account will also be established. Funds in the equity account

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will be available for payments of the equity portion of lease rent, so long as a coverage ratio test and other specified release conditions, which we refer to as equity payment requirements, are satisfied.

    In addition, in the event that either the senior rent service coverage ratio test or the projected senior rent service coverage ratio test, as described below, is not satisfied, an additional reserve will be set aside in an amount equal to the lesser of six months of the debt portion of rent and amounts that would otherwise be available for payment of the equity portion of lease rent or distribution to us, but which were kept in our accounts as a result of our failure to satisfy the equity payment requirements. This additional reserve, in combination with the six months debt service reserve, will cause up to twelve months debt service to be set aside for the payment of principal and interest on the secured lease obligation notes or senior rent payment in respect of the secured lease obligation notes. We will satisfy the senior rent service coverage ratio test if our senior rent service coverage ratio for the preceding four quarters, taken as one accounting period, is equal to or greater than 1.5 to 1.0 for periods ending on or before December 31, 2001 or 1.7 to 1.0 for periods ending after December 31, 2001. We will satisfy the projected senior rent service coverage ratio test if our projected senior rent service coverage ratio for each four-quarter period, taken as one accounting period, for the next two consecutive four-quarter periods, is equal to or greater than 1.5 to 1.0 for periods ending on or before December 31, 2001 or 1.7 to 1.0 for periods ending after December 31, 2001. If all accrued rent has been paid and all required conditions have been met with respect to a facility lease, amounts remaining in the equity account allocable to that facility lease will be available for distribution to Edison Mission Holdings, subject to the restrictions on distributions described below.

    A separate reserve account will be funded at closing of the sale-leaseback transaction in an amount of approximately $134 million, which amount will be available for payments of the equity portion of lease rent unless there is a default in the payment of the debt portion of lease rent, in which case the amount will be available for the holders of the secured lease obligation notes. The release of funds from the reserve account will not be subject to any conditions except that no event of default shall have occurred or be continuing. For more detail regarding the restrictions on our ability to distribute amounts to Edison Mission Holdings, see "--Summary of the Proposals--Description of the Proposed Amendments--Limitation on Restricted Payments Covenant."

ACCOUNTING TREATMENT

    We plan to record the sale-leaseback transaction as a lease financing under generally accepted accounting principles. In addition, we plan to record an extraordinary gain or loss related to the assumption of the outstanding bonds equal to the difference between our book value, which was $819.3 million at September 30, 2001, and the fair market value of the outstanding bonds on the date of the consummation of the sale-leaseback transaction. See "Accounting Treatment" below.

REGULATORY APPROVALS

    Both we and the facilities are subject to extensive energy and environmental regulation by federal, state and local authorities, and we require various governmental permits for the sale-leaseback transaction. We have sought and received approval for the sale-leaseback transaction from the Federal Energy Regulatory Commission. Various environmental permits must also be transferred or modified as a result of the sale-leaseback transaction. The Pennsylvania Department of Environmental Protection has been notified of the sale-leaseback transaction and has identified the relevant permits and approvals that must be transferred or modified. The necessary applications and notices are being prepared, and these environmental permits and approvals will be transferred or modified shortly after the consummation of the sale-leaseback transaction.

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SUMMARY OF THE PROPOSALS

    In addition to this "Summary of the Proposals," you should read and carefully consider the information in "Description of the Proposed Amendments."

    The covenants restricting our conduct will be set forth in the participation agreements and the facility leases. In addition, Homer City Funding will assume Edison Mission Holdings' obligations under the existing indenture, as it will be amended by the proposed amendments, and will become the successor obligor under the amended and restated indenture. In the amended and restated indenture, the covenants of the existing indenture will be amended to apply to Homer City Funding and reflect its special limited purpose nature. For a more detailed description of the proposed amendments, see "Description of the Proposed Amendments."

DESCRIPTION OF THE PROPOSED AMENDMENTS

    In the event the sale-leaseback transaction is consummated, among other things, Edison Mission Holdings and all the subsidiary guarantors, including us, will be released from our and their respective obligations under the existing indenture and the guarantee and collateral agreement, and all outstanding bonds will become pass-through bonds. Edison Mission Holdings is soliciting the requisite consents to amend the existing indenture and related security and collateral agreements to reflect the changes to the structure necessary to convert the outstanding bonds into pass-through bonds in connection with the sale-leaseback transaction. However, after the amendments have been effected, our conduct will continue to be limited by covenants of the type currently contained in the indenture, including the following:

    LIMITATION ON RESTRICTED PAYMENTS COVENANT

    Currently, this covenant limits the ability of Edison Mission Holdings to make restricted distributions if, among other things, it does not meet specified financial ratios.

    If the sale-leaseback transaction is consummated, similar covenants will limit our ability to pay the equity portion of lease rent or make other customary restricted distributions to our partners. See "Description of the Principal Sale-Leaseback Transaction Documents--The Participation Agreements" and "Description of the Proposed Amendments--The Proposed Amendments--Deletion of Section 4.7 of the Existing Indenture (Limitation on Restricted Payments)."

    LIMITATION ON INCURRENCE OF INDEBTEDNESS COVENANT

    Currently, this covenant limits the ability of Edison Mission Holdings to incur additional debt, other than as specifically permitted. There is no cap on the total amount of the permitted indebtedness that can be incurred.

    If the sale-leaseback transaction is consummated, we will be restricted by a substantially similar but more restrictive covenant, which will limit permitted indebtedness to only deeply subordinated debt to our affiliates, and a total of $50 million of any combination of the following: working capital financing, indebtedness represented by interest rate hedging obligations, so long as the interest rate hedging obligations do not exceed $20 million and relate to indebtedness that is otherwise permitted, and other ordinary course letters of credit, surety bonds or performance bonds.

THE PROPOSED AUTHORIZATION

    Edison Mission Holdings is also soliciting your consent to authorize the trustee, as your representative under the existing collateral agency and intercreditor agreement, to give its consent or make any appropriate waivers, in connection with the proposed sale-leaseback transaction, to amend the existing intercreditor agreement, the security deposit agreement, the guarantee and collateral agreement and other related security documents entered into in connection with the issuance of the outstanding bonds to:

    - release the guarantees made by the subsidiary guarantors, including us;

    - release the pledges of the equity interests in Edison Mission Holdings and the equity interests or limited partnership interests, as the case may be, in the subsidiary guarantors, including us;

    - release the blanket lien on our assets and the assets of Edison Mission Holdings and the other subsidiary guarantors, except for the lien on Mission Energy Westside, Inc., which will be pledged to the owner lessors;

    - release the lien on all revenues and right, title and interest in our accounts and the accounts of Edison Mission Holdings and the other subsidiary guarantors, except as set forth in the next bullet point below;

    - release the lien on our equity account, but only to the extent the funds on deposit in all pledged accounts exceed the sum of (1) all due and unpaid basic and renewal lease rent and (2) the average of the next two semi-annual rent payments, LESS $1 million;

    - release the $42 million credit support guarantee given by Edison Mission Energy, which, under the terms of the existing guarantee, will expire on December 31, 2001;

    - amend the collateral agency and intercreditor agreement;

    - release the existing mortgages and grant new mortgages, as further described in "Description of the Principal Sale-Leaseback Transaction Documents--Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package;"

    - enter into new agreements; and

    - take all other action necessary to consummate the sale-leaseback transaction.

    The existing indenture and the existing intercreditor agreement and related security documents currently contain covenants that, among other things, restrict the ability of Edison Mission Holdings and the subsidiary guarantors, including us, to enter into and consummate the sale-leaseback transaction. Edison Mission Holdings is soliciting this consent to waive provisions of the existing agreements in order to permit the sale-leaseback transaction.

BENEFITS TO HOLDERS OF THE OUTSTANDING BONDS

    We believe that the benefits of the sale-leaseback transaction to the holders of the outstanding bonds include the following:

    - the sale-leaseback transaction will result in the repayment of Edison Mission Holdings' $250 million senior secured bank facility and the termination of its $250 million and $50 million senior secured bank facilities. These senior secured bank facilities are currently secured equally and ratably with the outstanding bonds;

    - because of the termination of the senior secured bank facilities described immediately above, and assuming unchanged cash flow available for debt service for the nine months ended September 30, 2001, senior debt service coverages of Edison Mission Holdings would have improved by more than 30%, calculated as if the sale-leaseback transaction had occurred on January 1, 2001;

    - ratings reaffirmations of the pass-through bonds of "BBB-" by Standard & Poor's and "Baa3" by Moody's are conditions precedent to the sale-leaseback transaction; and

    - if you consent before the expiration date and we consummate the sale-leaseback transaction, you will receive payment of the consent fee.

IMPORTANT CONSIDERATIONS FOR HOLDERS OF THE OUTSTANDING BONDS

    We believe that you should consider the following factors before consenting to the proposals. For a more detailed discussion of these factors, see "Risk Factors" and "Material United States Federal Income Tax Considerations." These factors include the following:

    - the exchange of the outstanding bonds for pass-through bonds will constitute a taxable exchange for United States federal income tax purposes, and may also be a taxable transaction for applicable state, local and foreign tax purposes;

    - the characterization of the facility leases and site leases under section 502(b)(6) of the bankruptcy code could affect the amount of claims against us; and

    - the collateral package offered to the holders of pass-through bonds will not be exactly the same as the collateral securing the outstanding bonds, and the proceeds from the sale of the collateral may be insufficient to repay the entire amount outstanding on the pass-through bonds.

SOURCES AND USES OF FUNDS

    The following table states the approximate sources and uses of funds in connection with the sale-leaseback transaction:

                                                              (IN MILLIONS)      %
                                                              -------------   --------
SOURCES OF FUNDS TO OWNER LESSORS:
  Secured lease obligation notes (acquired by Homer City
    Funding)................................................     $  830         51.0%
  Lease equity (contributed by the owner participants)......        798         49.0%
                                                                 ------        -----
    TOTAL...................................................     $1,628        100.0%
                                                                 ======        =====
USE OF FUNDS BY OWNER LESSORS:
  Purchase of ownership interests in the facilities (1).....     $1,612        99.02%
  Transaction costs (2).....................................         16         0.98%
                                                                 ------        -----
    TOTAL...................................................     $1,628        100.0%
                                                                 ======        =====
USE OF NET PROCEEDS:
FUNDS RETAINED BY US:
  Restricted cash (3).......................................     $  134
USE OF FUNDS BY EDISON MISSION HOLDINGS:
  Repayment of senior secured bank debt (4).................     $  250
  Our transaction costs.....................................     $    5
                                                                 ------
    SUBTOTAL................................................     $  255
                                                                 ------
USE OF FUNDS BY EDISON MISSION ENERGY:
  Repayment of borrowings under lines of credit (5).........     $  393
                                                                 ------
TOTAL USES OF NET PROCEEDS..................................     $  782
                                                                 ======

--------------------------

(1) Consists of $782 million in cash and $830 million of assumed debt.

(2) Transaction costs paid by the owner lessors include the consent payment and the estimated legal, accounting and financial advisory fees incurred in connection with the sale-leaseback transaction.

(3) Represents the amount of sale proceeds deposited into the reserve account as described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement."

(4) Consists of a $250 million senior secured bank facility which matures in March 2004, of which $250 million is outstanding. The average interest rate on the senior secured bank facility to be repaid is 5.0%.

(5) This $393 million will be derived from the following sources:

       - $133 million from a $138 million distribution for the transfer of funds made by us to Mission Energy Westside (in the amount of $1.4 million) and to Chestnut Ridge Energy (in the amount of $136.6 million). Mission Energy Westside and Chestnut Ridge Energy will dividend these amounts in full to Edison Mission Holdings. Edison Mission Holdings will use
         $5 million of the funds received from Mission Energy Westside and Chestnut Ridge Energy to pay transaction costs and will distribute
         $133 million of the funds received as a dividend from Mission Energy Westside and Chestnut Ridge Energy as part of its $320 million dividend to Edison Mission Energy;

       - $187 million from a distribution for the transfer of funds from Edison Mission Finance to Edison Mission Holdings. This distribution from Edison Mission Finance will be financed through a $187 million paydown by us on our subordinated intercompany revolving loan facility with Edison Mission Finance. Edison Mission Holdings will distribute the $187 million it receives as a distribution for the transfer of funds from Edison Mission Finance as part of its $320 million distribution for the transfer of funds to Edison Mission Energy; and

       - $73 million directly from us as a payment of intercompany tax payable to Edison Mission Energy. Sale of the facility will result in a tax liability that will be owed by us. We and the members of our consolidated group are party to a tax sharing agreement. Under this tax sharing agreement, we are included on the consolidated federal income tax and combined state franchise tax returns of Edison International, our ultimate parent. Upon consummation of the sale-leaseback transaction, we will use part of the proceeds of the sale to pay intercompany tax payable to Edison Mission Energy. Further adjustments to this amount will take place through the tax sharing agreement.

DEBT STRUCTURE

BEFORE THE CONSUMMATION OF THE SALE-LEASEBACK TRANSACTION

EDISON MISSION HOLDINGS

    Edison Mission Holdings currently has a $250 million senior secured bank facility and a $50 million senior secured bank facility, both of which mature in March 2004. Currently, the $250 million facility is fully drawn and the $50 million facility is not drawn. In addition, Edison Mission Holdings is the obligor on the $830 million outstanding bonds.

EDISON MISSION FINANCE

    Edison Mission Finance has entered into a subordinated intercompany loan agreement with Edison Mission Holdings. The maximum aggregate principal amount under this agreement is $1.13 billion, of which $1.08 billion is currently outstanding.

EME HOMER CITY GENERATION L.P.

    We have entered into a subordinated intercompany loan agreement that mirrors the subordinated intercompany loan agreement between Edison Mission Finance and Edison Mission Holdings. The maximum aggregate principal amount under this agreement is $1.13 billion, of which $1.08 billion is currently outstanding. We also have a subordinated intercompany revolving loan agreement with Edison Mission Finance which is unsecured and further subordinated to our other subordinated intercompany loan agreement with Edison Mission Finance. The maximum aggregate principal amount under the terms of this subordinated intercompany revolving loan agreement is $1.3 billion, of which $777.8 million is currently outstanding.

AFTER THE CONSUMMATION OF THE SALE-LEASEBACK TRANSACTION

EDISON MISSION HOLDINGS

    A portion of the proceeds from the sale-leaseback transaction will be used to repay the $250 million senior secured bank facility of Edison Mission Holdings. The $250 million and $50 million senior secured bank facilities will be terminated. Edison Mission Holdings will no longer be obligated under the $830 million outstanding bonds.

EDISON MISSION FINANCE

    Edison Mission Finance will use $250 million to repay a portion of the amount outstanding under its subordinated intercompany loan agreement with Edison Mission Holdings. Edison Mission Holdings will terminate Edison Mission Finance's remaining obligations under this subordinated intercompany loan agreement in consideration for Edison Mission Finance's assumption of Edison Mission Holdings' obligations under the outstanding bonds and the existing indenture.

EME HOMER CITY GENERATION L.P.

    We will use $250 million of the proceeds from the sale-leaseback transaction to repay a portion of the amount outstanding under our subordinated intercompany loan agreement with Edison Mission Finance. Edison Mission Finance will terminate our remaining obligations under the subordinated intercompany loan agreement in consideration for our assumption of Edison Mission Finance's obligations under the outstanding bonds and the existing indenture. We will also pay down $187 million of our outstanding debt under our subordinated intercompany revolving loan agreement so that our remaining amount outstanding under this agreement will be approximately $590.8 million. Our remaining intercompany debt will be unsecured and subordinated to our obligations under each facility lease, the secured lease obligation notes and, in turn, the pass-through bonds.

                            THE CONSENT SOLICITATION

Expiration Date..............  December 20, 2001, which is the 20th business day from the date of this consent solicitation statement, unless extended by Edison Mission
                               Holdings.
Consent Date.................  The earlier of:
                               - the expiration date; and
                               - the time and date on which Edison Mission Holdings receives the requisite consents.
Requisite Consents...........  The trustee under the existing indenture must receive consents representing at least a majority in aggregate principal amount of the outstanding bonds, voting as a single class. As of the date of this consent solicitation statement, $830 million aggregate principal amount of the bonds are outstanding under the terms of the existing indenture.
Non-Consenting Bondholders...  If the trustee receives the requisite consents and we effect the sale-leaseback transaction, but you do not consent to the proposals or you revoke your consent, you will not receive the consent payment but you will still be bound by the proposals and will hold new pass-through bonds.
Consent Payment..............  Edison Mission Holdings will cause to be paid $13.75 in cash for each
                               $1,000 principal amount of outstanding 8.137% Senior Secured Bonds due
                               2019 and $16.25 in cash for each $1,000 principal amount of outstanding
                               8.734% Senior Secured Bonds due 2026 for which unrevoked consents have been received on or before the expiration date. Each owner lessor will pay its percentage of the consent payment. The consent payment will not be made if the requisite consents are not received, if the consent solicitation is terminated, if the sale-leaseback transaction is not consummated or if the amended and restated indenture is not executed or does not otherwise become effective for any reason.
Acceptance of Consents.......  Edison Mission Holdings may accept all properly completed and executed consent forms received and not revoked on or before the expiration date.
                               If the requisite consents are not received by the expiration date, Edison
                               Mission Holdings may extend this consent solicitation, and the trustee will continue to accept consent forms. Edison Mission Holdings may, however, elect at any time to terminate the consent solicitation. Edison
                               Mission Holdings reserves the right to accept any consent received by us,
                               Edison Mission Holdings, the solicitation agents or the information agent.
Procedure for Consents.......  Consent forms, to be effective, must be properly completed and executed in accordance with the instructions contained in this consent solicitation statement and in the accompanying consent form. Only holders of record of the outstanding bonds on November 16, 2001, or duly authorized agents of those holders, are entitled to consent.
Revocation of Consents.......  Any holder of outstanding bonds desiring to revoke a consent must send a written revocation of the consent to the trustee. The trustee must receive the written revocation before the date the sale-leaseback transaction is consummated, even if the consent solicitation continues beyond that time.

Effectiveness of Proposals...  The proposals will become effective upon receipt of the requisite consents and the consummation of the sale-leaseback transaction. The sale-leaseback transaction will be consummated upon satisfaction of specified conditions precedent, including reaffirmation of the ratings of the pass-through bonds of "BBB-" by Standard & Poor's and "Baa3" by
                               Moody's and customary conditions precedent to similar leveraged lease transactions. If the sale-leaseback transaction has not been consummated, none of the proposals will become effective.
Delivery of Consents.........  Executed consent forms should be sent by mail, first class postage prepaid, overnight courier, hand delivery or by facsimile, confirmed by physical delivery, to the trustee at the address set forth below:
                               By hand before 4:30 p.m. New York City time on the expiration date:
                                   The Bank of New York
                                   c/o United States Trust Company of New York
                                   30 Broad Street
                                   B-Level
                                   New York, New York 10004
                               By hand after 4:30 p.m. New York City time on the expiration date:
                                   The Bank of New York
                                   c/o United States Trust Company of New York
                                   30 Broad Street
                                   14th Floor
                                   New York, New York 10004
                               By first class, registered or certified mail:
                                   The Bank of New York
                                   c/o United States Trust Company of New York
                                   P.O. Box 112
                                   Bowling Green Station
                                   New York, New York 10274
                                   Attention: Corporate Trust Services
                               By facsimile transmission:
                               (212) 422-0183
                                   Attention: Corporate Trust Services
                               For information:
                               (800) 548-6565 (call toll free)
                               Consent forms delivered by facsimile will be binding only if the original consent form is subsequently physically delivered on or before the expiration date and will count toward the required consents only if the original consent form is subsequently delivered on or before the consent date.
                               CONSENT FORMS SHOULD NOT BE DELIVERED DIRECTLY TO US, EDISON MISSION
                               HOLDINGS, THE SOLICITATION AGENTS OR THE INFORMATION AGENT. IN NO EVENT
                               SHOULD YOU TENDER OR DELIVER YOUR OUTSTANDING BONDS. IF

                               AND WHEN EDISON MISSION HOLDINGS RECEIVES THE REQUISITE CONSENTS AND THE
                               SALE-LEASEBACK TRANSACTION IS CONSUMMATED, WE WILL REPLACE CERTIFICATES
                               REPRESENTING ALL OUTSTANDING BONDS WITH NEW CERTIFICATES REPRESENTING A
                               LIKE AMOUNT OF PASS-THROUGH BONDS.
Solicitation Agents..........  Credit Suisse First Boston Corporation and Lehman Brothers Inc. will act as solicitation agents in connection with this consent solicitation.
Information..................  You should direct any questions or requests for assistance regarding this consent solicitation or in completing and delivering consents, or for additional copies of this consent solicitation statement and the consent form and other related documents to D.F. King & Co., Inc., the information agent, or to Credit Suisse First Boston Corporation or Lehman
                               Brothers Inc., the solicitation agents, at the addresses and numbers below.

                               D.F. King & Co., Inc.
                               77 Water Street
                               New York, New York 10005
                               Banks and Brokers:
                               (212) 269-5550 (call collect)
                               All Others:
                               (800) 290-6427 (call toll free)

                               Credit Suisse First Boston Corporation
                               Eleven Madison Avenue
                               New York, New York 10010-3629
                               Telephone: (212) 538-8474 (call collect)
                               (800) 820-1653 (call toll free)
                               Attention: Liability Management Group

                               Lehman Brothers Inc.
                               101 Hudson Street
                               Jersey City, New Jersey 07302
                               Telephone: (212) 455-3328
                               (212) 681-2265 (call collect)
                               Attention: Steve Delaney
Risk Factors.................  You should carefully consider all the information contained, or incorporated by reference, in this consent solicitation statement. See
                               "Risk Factors" for a discussion of factors that you should consider prior to consenting to the sale-leaseback transaction and the related amendments and waivers to the existing indenture and security and collateral agreements to enable the outstanding bonds to become pass-through bonds.
Material United States
  Federal Income Tax
  Considerations.............  The adoption of the proposed amendments will be treated as a taxable exchange of "old" outstanding bonds for "new" pass-through bonds for U.S.
                               federal income tax purposes. See "Material United States Federal Income
                               Tax Considerations."

                            ------------------------

    Our principal executive offices are located at 1750 Power Plant Road, Homer City, Pennsylvania 15748-8009, and our telephone number is (724) 479-9011. For a more detailed description of Edison Mission Holdings, us, the other subsidiary guarantors and the facilities, you should refer to the documents which have been incorporated by reference in this consent solicitation statement. See "Incorporation of Documents By Reference."

-----------------------------------------------------------------------------------------------------
              SUMMARY OF MATERIAL DIFFERENCES BETWEEN THE TERMS OF THE OUTSTANDING
BONDS
                              AND THE TERMS OF THE PASS-THROUGH BONDS
    THE FOLLOWING CHART CONTAINS A SUMMARY OF THE MATERIAL DIFFERENCES BETWEEN THE TERMS OF THE
OUTSTANDING BONDS AND THE TERMS OF THE PASS-THROUGH BONDS. THE STATEMENTS IN THIS CHART ARE A SUMMARY
ONLY AND DO NOT PURPORT TO BE COMPLETE. THE SUMMARY MAKES USE OF TERMS MORE FULLY DEFINED IN AND IS
SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, THE PROVISIONS IN THE EXISTING INDENTURE,
THE EXISTING GUARANTEE AND COLLATERAL AGREEMENT, THE CREDIT SUPPORT GUARANTEE, THE LEASE INDENTURES,
THE SECURITY DEPOSIT AGREEMENT, THE AMENDED SECURITY DEPOSIT AGREEMENT, THE FACILITY LEASES, THE
PARTICIPATION AGREEMENTS, THE AMENDED AND RESTATED INDENTURE AND OTHER DOCUMENTS NECESSARY TO
COMMENCE THE SALE-LEASEBACK TRANSACTION.
-----------------------------------------------------------------------------------------------------
                           TERMS OF THE OUTSTANDING BONDS         TERMS OF THE PASS-THROUGH BONDS
-----------------------------------------------------------------------------------------------------
ISSUER:                Edison Mission Holdings Co.             The nominal issuer will be Homer City
                                                               Funding. However, based on the
                                                               interpretations by the staff of the
                                                               SEC, as detailed in a series of
                                                               no-action letters issued by the SEC to
                                                               third parties, we, as the lessee in
                                                               the sale-leaseback transaction, will
                                                               be deemed to be the issuer of the
                                                               pass-through bonds for purposes of
                                                               U.S. securities laws.
                                                               See: American Airlines, Inc., SEC no-
                                                               action letter (available August 28,
                                                               1987), General Electric Company, SEC
                                                               no-action letter (available
                                                               January 23, 1987), National
                                                               Cooperative Services Corporation, SEC
                                                               no-action letter (available April 3,
                                                               1986), National Cooperative Services
                                                               Corporation, SEC no-action letter
                                                               (available May 3, 1985), Colorado-Ute
                                                               Electric Association, Inc., SEC
                                                               no-action letter (available
                                                               September 7, 1984), American Airlines,
                                                               Inc., SEC no-action letter (available
                                                               July 18, 1983), Comdisco Inc., SEC no-
                                                               action letter (available
                                                               September 17, 1982), World Airways,
                                                               Inc., SEC no-action letter (available
                                                               August 12, 1977), Pan American World
                                                               Airways, Inc., SEC no-action letter
                                                               (available May 11, 1971), and Trans
                                                               World Airlines, Inc., SEC no-action
                                                               letter (available May 11, 1971).
-----------------------------------------------------------------------------------------------------
SUBSIDIARY             The outstanding bonds are guaranteed    None
GUARANTEES:            by each of Edison Mission Holdings'
                       wholly-owned subsidiaries, including
                       us. If Edison Mission Holdings cannot
                       make payments on the outstanding bonds
                       when they are due, the subsidiary
                       guarantors are obligated to make them
                       instead.
-----------------------------------------------------------------------------------------------------
CREDIT SUPPORT         If at any time before December 31,      None
GUARANTEE:             2001 neither Edison Mission Holdings
                       nor the subsidiary guarantors can make
                       payments on the outstanding bonds or
                       its other senior secured debt and
                       there is not
-----------------------------------------------------------------------------------------------------

                       enough money in the revenue and other
                       accounts to make the payments, Edison
                       Mission Energy is obligated to make up
                       to $42 million of these payments.
                       Edison Mission Energy is required to
                       make payments on the outstanding bonds
                       before money in the debt service
                       reserve account for the outstanding
                       bonds or the acceptable credit support
                       contained in the debt service reserve
                       account can be used.
-----------------------------------------------------------------------------------------------------
COLLATERAL:            Please see chart on page 5.             Please see chart on page 6.
                                                               Please see "Risk Factors--It may be
                                                               difficult to realize the value of the
                                                               collateral supporting the pass-through
                                                               bonds, and the proceeds received from
                                                               a sale of the collateral may be
                                                               insufficient to repay the pass-through
                                                               bonds."
-----------------------------------------------------------------------------------------------------
DEBT SERVICE RESERVE   Edison Mission Holdings is required to  Homer City Funding will not be subject
ACCOUNT:               establish a debt service reserve        to a similar covenant, but under each
                       account for the benefit of the holders  lease indenture, each owner lessor of the outstanding bonds. This account  will be required to establish and
                       is required to be funded with           maintain a debt service reserve
                       sufficient funds to pay the projected   account equal to 100% of the projected
                       debt service on the outstanding bonds   debt service on the secured lease
                       due in the next six months (currently,  obligation notes for the next
                       this amount is approximately            six-month period for the benefit of
                       $35 million). Edison Mission Holdings   the holders of the secured lease
                       does not have to fund this account      obligation notes. The amount in the
                       with cash if it provides acceptable     debt service reserve account may be
                       debt service credit support, which may  satisfied by a letter of credit from
                       be satisfied by either an Edison        an acceptable credit provider, which
                       Mission Energy undertaking (if Edison   is an entity with a combined capital
                       Mission Energy is rated "Baa1" or       surplus of at least $1 billion, which
                       higher by Moody's and "BBB+" or higher  is exempt from SEC registration under
                       by Standard & Poor's) or a letter of    the Securities Act and whose long term
                       credit provided by a bank or trust      unsecured debt is rated "A" or higher
                       company rated "A2" or higher by         by Standard & Poor's or "A2" or higher
                       Moody's and "A" or higher by Standard   by Moody's.
                       & Poor's. The collateral agent          In addition, in the event that either
                       disburses funds from this account or    the senior rent service coverage ratio
                       calls upon the credit support only to   test or the projected senior rent
                       pay principal and interest on the       service coverage ratio test set forth
                       outstanding bonds that is past due.     in the equity payment requirements is
                                                               not satisfied, an additional reserve
                                                               will be set aside in an amount equal
                                                               to the lesser of six months senior
                                                               rent service and amounts which would
                                                               otherwise be available for payment of
                                                               the equity portion of lease rent or
                                                               distribution to us, but which were
                                                               kept in our accounts as a result of
                                                               our failure to satisfy the coverage
                                                               ratio test. See "Description of the
                                                               Principal Sale--Leaseback Transaction
                                                               Documents--Amended Security Deposit
                                                               Agreement" for more information.

OPERATING FLOW OF      Edison Mission Holdings is required to  See "The Account Structure" on
FUNDS:                 deposit all of its revenues into the    page 7.
                       revenue account established for the
                       benefit of the holders of the
                       outstanding bonds and for the benefit
                       of the holders of its other senior
                       secured debt. These revenues are used
                       to pay operating expenses,
                       administrative fees and expenses and
                       debt service and to fund the debt
                       service reserve account for the
                       outstanding bonds and Edison Mission
                       Holdings' other senior secured debt.
                       Any money remaining after Edison
                       Mission Holdings makes these payments
                       is transferred into an equity account
                       in order to make distributions if
                       Edison Mission Holdings satisfies the
                       distribution conditions described
                       below under "Restrictions on
                       distributions." For more information,
                       see "Description of Existing
                       Documents--Security Deposit
                       Agreement."
-----------------------------------------------------------------------------------------------------
RESTRICTIONS ON        Edison Mission Holdings can only make   The proposed amendments to the
DISTRIBUTIONS:         distributions with funds in the equity  existing indenture will split the
                       account if the following conditions     limitation on our restricted payments
                       are satisfied on the quarterly          into two parts: limitations on
                       distribution date:                      restricted payments and limitations on
                       - no default or event of default under  payments of the equity portion of the existing indenture exists or would  lease rent. For more information, see
                         result from the distribution;         "Description of the Proposed
                       - Edison Mission Holdings has paid all  Amendments--The Proposed
                         amounts due on its senior debt and    Amendments--Deletion of Section 4.7 of
                         all reimbursement obligations due in  the Existing Indenture (Limitation on respect of its letters of credit, if  Restricted Payments)."
                         any, and has fully funded or
                         provided acceptable debt service
                         credit support for its debt service
                         reserve account;
                       - Edison Mission Holdings certifies
                       that the debt service coverage ratio
                         for the previous four quarters was
                         at least 1.50 to 1.0 for any period
                         ending on or before December 31,
                         2001 or 1.70 to 1.0 for any period
                         ending after December 31, 2001; and
                       - Edison Mission Holdings certifies
                       that the projected debt service
                         coverage ratio for each four-quarter
                         period during the next eight
                         quarters is at least 1.50 to 1.0 for
                         any period ending on or before
                         December 31, 2001 or 1.70 to 1.0 for
                         any period ending after
                         December 31, 2001.

COVENANTS OF ISSUER:   The terms of the outstanding bonds      As a part of the sale-leaseback
                       require Edison Mission Holdings to,     transaction, Homer City Funding will
                       among other things: (1) provide         assume all of the obligations of
                       financial statements, default notices   Edison Mission Holdings under the
                       and other notices to the trustee and    indenture, as amended and restated,
                       the rating agencies; (2) comply with    and the subsidiary guarantors,
                       applicable laws; (3) obtain all         including us, will be released from
                       necessary governmental approvals; and   our and their respective obligations
                       (4) pay taxes and maintain books and    under the existing indenture.
                       records.                                The proposed amendments will move all
                       The terms of the outstanding bonds      of the operational covenants and
                       restrict Edison Mission Holdings'       events of default from the existing
                       ability to, among other things:         indenture to the participation
                       (1) incur additional debt; (2) incur    agreements and the facility leases,
                       liens on its property; (3) sell         where they will apply to us. The
                       assets; (4) enter into transactions     proposed amendments will also add
                       with affiliates; and (5) create new     covenants that will bind us. For more
                       subsidiaries.                           information, see "Description of the
                                                               Proposed Amendments--The Proposed
                                                               Amendments."

-----------------------------------------------------------------------------------------------------
CHANGE OF CONTROL:     It is an event of default under the     It will be an event of default under
                       outstanding bonds if Edison Mission     each facility lease if, without the
                       Energy's direct or indirect beneficial  prior written consent of the owner
                       ownership in us is reduced to less      lessor, the owner participant, and so
                       than 50% at any time, unless either:    long as the secured lease obligation
                       - the outstanding bonds are rated at    notes are outstanding and the lien of
                       least investment grade by each rating   the applicable lease indenture has not
                         agency rating the outstanding bonds   been discharged or terminated, Homer
                         at that time and Edison Mission       City Funding or the trustee, Edison
                         Holdings receives a confirmation of   Mission Energy ceases to own directly
                         the ratings of the outstanding        or indirectly in excess of 50% of the
                         bonds; or                             ownership interests in us, unless
                       - the reduction in Edison Mission       either:
                         Energy's voting interest is approved  - a reaffirmation of the rating of the
                         by holders of outstanding bonds         pass-through bonds has been
                         holding at least 66 2/3% in             obtained; or
                         aggregate principal amount of the     - the reduction in Edison Mission
                         outstanding bonds.                      Energy's ownership interest is
                                                                 approved by at least 66 2/3% of the
                                                                 holders of the aggregate principal
                                                                 amount of the secured lease
                                                                 obligation notes.

-----------------------------------------------------------------------------------------------------
OWNER LESSOR'S RIGHT   Not applicable                          Each owner lessor will be obligated to
TO REDEEM THE SECURED                                          redeem its secured lease obligation
LEASE OBLIGATION                                               notes in the event of a recovery event
NOTES:                                                         or due to an event of loss described
                                                               in the first, second and third bullet
                                                               points under the definition of event
                                                               of loss in "Description of the
                                                               Principal Sale-Leaseback Transaction
                                                               Documents--The Facility Leases--Events
                                                               of Loss." Mandatory redemption of the
                                                               secured lease obligation notes will be
                                                               without make-whole premium. The
                                                               secured lease obligation notes will be
                                                               subject to optional redemption at any
                                                               time, with make-whole premium. For
                                                               more information, see "Description of
                                                               the Principal Sale-Leaseback
                                                               Transaction Documents--The Lease
                                                               Indentures and Secured Lease

                                                               Obligation Notes--Redemption of
                                                               Secured Lease Obligation Notes."

-----------------------------------------------------------------------------------------------------
OWNER LESSOR'S RIGHT   Not applicable                          Each owner lessor will be obligated to
TO PREPAY THE SECURED                                          prepay the unpaid principal and
LEASE OBLIGATION                                               accrued interest on its secured lease
NOTES:                                                         obligation notes, with make-whole
                                                               premium, as a result of the
                                                               termination of the applicable facility
                                                               lease for burdensome events or the
                                                               economic or technological obsolescence
                                                               of the facilities. The owner lessors
                                                               will be obligated to prepay the unpaid
                                                               principal and accrued interest on the
                                                               secured lease obligation notes,
                                                               without make-whole premium, due to an
                                                               event of loss described in the first,
                                                               second and third bullet points of the
                                                               definition of event of loss.

-----------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------
ISSUER'S RIGHT TO      Not applicable                          In connection with the purchase by us
ASSUME THE SECURED                                             of the facilities following a
LEASE OBLIGATION                                               regulatory event of loss or an event
NOTES:                                                         of loss described in the fifth bullet
                                                               point of the definition of event of
                                                               loss, we may assume the secured lease
                                                               obligation notes in whole, but not in
                                                               part, subject to some conditions. See
                                                               "Description of the Principal Sale-
                                                               Leaseback Transaction Documents--The
                                                               Facility Leases--Events of Loss."

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER ALL INFORMATION CONTAINED IN THIS CONSENT SOLICITATION STATEMENT, THE EXHIBITS TO THIS CONSENT SOLICITATION STATEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS CONSENT SOLICITATION STATEMENT, AND IN PARTICULAR THE FOLLOWING RISK FACTORS.

    IT MAY BE DIFFICULT TO REALIZE THE VALUE OF THE COLLATERAL SUPPORTING THE PASS-THROUGH BONDS, AND THE PROCEEDS RECEIVED FROM A SALE OF THE COLLATERAL MAY BE INSUFFICIENT TO REPAY THE PASS-THROUGH BONDS.

    The secured lease obligation notes issued by each owner lessor, which will be pledged by Homer City Funding to secure the pass-through bonds, will be secured by a collateral package which will include an assignment of that owner lessor's rights and interests in the facility lease to which it is a party. For a more detailed description of the collateral securing the secured lease obligation notes, see "Description of the Principal Sale-Leaseback Transaction Documents--The Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package." If a default occurs with respect to the secured lease obligation notes, we cannot assure you that an exercise of remedies by the lease indenture trustee, acting on behalf of Homer City Funding, as the holder of the secured lease obligation notes, including foreclosure on the related collateral, would provide sufficient funds to repay all amounts due on the secured lease obligation notes and, accordingly, the pass-through bonds.

    The facility leases contain cross-default provisions; however, as is customary in sale-leaseback transactions of the type contemplated in this consent solicitation statement, the facility leases and other operative documents do not contain cross-collateralization provisions. Accordingly, each security agent's security interest in the lessor estate of the respective owner lessor, which includes that owner lessor's undivided interest and the collateral pertaining to that undivided interest, is separate and secures separate amounts. If the security agent were to exercise its right to foreclose on and sell the collateral, the proceeds from the sale of the collateral pertaining to each undivided interest would be separately applied against the amount secured by that particular undivided interest and could not be used to satisfy any deficiency in the proceeds from the sale of the collateral pertaining to the other undivided interests, and by operation of law, any excess proceeds would be remitted to the applicable owner lessor. As a result, the amount of sale proceeds from the foreclosure on the collateral related to a particular undivided interest may be less than the amount required to pay all amounts payable on the secured lease obligation notes secured by that collateral even though aggregate sale proceeds from the foreclosure on the collateral related to all other undivided interests would have been sufficient for that purpose.

    As described in "Summary--The Sale-Leaseback Transaction--Collateral Package and Credit Support Following the Sale-Leaseback Transaction," the pass-through bonds will be secured by a collateral package composed of security interests in the lessee security and the lessor estate. The collateral package supporting the pass-through bonds will not be the same as the existing collateral package, including a different account structure as described in "Description of the Principal Sale-Leaseback Documents--Amended Security Deposit Agreement" and may not be sufficient to repay the pass-through bonds secured by that collateral.

    BANKRUPTCY LAW CONSIDERATIONS COULD LIMIT CLAIMS AGAINST US OR THE OWNER LESSORS.

BANKRUPTCY CLAIM LIMITATIONS WITH RESPECT TO THE LEASES

    The pass-through bonds will not be our direct obligations. The facility leases and site leases, which we refer to as the leases, and the site subleases have been structured as "true leases." If we were to become the subject of a case under title 11 of the United States Code, 11 U.S.C. SectionSection 101-1330, as amended, which we refer to as the bankruptcy code, and the bankruptcy court were to uphold this characterization of the leases and site subleases as true leases, it would likely also hold that the leases and site subleases, including the facility leases, are leases of real property rather than of personal property. If the bankruptcy court were to hold that the leases and site subleases are true leases of real property, we, as debtor-in-possession, or a bankruptcy trustee appointed for us, would have the right to reject each lease and site sublease under section 365 of the bankruptcy code. If we or our bankruptcy trustee were to reject the facility leases or the site subleases, section 502(b)(6) of the bankruptcy code would limit the owner lessors' claims against us for damages resulting from the rejection or other termination, whether occurring before or after the commencement of our bankruptcy case. The owner lessors' claims for damages would be limited in this case to the greater of one year's rent under each lease and site sublease or 15% of the remaining rent due under the each facility lease and site sublease, which remaining rent could not exceed three years' rent. If we or our bankruptcy trustee were to reject the site leases, the owner lessors could elect to remain in possession of the ground interests, subject to conditions.

    Furthermore, if we were a debtor under the bankruptcy code, we could elect to cure any defaults under the facility leases and site subleases and assume and assign those leases to third parties. If we were to assign the facility leases or the site subleases, the ultimate source of payments under those leases, and thus on the pass-through bonds, would be an entity other than us. Although any assignee would have to demonstrate to the bankruptcy court its ability to perform under the assumed facility leases and site subleases, there can be no definitive assurance that an assignee would satisfy our obligations under the leases and site subleases.

    If the bankruptcy court were to hold that the facility leases and site subleases are not true leases, section 502(b)(6) of the bankruptcy code would not limit the owner lessors' claims against us. In that event, we would not be required to make post-petition payments to the owner lessors in respect of the site subleases and the facility leases, however, and the owner lessors' rights to exercise virtually all remedies against us would be stayed. Moreover, the owner lessors' ability to foreclose upon their security interest in the collateral securing our obligations to the owner lessors under the facility leases and site subleases would be stayed. The bankruptcy court could permit us to use or dispose of collateral for purposes other than making payments on the facility leases and site subleases, and could reduce the amount of, and modify the time for making, payments due under the facility leases and site subleases, subject to procedural and substantive safeguards for the benefit of the owner lessors. Similarly, if the owner lessors, as a result of our non-payment, were to default in payment on the secured lease obligation notes, and the security agent were to foreclose upon the owner lessors' interests in the facilities, the ground interests and the owner lessors' interests in the leases and site subleases, the security agent's rights to exercise virtually all remedies against us would be stayed. Regardless of how a bankruptcy court characterizes the facility leases and site subleases, however, there can be no assurance as to the timing or amount of the owner lessors' ultimate recovery, if any, upon their claims against us.

BANKRUPTCY CLAIM LIMITATIONS WITH RESPECT TO THE SECURED LEASE OBLIGATION NOTES

    Similarly, if any owner lessor were to become a debtor in a case under the bankruptcy code, and the bankruptcy court were to uphold the characterization of the facility leases and site subleases as true leases, each owner lessor as debtor-in-possession, or its bankruptcy trustee, would have the right to reject the leases and site subleases. Our damages claim against any owner lessor in respect of the site lease would be limited by section 502(b)(6) of the bankruptcy code to the amounts described above. If an owner lessor as debtor-in-possession, or its bankruptcy trustee, were to reject its respective site sublease or facility lease, we could elect to remain in possession of the ground interest and undivided interest.

    Furthermore, if any owner lessor were a debtor under the bankruptcy code, it could elect to cure any defaults under the facility leases and site subleases and assume and assign the facility leases and site subleases to third parties. If any owner lessor were to assign its respective site lease, the ultimate source of payments under the site lease would be an entity other than the owner lessor. Although any assignee would have to demonstrate to the bankruptcy court its ability to perform under the assumed leases and site subleases, there can be no definitive assurance that an assignee would satisfy any of the owner lessors' obligations under the site leases.

    If the bankruptcy court were to hold that the facility leases and site subleases are not true leases, section 502(b)(6) of the bankruptcy code would not limit our claims against the owner lessors in connection with the site leases. In that event, the owner lessors would not be required to make post-petition payments to us in respect of the site leases, and our right to exercise virtually all remedies against the owner lessors would be stayed. Moreover, our right to foreclose upon the facilities and the owner lessors' interests in the ground interests would be stayed. The bankruptcy court could permit an owner lessor to use or dispose of payments made to it under the facility lease and site sublease for purposes other than making payments on the secured lease obligation notes, and could reduce the amount of, and modify the time for making, payments due on the secured lease obligation notes, subject to procedural safeguards for our benefit. Regardless of how a bankruptcy court characterizes the facility leases and site subleases, however, there can be no assurance as to the timing or amount of our ultimate recovery, if any, upon our claims against the owner lessors.

    RESTRICTIONS IN THE PARTICIPATION AGREEMENTS AND FACILITY LEASES WILL LIMIT OR PROHIBIT US FROM ENTERING INTO SOME TRANSACTIONS THAT WE OTHERWISE MIGHT ENTER INTO.

    The participation agreements will contain covenants restricting our ability to enter into specified transactions and to engage in specified business activities, as well as financing and investment covenants. These restrictions could affect, and in some cases significantly limit or prohibit, our ability to, among other things, merge, consolidate or sell our assets, create liens on our properties or assets, enter into non-permitted trading activities, enter into transactions with our affiliates, incur indebtedness, create, incur, assume or suffer to exist guarantees or contingent obligations, pay the equity portion of rent, make restricted payments to our partners, make capital expenditures, own subsidiaries, liquidate or dissolve, engage in non-permitted business activities, sublease the undivided interests or make improvements to the undivided interests.

    RATINGS OF THE PASS-THROUGH BONDS DO NOT ADDRESS MARKET PRICE OR SUITABILITY FOR A PARTICULAR INVESTOR; RATINGS ARE SUBJECT TO CHANGE.

    It is a condition precedent to the consummation of the sale-leaseback transaction that Standard & Poor's and Moody's reaffirm the ratings of the pass-through bonds. A rating is not a recommendation to purchase, hold or sell pass-through bonds because a rating does not address market price or suitability for a particular investor. There can be no assurance that a rating will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant.

RISKS RELATED TO OUR BUSINESS

    OUR ABILITY TO MAKE PAYMENTS OF LEASE RENT UNDER THE FACILITY LEASES AND, ACCORDINGLY, ON THE PASS-THROUGH BONDS IS DEPENDENT ON THE MARKET CONDITIONS FOR THE SALE OF CAPACITY AND ENERGY.

    Our ability to make payments of lease rent on the facility leases and accordingly, the ability of each owner lessor to service debt obligations on the secured lease obligation notes and, in turn, the ability of Homer City Funding to service debt obligations on the pass-through bonds is dependent on revenues generated by the facilities, which depend on their performance level and on market conditions for the sale of capacity and energy. These market conditions are beyond our control.

    GENERAL OPERATING RISKS MAY DECREASE OR ELIMINATE THE REVENUES GENERATED BY THE FACILITIES OR INCREASE THEIR OPERATING COSTS.

    The operation of power generation facilities involves many operating risks, including:

    - performance below expected levels of output or efficiency;

    - interruptions in fuel supply;

    - disruptions in the transmission of electricity;

    - breakdown or failure of equipment or processes;

    - imposition of new regulatory requirements;

    - violation of permit requirements; and

    - operator error or catastrophic events like fires, earthquakes, explosions, floods or other similar occurrences affecting power generation facilities.

    Although we employ experienced operating personnel to operate the facilities and will maintain insurance, including business interruption insurance, to mitigate the effects of the operating risks described above, we cannot assure you that the occurrence of one or more of the events listed above would not significantly decrease or eliminate revenues generated by the facilities or significantly increase the costs of operating them. A decrease or elimination in revenues generated by the facilities or an increase in the costs of operating them could decrease or eliminate funds available to make lease rent payments in an aggregate amount sufficient to service the debt obligations under the secured lease obligation notes and, in turn, the pass-through bonds.

    THE REVENUES GENERATED BY THE OPERATION OF THE FACILITIES ARE SUBJECT TO MARKET DEMAND FOR ENERGY, CAPACITY AND ANCILLARY SERVICES, WHICH IS BEYOND OUR CONTROL.

    We derive revenue from the sale of energy and capacity into the Pennsylvania-New Jersey-Maryland power market, which we refer to as PJM, and the New York independent system operator, which we refer to as NYISO, and from bilateral contracts with power marketers and load serving entities within PJM, NYISO and the surrounding markets. Participants in PJM and NYISO are not guaranteed any specified rate of return on their capital investments through recovery of mandated rates payable by purchasers of electricity. Therefore, with the exception of nominal revenue, our revenues and results of operations are dependent upon prevailing market prices for energy, capacity and ancillary services in the PJM, NYISO and other competitive markets.

    Among the factors that influence the market prices for energy, capacity and ancillary services in PJM and NYISO are:

    - prevailing market prices for fuel oil, coal and natural gas and associated transportation costs;

    - the extent of additional supplies of capacity, energy and ancillary services from current competitors or new market entrants, including the development of new generation facilities that may be able to produce electricity less expensively;

    - transmission congestion in PJM and/or NYISO;

    - the extended operation of nuclear generating plants in PJM and NYISO beyond their presently expected dates of decommissioning;

    - weather conditions prevailing in PJM and NYISO from time to time; and

    - the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors like regional economic conditions and the implementation of conservation programs.

    All of the factors listed above are beyond our control.

    OUR BUSINESS IS SUBJECT TO SUBSTANTIAL REGULATIONS AND PERMITTING REQUIREMENTS, AND OUR REVENUES MAY DECREASE OR OUR OPERATING COSTS MAY INCREASE BECAUSE OF OUR INABILITY TO COMPLY WITH EXISTING REGULATIONS OR REQUIREMENTS OR CHANGES IN APPLICABLE REGULATIONS OR REQUIREMENTS.

    Our business is subject to extensive energy and environmental regulation by federal, state and local authorities. We are, and in some instances the owner lessor will be, required to comply with numerous laws and regulations, and to obtain numerous governmental permits, in the operation or ownership of the facilities, as the case may be. We cannot assure you that existing regulations will not be revised or reinterpreted, that new laws and regulations will not be adopted or become applicable to us or the facilities or that future changes in laws and regulations will not have a detrimental effect on our business.

    We believe that we have obtained all material energy-related federal, state and local approvals currently required to operate the facilities. Although not currently required, additional regulatory approvals may be required in the future due to a change in laws and regulations, a change in our customers or for other reasons. We cannot assure you that we will be able to obtain all required regulatory approvals that we do not yet have or that we may require in the future, or that we will be able to obtain any necessary modifications to existing regulatory approvals or maintain all required regulatory approvals. If there is a delay in obtaining any required regulatory approvals or if we fail to obtain and comply with any required regulatory approvals, the operation of the facilities or the sale of electricity to third parties could be prevented or subject to additional costs.

    We are required to comply with numerous statutes, regulations and ordinances relating to the safety and health of employees and the public, the protection of the environment and land use. We believe that we have obtained all material environmental and land use permits and approvals currently required to operate the facilities. The environmental, land use and health and safety statutes, regulations and ordinances are constantly changing. We may incur significant additional costs to comply with new requirements. If we fail to comply with existing or new requirements, we could be subject to civil or criminal liability and the imposition of clean-up liens or penalties. In acquiring the facilities, we assumed, subject to some limited exceptions, all on-site liabilities associated with the environmental condition of the facilities, regardless of when the liabilities arose and whether known or unknown, and generally agreed to indemnify the former owners of the facilities for these liabilities. We cannot assure you that we will at all times be in compliance with all applicable environmental laws and regulations or that steps to bring the facilities into compliance would not materially and adversely affect our ability to make payments of lease rent under the facility leases and, accordingly, the ability of the owner lessors to service debt obligations on the secured lease obligation notes and, in turn, the ability of Homer City Funding to service debt obligations on the pass-through bonds.

    One of our strategies for compliance with federal regulations regarding emissions of sulfur dioxide and federal and state regulations regarding emissions of nitrogen oxide is the construction of the environmental capital improvements to the units. A delay in the completion of these improvements or the failure of the improvements to perform to their technical specifications could adversely affect our compliance strategy and require us to purchase emissions allowances or reduce the expected levels of operation of the units. Although our contract for the construction of these environmental capital improvements contains customary performance and completion guarantees, we cannot assure you that the improvements will be completed when anticipated or whether those systems will perform at the expected levels.

    THE INSURANCE COVERAGE FOR THE FACILITIES MAY NOT BE ADEQUATE.

    We are required to have insurance for the facilities, including all-risk property damage insurance, commercial general public liability insurance, boiler and machinery coverage and business interruption insurance. We cannot assure you that the insurance coverage for the facilities will be available in the future on commercially reasonable terms. We also cannot assure you that the insurance proceeds received for any loss of the facilities or any damage to the facilities will be sufficient to permit us to make any payments of rent under the facility leases and, accordingly, to permit each owner lessor to service debt obligations on the secured lease obligation notes and, in turn, to permit Homer City Funding to service debt obligations on the pass-through bonds.

                           FORWARD-LOOKING STATEMENTS

    This consent solicitation statement and the documents incorporated by reference in this consent solicitation statement include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events based upon our knowledge of facts as of the date of this consent solicitation statement and our assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside our control, including, among other things:

    - governmental, statutory, regulatory or administrative initiatives affecting us, the facilities or the United States electricity industry generally;

    - demand for electric capacity and energy in the markets served by the facilities;

    - competition from other power plants, including new plants that may be developed in the future;

    - operating risks, including equipment failure, dispatch levels, availability, heat rate and output; and

    - the cost and availability of fuel and fuel transportation services for the facilities.

    We use words like "believe," "expect," "anticipate," "intend," "may," "will," "should," "estimate," "projected" and similar expressions to help identify forward-looking statements in this consent solicitation statement and in the documents incorporated by reference in this consent solicitation statement.

    For additional factors that could affect the validity of our forward-looking statements, you should read "Risk Factors" beginning on page 22. In light of these and other risks, uncertainties and assumptions, actual events or results may be very different from those expressed or implied in the forward-looking statements in this consent solicitation statement or in the incorporated documents or may not occur. We have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                USE OF PROCEEDS

    The aggregate purchase price for the facilities will be approximately
$1.612 billion, which includes lessor funded transaction costs totaling approximately $16 million. We will receive approximately $782 million in cash as a portion of the purchase price for the facilities. We will deposit approximately $134 million into the reserve account for future payments of the equity portion of lease rent, repay $437 million in intercompany indebtedness to Edison Mission Finance, pay approximately $73 million to Edison Mission Energy as intercompany tax payable, and distribute approximately $138 million to our general partner, Mission Energy Westside and our limited partner, Chestnut Ridge Energy. Edison Mission Finance will repay $250 million of intercompany indebtedness and loan or make a distribution of $187 million to Edison Mission Holdings, and our general partner and our limited partner will loan or make distributions totaling $138 million to Edison Mission Holdings. Edison Mission Holdings will repay its $250 million senior secured bank facility and then terminate its $250 million and $50 million senior secured bank facilities, pay transaction costs of $5 million and loan or make a distribution, estimated to be $320 million, to Edison Mission Energy. Edison Mission Energy intends to repay borrowings under its lines of credit with a portion of the distributions received from Edison Mission Holdings.

    The remainder of the purchase price for the facilities, totaling
$830 million, will consist of Homer City Funding's assumption, on behalf of the owner lessors, of our obligations under the outstanding bonds and the existing indenture, which we will have assumed from Edison Mission Holdings.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of September 30, 2001, on a historical basis and as adjusted to give effect to the sale-leaseback transaction and the application of proceeds as described in "Summary--The Sale-Leaseback Transaction--Sources and Uses of Funds" and "Use of Proceeds." The information in the table is qualified in its entirety by the more detailed information included in the documents incorporated by reference in this consent solicitation statement and should be read in conjunction with our financial statements incorporated by reference in this consent solicitation statement. See "Incorporation of Documents by Reference."

                                                                 SEPTEMBER 30, 2001
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(1)
                                                              --------   --------------
                                                                    (IN MILLIONS)
Long-term debt to affiliate.................................  $1,857.8      $  590.8
Lease financing.............................................        --       1,612.0
Partners' equity............................................     231.6          93.6
                                                              --------      --------
  Total capitalization......................................  $2,089.4      $2,296.4
                                                              ========      ========

------------------------
(1) The estimated proceeds from the sale-leaseback transaction, net of the assumption of debt by Homer City Funding on behalf of the owner lessors and transaction costs, will be:

--Retained by us as restricted cash.........................   $134.0
-- Paid by us to Edison Mission Finance to retire
  intercompany debt under the subordinated intercompany loan agreement and pay down a portion of the subordinated
  intercompany revolving loan agreement (2).................    437.0
-- Paid by us to Edison Mission Energy as intercompany tax
  payable (3)...............................................     73.0
-- Distributed by us to our general partner, Mission Energy
  Westside, and our limited partner, Chestnut Ridge Energy
  (4).......................................................    138.0
                                                               ------
  Total.....................................................   $782.0
                                                               ======

    Upon the repayment of intercompany debt with the proceeds of the sale-leaseback transaction, Edison Mission Finance will repay $250 million of intercompany indebtedness and will make a distribution of $187 million to Edison Mission Holdings, and our partners, Mission Energy Westside and Chestnut Ridge Energy, will make a distribution of $138 million to Edison Mission Holdings. Edison Mission Holdings will repay its $250 million senior secured bank facility, then terminate its $250 million and $50 million senior secured bank facilities and loan or make a distribution, estimated to be $320 million, to Edison Mission Energy. Edison Mission Energy intends to repay borrowings under its lines of credit with a portion of the dividend received from Edison Mission Holdings.

    The remaining intercompany debt under the subordinated intercompany revolving loan agreement we will owe to Edison Mission Finance, which will consist of $590.8 million, will be unsecured and subordinated to our obligations under each facility lease.

(2) The $437 million will consist of the following repayments of intercompany debt:

    - $250 million under our subordinated intercompany loan agreement with Edison Mission Finance; and

    - $187 million under our subordinated intercompany revolving loan agreement with Edison Mission Finance. Following our repayment of this $187 million, the amount outstanding under the subordinated intercompany revolving loan agreement will be $590.8 million.

(3) Sale of the facilities will result in a tax liability that will be owed by us. We and the members of our consolidated group are party to a tax sharing agreement. Under this tax sharing agreement, we are included on the consolidated federal income tax and combined state franchise tax returns of Edison International, our ultimate parent. Upon consummation of the sale-leaseback transaction, we will use part of the proceeds of the sale to pay intercompany tax payable to Edison Mission Energy. Further adjustments to this amount will take place through the tax sharing agreement.

(4) Our $138 million distribution for the transfer of funds between our general partner, Mission Energy Westside, and our limited partner, Chestnut Ridge Energy, will be in turn distributed as a distribution for the transfer of funds to Edison Mission Holdings. Edison Mission Holdings will apply
    $5 million of the funds it receives from Mission Energy Westside and Chestnut Ridge Energy to pay transaction costs, and will distribute the remaining $133 million as part of its $320 million distribution for the transfer of funds to Edison Mission Energy.

                            SELECTED FINANCIAL DATA

    The following table includes a summary of our selected financial data as at and for the years ended December 31, 1999 and 2000 and for the nine months ended September 30, 2000 and 2001 and as at September 30, 2001. We were formed on October 31, 1998 and had no significant activity during 1998. On March 18, 1999, we acquired the facilities for a purchase price of $1.8 billion. Accordingly, the selected financial data for 1999 pertains to our activities from March 18, 1999 through December 31, 1999. The selected financial data for the nine months ended September 30, 2000 and 2001 were derived from our unaudited financial statements. The selected financial data for the years ended December 31, 1999 and 2000 were derived from our audited financial statements. The selected financial data are qualified in their entirety by the more detailed information and financial statements, including notes to the financial statements, incorporated by reference in this consent solicitation statement.

                                                                YEAR ENDED              NINE MONTHS
                                                               DECEMBER 31,         ENDED SEPTEMBER 30,
                                                           ---------------------   ---------------------
                                                             1999        2000        2000        2001
                                                           ---------   ---------   ---------   ---------
                                                                                        (UNAUDITED)
                                                                   (IN MILLIONS, EXCEPT RATIOS)
INCOME STATEMENT DATA
Operating revenues......................................   $   325.8   $   421.8   $   331.7   $   388.2
Operating expenses......................................       218.7       290.5       219.3       226.7
                                                           ---------   ---------   ---------   ---------
Income from operations..................................       107.1       131.3       112.4       161.5
Interest expense from affiliates........................      (103.8)     (138.7)     (104.3)     (102.6)
Interest and other income (expense).....................         1.0         3.8         1.4        (1.3)
                                                           ---------   ---------   ---------   ---------
Income before income taxes and extraordinary item.......         4.3        (3.6)        9.5        57.6
Provision (benefit) for income taxes before
  extraordinary item....................................         2.2        (0.4)        4.7        22.8
                                                           ---------   ---------   ---------   ---------
Income before extraordinary item........................         2.1        (3.2)        4.8        34.8
Extraordinary loss on extinguishment of debt, net of
  tax...................................................        (2.9)         --          --          --
                                                           ---------   ---------   ---------   ---------
Net income..............................................   $    (0.8)  $    (3.2)  $     4.8   $    34.8
                                                           =========   =========   =========   =========
CASH FLOW DATA AND
FIXED CHARGE COVERAGE RATIO
Cash provided by operating activities...................   $    84.6   $    17.0   $    95.5   $   146.0
Cash used in investing activities.......................    (1,923.6)     (141.6)     (100.1)      (74.0)
Cash provided by financing activities...................     1,883.5        99.2        83.1        56.6
Ratio of earnings to fixed charges (1)..................        1.02          (2)       1.02        1.43
Pro forma ratio of earnings to fixed charges (5)........          --          (6)         --          (6)

                                                                YEAR ENDED           NINE MONTHS
                                                               DECEMBER 31,             ENDED
                                                          -----------------------   SEPTEMBER 30,
                                                             1999         2000           2001
                                                          ----------   ----------   --------------
                                                                                     (UNAUDITED)
                                                                       (IN MILLIONS)
BALANCE SHEET DATA
Assets..................................................   $2,021.9     $2,156.6       $2,290.7
Current liabilities.....................................       74.7         81.8          101.8
Long-term debt to affiliates............................    1,700.8      1,801.2        1,857.8
Other long-term obligations.............................       46.4         76.8           99.5
Partners' equity........................................      200.0        196.8          231.6

                                                           YEAR ENDED
                                                          DECEMBER 31,             NINE MONTHS
                                                     -----------------------   ENDED SEPTEMBER 30,
                                                        1999         2000              2001
                                                     ----------   ----------   --------------------
OTHER DATA (unaudited)
Senior debt coverage ratio (3).....................       3.52         1.77              3.80
Pro forma senior debt coverage ratio (4)...........         --         2.02              4.94

------------------------
(1) For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. "Earnings" represent the aggregate of our income (loss) before income taxes and fixed charges (net of capitalized interest). "Fixed charges" represent interest expense (prior to capitalization) and the interest portion of rent expense.

(2) For the year ended December 31, 2000, there was a fixed charge deficiency of $13.8 million.

(3) We have entered into a subordinated intercompany loan agreement with Edison Mission Finance which mirrors the associated senior debt of Edison Mission Holdings, including both the outstanding bonds and the senior bank debt of Edison Mission Holdings. The senior debt coverage ratio represents interest costs related to both the bond portion and senior bank debt portions of the intercompany loan divided by net operating margin as defined in the existing indenture. This coverage ratio is not prepared in accordance with generally accepted accounting principles. This ratio should not be used for comparison to similarly titled captions of other companies due to differences in method of calculations. The calculation of the senior debt coverage ratio is shown below:

                                                       YEAR ENDED                NINE MONTHS
                                                      DECEMBER 31,           ENDED SEPTEMBER 30,
                                                 ----------------------      --------------------
                                                   1999          2000                2001
                                                 --------      --------      --------------------
                                                           (IN MILLIONS, EXCEPT RATIOS)
Revenues on a cash basis.......................  $ 298.4       $ 412.0             $ 391.8
Operating costs on a cash basis................   (167.0)       (244.9)             (191.6)
Maintenance capital expenditures on a cash
  basis........................................     (7.0)        (21.7)              (25.2)
Net operating margin on a cash basis...........    124.4         145.5               175.0
Interest expense related to intercompany
  loan.........................................     35.4          82.2                46.0
Senior debt coverage ratio.....................     3.52          1.77                3.80

(4) The pro forma senior debt coverage ratio represents, after giving effect to the repayment of the senior bank debt of Edison Mission Holdings, interest costs related to the bond portion of the intercompany loan under the intercompany loan agreement divided by net operating margin as defined in the existing indenture. This coverage ratio is not prepared in accordance with generally accepted accounting principles. This ratio should not be used for comparison to similarly titled captions of other companies due to differences in method of calculations. The calculation of the pro forma senior debt coverage ratio is shown below:

                                                           YEAR ENDED           NINE MONTHS
                                                          DECEMBER 31,      ENDED SEPTEMBER 30,
                                                          ------------      --------------------
                                                              2000                  2001
                                                          ------------      --------------------
                                                               (IN MILLIONS, EXCEPT RATIOS)
Revenues on a cash basis............................         $ 412.0              $ 391.8
Operating costs on a cash basis.....................          (244.9)              (191.6)
Maintenance capital expenditures on a cash basis....           (21.7)               (25.2)
Net operating margin on a cash basis................           145.5                175.0
Interest expense related to the bond portion of the
  intercompany loan.................................            72.2                 35.4
Pro forma senior debt coverage ratio................            2.02                 4.94

    The above pro forma senior debt coverage ratio is presented to measure the cash available to meet debt service under the existing indenture. Upon completion of the sale-leaseback transaction subject to this consent solicitation, the senior rent coverage ratio will be computed in the same manner as the above pro forma senior debt coverage ratio. The pro forma rent coverage ratio under the lease, including both the senior rent and estimated equity portion of lease rent would have been greater than 1.0 during the pro forma periods presented.

(5) For purposes of computing the pro forma ratio of earnings to fixed charges, earnings are divided by fixed charges. Pro forma "earnings" represent the aggregate of our income (loss) before income taxes and fixed charges. Pro forma "fixed charges" represent interest expense prior to capitalization, assuming the $250 million subordinated intercompany loan is repaid at the beginning of the applicable period, assuming the lease financing was included at the beginning of the applicable period using an estimated implicit interest rate from the lease of 6.5%, and the interest portion of the rent.

(6) For the year ended December 31, 2000 and the nine month period ended September 30, 2001, there was a "pro forma" fixed charge deficiency of $108.6 million and $21.4 million, respectively.

                     DESCRIPTION OF THE PASS-THROUGH BONDS

    THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE PASS-THROUGH BONDS AND IS NOT TO BE CONSIDERED TO BE A FULL STATEMENT OF THE TERMS OF THE PASS-THROUGH BONDS AND THE AMENDED AND RESTATED INDENTURE. THE SUMMARY MAKES USE OF TERMS MORE FULLY DEFINED IN AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO ALL THE PROVISIONS OF THE PASS-THROUGH BONDS, THE PARTICIPATION AGREEMENTS, THE FACILITY LEASES, THE SITE LEASES, THE SITE SUBLEASES, MEMORANDA OF THE FACILITY SITE LEASE AND FACILITY SITE SUBLEASE, THE OWNER LESSOR LIMITED LIABILITY COMPANY AGREEMENT, THE TAX INDEMNITY AGREEMENT, THE ASSIGNMENT AND ASSUMPTION AGREEMENT, THE BILL OF SALE, THE OWNERSHIP AND OPERATION AGREEMENT, THE OWNER LESSOR SUBORDINATION AGREEMENT, THE LEASE SUBORDINATION AGREEMENT, THE HOMER CITY SUBORDINATION AGREEMENT, THE PLEDGE AND COLLATERAL AGREEMENT, THE AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT, THE AMENDED SECURITY DEPOSIT AGREEMENT, THE DESIGNATED ACCOUNT REPRESENTATIVE AGREEMENT, ANY QUALIFYING CREDIT SUPPORT, ANY DEBT SERVICE RESERVE LETTER OF CREDIT (AND ANY RELATED APPLICATION OR REIMBURSEMENT AGREEMENT), AND, WHEN EXECUTED AND DELIVERED, ANY OWNER PARTICIPANT GUARANTEE OR ANY AGREEMENT WITH RESPECT TO SUPPORT ARRANGEMENTS, THE LEASE INDENTURES, THE SECURED LEASE OBLIGATION NOTES AND THE AMENDED AND RESTATED INDENTURE, WHICH WE COLLECTIVELY REFER TO AS THE OPERATIVE DOCUMENTS. COPIES OF SOME OF THESE AGREEMENTS HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS CONSENT SOLICITATION STATEMENT FORMS A PART. SEE "DESCRIPTION OF THE PRINCIPAL SALE-LEASEBACK TRANSACTION DOCUMENTS."

GENERAL

    Homer City Funding will issue the pass-through bonds according to an amended and restated indenture between Homer City Funding and The Bank of New York, as successor trustee to United States Trust Company of New York, in place of the outstanding bonds issued by Edison Mission Holdings under the existing indenture dated May 27, 1999. Except as otherwise indicated, the following summary relates to the amended and restated indenture and the pass-through bonds to be issued under the amended and restated indenture. The pass-through bonds will be issued in fully registered form without coupons.

    The property of Homer City Funding will consist solely of:

    - the secured lease obligation notes held by Homer City Funding;

    - all monies at any time paid on the related secured lease obligation notes;

    - all monies due and to become due under the related secured lease obligation notes;

    - funds from time to time deposited with Homer City Funding in its accounts; and

    - proceeds from the sale by Homer City Funding of any secured lease obligation notes.

    Each pass-through bond will correspond to a pro rata share of the outstanding principal amount of the secured lease obligation notes held by Homer City Funding and will be issuable in minimum denominations of $100,000 or integral multiples of $1,000 in excess of $100,000.

    The pass-through bonds will be the obligations of Homer City Funding and will not be the obligations of any other party to the sale-leaseback transaction or their affiliates. The only source of funds for Homer City Funding to make payments on the pass-through bonds will consist of the payments received by it on the secured lease obligation notes. The pass-through bonds will be recourse only to the secured lease obligation notes. The pass-through bonds will be subject to prepayment when and to the extent that the related secured lease obligation notes are redeemed, prepaid or purchased. See "Description of the Principal Sale-Leaseback Transaction Documents--The Lease Indentures and Secured Lease Obligation Notes--Redemption and Repurchase."

DESCRIPTION OF COLLATERAL

    All the existing security for the outstanding bonds will be released upon the consummation of the sale-leaseback transaction and immediately after this release a new collateral package will be set up for the pass-through bonds. The collateral package supporting the pass-through bonds will be composed of security interests described below.

    As security for our obligations under each facility lease, we will grant the following rights, which we collectively refer to as the lessee security, to the collateral agent for the benefit of each respective owner lessor. Each owner lessor will then grant, among other things, a security interest in the lessee security, which we collectively refer to as the lessor estate, to the security agent for the benefit of Homer City Funding to support its obligations on the secured lease obligation notes. Through the pledge of the secured lease obligation notes described below to the trustee for the benefit of the bondholders, the holders of the pass-through bonds will have the indirect benefit of all the security interests and pledges granted.

    The following constitutes the lessee security:

    - a security interest in specified collateral accounts described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement" not to exceed at any time the sum of all rent due and unpaid and the average of the next two aggregate rent payments, less $1 million;

    - a pledge by Edison Mission Holdings of the equity in Mission Energy Westside, our general partner; and

    - a security interest in our general intangibles, other than the following: emission allowances and credits, insurance policies and all our contracts, agreements, instruments and indentures.

    For more information on the lessee security, see "Description of the Principal Sale-Leaseback Transaction Documents--The Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package."

    As security for the secured lease obligation notes issued to Homer City Funding, each owner lessor will grant the following rights, collectively referred to as the lessor estate, to the security agent for the benefit of Homer City Funding as the holder of the secured lease obligation notes:

    - a security interest in most of its rights under its related facility lease, including its rights to payment of all scheduled rents listed above and its rights in the lessee security;

    - a security interest in its undivided interest in the facilities;

    - a mortgage on all improvements and a leasehold mortgage on its ground interest, including all appurtenances;

    - a security interest in insurance proceeds;

    - a security interest in contracts related to the facilities assigned or pledged to it; and

    - a security interest in the debt service reserve account for the benefit of the pass-through bonds, which account will be funded by the debt service reserve letter of credit, from an acceptable credit provider with a combined capital surplus of at least $1 billion and whose long-term unsecured debt is rated "A" and higher by Standard & Poor's or "A2" or higher by Moody's.

    The lessor estate of each owner lessor will not include customary excepted payments, including indemnities, insurance proceeds separately maintained by the owner lessor or owner participant, any part of the purchase price, fees and other amounts owed to the owner lessor, and excepted rights, including rights in connection with appraisal procedure, events of loss or insurance, all rent adjustment rights and in some instances, rights of the owner lessor to terminate or renew the facility lease.

    The security interest in the lessor estate will also secure the debt service reserve letter of credit for the benefit of the pass-through bonds that is in the name of each owner lessor, and therefore the security interest will be granted to a security agent for both secured parties. The security agent will hold the security interest for the benefit of Homer City Funding as the holder of the secured lease obligation notes and for the issuer of the debt service reserve letter of credit.

    Finally, as security for the pass-through bonds, Homer City Funding will pledge the secured lease obligation notes to the trustee for the benefit of the holders of the pass-through bonds. The liens created under this pledge will have first priority over any other liens on the same collateral, except for liens that arise by operation of law under federal or state statutes or liens that arise by any third parties obtaining possession of the collateral. The pledge of the secured lease obligation notes will include the lessee security and the lessor estate. See "Description of the Principal Sale-Leaseback Transaction Documents--Amended and Restated Guarantee and Collateral Agreement and Changes to the Collateral Package" for a more detailed explanation of the new collateral package.

FORM OF PASS-THROUGH BONDS

    No person acquiring a beneficial interest in the pass-through bonds, which we refer to as a bond owner, will be entitled to receive a definitive pass-through bond representing that person's interest in the pass-through bonds, except as set forth below under "--Book-Entry; Delivery and Form." A definitive pass-through bond is a physical pass-through bond in fully registered form without interest coupons.

    Unless and until definitive pass-through bonds are issued under the limited circumstances described in this consent solicitation statement, all references to actions by registered holders of pass-through bonds refer to actions taken by The Depository Trust Company, which we refer to as DTC, upon instructions from any organization that is a participant in the DTC system, and all references in this consent solicitation statement to distributions, notices, reports and statements to holders of pass-through bonds refer, as the case may be, to distributions, notices, reports and statements to DTC or its nominee, Cede & Co., as the registered holder of pass-through bonds, or to any organization that is a participant in the DTC system for distribution to holders of pass-through bonds in accordance with DTC procedures. See "--Book-Entry; Delivery and Form."

PAYMENTS AND DISTRIBUTIONS

    The payment terms of the pass-through bonds will remain the same as the payment terms of the outstanding bonds. We refer to scheduled payments of principal and interest on the secured lease obligation notes in this consent solicitation statement as scheduled payments, and each April 1 and October 1 of each year as regular distribution dates. Each holder of pass-through bonds will be entitled to receive a pro rata share of any distribution in respect of scheduled payments of principal and interest made on the secured lease obligation notes on the same date as payment is made to the secured lease obligation notes. All scheduled payments of principal and interest on the secured lease obligation notes payable to Homer City Funding will be paid by the security agent directly to the trustee and will be distributed to holders of pass-through bonds on the date that receipt is confirmed. The rights to receive payments on the secured lease obligation notes will be assigned by Homer City Funding to the trustee for the benefit of the holders of the pass-through bonds. Accordingly, all payments on the secured lease obligation notes will be paid to the trustee rather than Homer City Funding.

    INTEREST. Payments of interest on the unpaid principal amount of the secured lease obligation notes are scheduled to be received by Homer City Funding and, accordingly by the trustee, to service the pass-through bonds on each April 1 and October 1 of each year if that date is a business day, and on the next succeeding business day if that date is not a business day, which we refer to as the interest payment dates, commencing April 1, 2002, at the annual rate of 8.137% for the pass-through bonds due 2019 and 8.734% for the pass-through bonds due 2026, until the final distribution date. Interest will be paid to holders of pass-through bonds at the applicable annual rate, calculated on the basis of a 360-day year of twelve 30-day months.

    The amount of interest accrued on the outstanding bonds from the last interest payment date up to the consummation of the sale-leaseback transaction will be deposited with the trustee. This amount will be combined with the remaining amount of interest which accrues on the pass-through bonds to make the first interest payment to the holders of the pass-through bonds after the consummation of the sale-leaseback transaction.

    PRINCIPAL. The initial principal amount of the pass-through bonds will be as follows:

Pass-Through Bonds due 2019.................................  $300,000,000
Pass-Through Bonds due 2026.................................  $530,000,000

    Scheduled principal payments on secured lease obligation notes, and thus the pass-through bonds, will commence on April 1, 2004 if that date is a business day, and on the next succeeding business day if that date is not a business day, and are as follows, rounded to the third decimal place:

                                            PERCENTAGE OF PRINCIPAL       PERCENTAGE OF PRINCIPAL
                                               AMOUNT PAYABLE ON             AMOUNT PAYABLE ON
PRINCIPAL PAYMENT DATES                   PASS-THROUGH BONDS DUE 2019   PASS-THROUGH BONDS DUE 2026
-----------------------                   ---------------------------   ---------------------------
April 1 and October 1, 2004.............             1.000%                        0.055%
April 1 and October 1, 2005.............             2.000%                        0.480%
April 1 and October 1, 2006.............             2.000%                        0.590%
April 1 and October 1, 2007.............             2.500%                        0.375%
April 1 and October 1, 2008.............             3.000%                        0.375%
April 1 and October 1, 2009.............             3.000%                        0.415%
April 1 and October 1, 2010.............             3.000%                        1.000%
April 1 and October 1, 2011.............             3.000%                        1.750%
April 1 and October 1, 2012.............             3.000%                        2.000%
April 1 and October 1, 2013.............             3.000%                        1.250%
April 1 and October 1, 2014.............             3.000%                        1.500%
April 1 and October 1, 2015.............             4.000%                        2.000%
April 1 and October 1, 2016.............             4.000%                        2.000%
April 1 and October 1, 2017.............             5.000%                        2.000%
April 1 and October 1, 2018.............             5.000%                        2.000%
April 1 and October 1, 2019.............             3.500%                        2.500%
April 1 and October 1, 2020.............                --                         3.500%
April 1 and October 1, 2021.............                --                         3.500%
April 1 and October 1, 2022.............                --                         3.500%
April 1 and October 1, 2023.............                --                         4.000%
April 1 and October 1, 2024.............                --                         4.000%
April 1 and October 1, 2025.............                --                         5.000%
April 1 and October 1, 2026.............                --                         6.210%

    GENERAL. Holders of record of pass-through bonds will receive all scheduled payments on each regular distribution date if the trustee, on behalf of Homer City Funding, receives the scheduled payments due on that date by 10:00 a.m. New York City time. If a scheduled payment is received after 10:00 a.m. New York City time, it will be distributed on the next business day. The record date for each distribution of scheduled payments will be the fifteenth day preceding the regular distribution date, subject to specified exceptions. If a scheduled payment is not received by the trustee on behalf of Homer City Funding on a regular distribution date but is received within five business days after a regular distribution date, it will be distributed on the date received to the holders of record of pass-through bonds, if received by 10:00 a.m. New York City time on that date.

    Each lease indenture will require that the applicable owner lessor establish and maintain with the security agent, for the related benefit of the holders of the secured lease obligation notes and thus the pass-through bonds, an account for the deposit of payments received from us. This account will be called the security agent's account. Under each lease indenture, the applicable owner will be required to immediately deposit any scheduled payments received by it in the security agent's account. All amounts so deposited will be distributed pro rata by the security agent to the secured lease obligation notes payment account and to the issuer of the debt service letter of credit for the benefit of the pass-through bonds if any amount is due and payable. The lease indenture trustee will distribute debt service on the secured lease obligation notes from the monies on deposit in the secured lease obligation notes payment account on a regular distribution date. Each holder of the secured lease obligation notes will receive its proportionate share of the aggregate amount in the secured lease obligation notes payment account. This proportionate share will be based on the aggregate fractional undivided interest that the holder of the secured lease obligation notes holds. Each holder of the pass-through bonds will then receive the equivalent amount paid to the holder of the secured lease obligation notes as debt service on the pass-through bonds.

    In addition to scheduled payments with respect to principal, the secured lease obligation notes and, consequently, the pass-through bonds, will be subject to partial or full prepayment under specific circumstances. Payments of principal, premium, if any, and interest received by Homer City Funding on account of a partial or full prepayment, if any, of the secured lease obligation notes and payments received following a default in respect of the secured lease obligation notes will be distributed on the redemption date under the terms of each lease indenture. See "--Redemption and Repurchase," "--Mandatory Repayment" and "The Lease Indentures and Secured Lease Obligation Notes--Redemption of Secured Lease Obligation Notes." Homer City Funding will mail notice of redemption to the holders of record of pass-through bonds. The notice will identify the pass-through bonds to be redeemed and state the following:

    - the redemption date;

    - the redemption price;

    - if the pass-through bonds are being redeemed in part, the portion of principal amount being redeemed and that a pass-through bond to represent the unredeemed portion of the pass-through bonds shall be issued upon cancellation of the redeemed pass-through bonds;

    - the name and address of the paying agent;

    - that the pass-through bonds called for redemption must be surrendered to the paying agent;

    - that interest on the pass-through bonds called for redemption will cease;

    - the paragraph of the bonds or section of the amended and restated indenture pursuant to which the pass-through bonds called for redemption are being redeemed; and

    - that no representation is made as to the accuracy of the CUSIP number, if any, on the pass-through bonds.

    Distributions by Homer City Funding from amounts paid on the secured lease obligation notes on a distribution date or a redemption date will be made by wire transfer to the paying agent or the trustee in accordance with the amended and restated indenture.

    If any regular distribution date or redemption date is not a business day, distributions scheduled to be made on a regular distribution date or redemption date may be made on the next succeeding business day without any additional interest accruing during the intervening period.

    RESERVE ACCOUNTS. Under each lease indenture, as more fully described in "Description of the Principal Sale-Leaseback Transaction Documents--The Lease Indentures and Secured Lease Obligation Notes--Debt Service Reserve Letter of Credit," the security agent will establish and maintain a debt service reserve account. The amount on deposit in this account on each payment date is required to be equal to 100% of the projected debt service on the secured lease obligation notes for one payment period. Amounts used from each debt service reserve account will be used to pay debt service on the secured lease obligation notes, and thus will pay debt service on the pass-through bonds that is due if the amount of rent paid by us is insufficient to pay the amount due on the secured lease obligation notes and thus, the pass-through bonds. Under the amended security deposit agreement, as more fully described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement," in the event that either the senior rent service coverage ratio test or the projected senior rent service coverage ratio test set forth in the equity payment requirements is not satisfied, an additional reserve will be set aside in an amount equal to the lesser of six months senior rent service and amounts which would otherwise be available for payment of the equity portion of lease rent or distribution to us, but which were kept in our accounts as a result of our failure to satisfy such coverage ratio test. For a description of the senior rent coverage ratio test and the projected senior rent coverage ratio test, see "Summary--Account Structure." In addition, there will be two reserve accounts for use in connection with the equity portion of lease rent as described in more detail in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement."

REPORTS TO HOLDERS OF PASS-THROUGH BONDS

    The trustee will notify the holders of pass-through bonds of all events of default, as defined below, under the amended and restated indenture for which the trustee receives written notice within 90 days after the occurrence of a default. However, the trustee will be protected if it withholds notice from the holders of pass-through bonds of an event of default other than a failure to pay principal of, premium, if any, or interest on any secured lease obligation note or pass-through bond so long as a committee of responsible officers of the trustee in good faith determines that the withholding of notice is in the interests of the holders of pass-through bonds.

    As long as any pass-through bonds remain outstanding, we will furnish to the trustee our unaudited quarterly financial statements, as well as our audited annual financial statements, with the accompanying footnotes and audit report. Unaudited quarterly financial statements will be furnished to the trustee within 60 days following the end of our first three fiscal quarters during each fiscal year and our audited annual financial statements, with the accompanying footnotes and audit report, will be furnished to the trustee within 120 days following the end of our fiscal year. In addition, we will be required to furnish to the trustee notice of specific material events related to us within 30 days after they occur.

    We will, upon request, which may include a request to receive this information for subsequent financial reporting periods on an ongoing basis, furnish all the information and any other information required to be delivered to the trustee, directly to holders of pass-through bonds and to prospective purchasers of pass-through bonds designated by the holders of pass-through bonds.

VOTING RIGHTS

    The holders of the pass-through bonds will have the right under specified circumstances under the amended and restated indenture to vote and give consents and waivers in respect of the pass-through bonds. In addition, Homer City Funding, as the holder of the secured lease obligation notes, will have the right under specified circumstances under each lease indenture to vote and give consents and waivers in respect of the secured lease obligation notes. Also, in some instances, the issuer of the debt service letter of credit will have voting rights equivalent to the amount due and payable on the debt service reserve letter of credit for the benefit of the pass-through bonds. The principal amount of the secured lease obligation notes directing any action or being voted for or against any proposal will be in proportion to the principal amount of pass-through bonds held by the holders taking the corresponding position.

COVENANTS

    The amended and restated indenture will bind Homer City Funding to the following covenants.

    MERGER OR CONSOLIDATION; SALE OF ASSETS

    Homer City Funding may not consolidate with or merge with or into any other person, or sell, assign, convey, lease, transfer or otherwise dispose of, all or substantially all its properties or assets in one or a series of transactions to any person or persons.

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    In addition to the foregoing provision, Homer City Funding may not sell, transfer, convey, lease or otherwise dispose of any assets.

    RESTRICTIONS ON ABILITY TO INCUR LIENS

    Homer City Funding will agree not to create, incur, assume or otherwise cause or suffer to exist any mortgage, pledge or other lien upon any property at any time owned by it or acquired in the future. However, this restriction will not apply to, or prevent the creation or existence of:

     - liens incurred in respect of the pass-through bonds; and

     - liens for taxes, assessments or governmental charges or levies that are not yet delinquent, nor being contested in good faith.

    LIMITATION ON INCURRENCE OF INDEBTEDNESS

    Homer City Funding will agree not to directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness. However, this restriction will not apply to indebtedness incurred in respect of the pass-through bonds. For a description of the limitations on the incurrence of indebtedness by us, see "Description of the Proposed Amendments--The Proposed Amendments--Amendment to Section 4.9 of the Existing Indenture (Limitation on Incurrence of Indebtedness)."

    ADDITIONAL COVENANTS

    Subject to specified exceptions and qualifications, Homer City Funding will agree to do, among other things, the following:

    - pay debt service on the pass-through bonds;

    - preserve the security interests granted under the security documents;

    - establish and maintain the consent payment account;

    - maintain its corporate existence; and

    - comply with all laws applicable to it.

COMPLIANCE WITH COVENANTS AND CONDITIONS PRECEDENT

    If Homer City Funding requests the trustee to take any action under any provision in the amended and restated indenture, it must furnish to the trustee, if so requested by the trustee, an officer's certificate and, if necessary, a legal opinion stating that all conditions precedent and covenants, if any, relating to the proposed action have been met. Every certificate or opinion with respect to compliance with a condition or covenant will include:

    - a statement that each individual signing the certificate or opinion has read the covenant or condition;

    - a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in the certificate or opinion are based;

    - a statement that, in the opinion of the individual, he has made the examination or investigation as is necessary to enable him to express an informed opinion as to whether or not the covenant or condition has been satisfied; and

    - a statement as to whether, in the opinion of the individual, the condition or covenant has been satisfied.

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    For some actions the trustee must obtain the consent of the holders of the pass-through bonds representing either a majority of the aggregate principal amount or all of the aggregate principal amount. Actions that benefit or do not impact the holders of the pass-through bonds require no consent by any holders of the pass-through bonds. See "--Modification of the Indenture" for a more detailed description of the items requiring no consent, majority consent or unanimous consent of the holders of the pass-through bonds.

EVENTS OF DEFAULT

    Each of the following will constitute an event of default under the amended and restated indenture:

    - default for five business days in the payment when due of any principal of, premium, if any, or interest on the pass-through bonds; or

    - an event of default under any of the lease indentures; or

    - failure by Homer City Funding to comply with covenants regarding limitations on liens, limitations on incurrence of indebtedness, limitations on business activities, maintenance of existence or limitations on merger, consolidation or sale of substantially all of its assets, which failure continues uncured for 30 or more days from the date an authorized officer of Homer City Funding receives actual notice of the default; or

    - failure by Homer City Funding to comply with any of its other agreements in the amended and restated indenture, which failure continues uncured for 60 or more days from the date an authorized officer of Homer City Funding receives actual notice of the default. This cure period may be further extended for a total of up to 90 days, subject to other conditions; or

    - Homer City Funding, pursuant to or within the meaning of bankruptcy law, commences a voluntary case of bankruptcy, consents to the entry of an order for relief against it in an involuntary case, consents to the appointment of a custodian of it or for all or substantially all of its property, makes a general assignment for the benefit of its creditors, or generally is not paying its debts as they become due; or

    - a court of competent jurisdiction enters an order or decree under any bankruptcy law that is for relief against Homer City Funding in an involuntary case of bankruptcy, appoints a custodian of Homer City Funding or for all or substantially all of the property of Homer City Funding or orders the liquidation of Homer City Funding, and the order or decree remains unstayed and in effect for 60 consecutive days.

RIGHTS UPON AN EVENT OF DEFAULT

    If any event of default occurs and is continuing, the trustee may, and, upon the written direction of the holders of at least 33 1/3% (in the case of any default in the payment of any principal of, premium, if any, or interest on the pass-through bonds) or 50% (in the case of any other event of default) in principal amount of the then outstanding pass-through bonds will, declare all the pass-through bonds to be due and payable. In the case of an event of default arising from specified events of bankruptcy or insolvency with respect to Homer City Funding, all pass-through bonds will be due and payable without further action or notice. Holders of pass-through bonds will not be able to enforce the amended and restated indenture or the pass-through bonds except as provided in the amended and restated indenture. Subject to specified limitations, holders of at least 66 2/3% in principal amount of the then outstanding pass-through bonds will be able to, on behalf of the holders of all of the pass-through bonds, rescind an acceleration of payment and its consequence. The trustee may withhold from holders of the pass-through bonds notice of any continuing default or event of default, except a default or event of default relating to the payment of principal or interest, if it determines that withholding notice

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is in their interest. The holders of a majority in aggregate principal amount of the pass-through bonds then outstanding, by notice to the trustee, may on behalf of the holders of all pass-through bonds waive any existing default or event of default and its consequences under the amended and restated indenture except a continuing default or event of default in the payment of the principal of, premium, if any, or interest on the pass-through bonds.

    If any event of default occurs and is continuing, the trustee, in its sole discretion, may pursue any available remedy to collect the payment of principal of, premium, if any, or interest on the pass-through bonds or to enforce the performance of any provision of the pass-through bonds or the amended and restated indenture. The trustee may commence a proceeding without possession of any of the pass-through bonds. Any delay by the trustee in exercising a right or remedy upon an event of default will not constitute a waiver of, or acquiescence in, the event of default. In addition, all remedies are cumulative to the extent permitted by law.

MODIFICATION OF THE INDENTURE

    Subject to specified exceptions, the amended and restated indenture or the pass-through bonds may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding pass-through bonds voting as a single class, and any existing default or compliance with any provision of the amended and restated indenture or the pass-through bonds may be waived with the consent of the holders of a majority in principal amount of the then outstanding pass-through bonds voting as a single class, except for any waiver of a default in the payment of principal of, premium, if any, or interest on, the pass-through bonds or the right to receive this payment. The amended and restated indenture, the pass-through bonds or any financing document may be amended or supplemented without the consent of any holder of a pass-through bond to:

    - cure any ambiguity, omission, defect or inconsistency;

    - to provide for uncertificated bonds in addition to or in place of certificated bonds;

    - to alter the mechanical provisions of the amended and restated indenture (including the related definitions) in a manner that does not adversely affect any holder of pass-through bonds;

    - to make any change that would provide any additional rights or benefits to the holders of the pass-through bonds or that does not adversely affect the legal rights under the amended and restated indenture of the holder of pass-through bonds; or

    - to comply with the requirements of the SEC in order to effect or maintain the qualification of the amended and restated indenture or any related security document under the Trust Indenture Act.

    Without the consent of each affected holder of pass-through bonds, an amendment or waiver may not, with respect to any pass-through bonds held by a non-consenting holder:

    - reduce the principal amount of pass-through bonds whose holders must consent to an amendment, supplement or waiver;

    - reduce the principal of or change the fixed maturity of any pass-through bond or alter or waive any of the provisions with respect to the redemption of the pass-through bonds;

    - reduce the rate of or change the time for payment of interest, including default interest, on any pass-through bond;

    - waive a default or an event of default in the payment of principal of, premium, if any, or interest on the pass-through bonds, except a rescission of acceleration of the pass-through bonds by the holders of at least 66 2/3% in aggregate principal amount of the then outstanding pass-through bonds and a waiver of the payment default that resulted from the acceleration;

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    - make any pass-through bond payable in currency other than that stated in the pass-through bonds;

    - make any change in the provisions of the amended and restated indenture relating to waivers of past defaults or the rights of holders of pass-through bonds to receive payments of principal of, premium, if any, or interest on the pass-through bonds;

    - waive a redemption payment with respect to any pass-through bond; or

    - make any change in the foregoing amendment and waiver provisions.

POWER OF ATTORNEY

    Homer City Funding will grant a power of attorney to the trustee enabling the trustee to exercise all of Homer City Funding's rights and remedies under the secured lease obligation notes.

DIRECTION BY HOLDERS OF THE PASS-THROUGH BONDS

    The holders of a majority in principal amount of the outstanding pass-through bonds may direct the time, method and place of conducting any proceeding for exercising any remedy available to or in the power of the trustee. However, the trustee may refuse to follow any direction that conflicts with the law or the amended and restated indenture or may unduly prejudice the rights of the holders of the pass-through bonds. The trustee may take any action consistent with the amended and restated indenture relating to the direction of the holders of the pass-through bonds.

REDEMPTION AND REPURCHASE

    The redemption and repurchase provisions with respect to the pass-through bonds remain the same as the redemption and repurchase provisions of the outstanding bonds.

    MANDATORY REDEMPTION

    The pass-through bonds will be subject to mandatory redemption upon the occurrence of a recovery event with respect to the facilities. A recovery event includes any settlement of or payment of $5 million or more in respect of any property or casualty insurance claim relating to the facilities or any governmental taking of the facilities or any of their parts. This mandatory redemption will not apply with respect to amounts received by the owner lessor in connection with a recovery event for which we elect to restore or replace the facilities or any part of the facilities in respect of which a recovery event occurred and notice is provided within 45 days of the recovery event. With respect to any recovery event of $50 million or more, an independent engineer must have certified as to the reasonableness of the repair and replacement plans in our notice relating to the recovery event. The pass-through bonds will also be subject to mandatory redemption as a result of the facility lessee's election to terminate the facility leases due to an event of loss described in the first, second and third bullets points under in "Description of Principal Sale-Leaseback Transaction Documents--The Facility Leases--Events of Loss." Any mandatory redemption of the pass-through bonds will be without premium or penalty at a redemption price equal to the unpaid principal amount of the pass-through bonds plus accrued and unpaid interest on this amount to the date of redemption.

    OPTIONAL REDEMPTION

    The pass-through bonds will be subject to optional redemption at any time at a redemption price equal to the outstanding principal amount of the pass-through bonds to be redeemed plus all accrued and unpaid interest on the pass-through bonds to the date of redemption, plus a make-whole premium as described in "Description of Principal Sale-Leaseback Transaction Documents--The Lease

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Indentures and Secured Lease Obligation Notes--Optional Prepayment with
Make-Whole Premium," received in respect of the corresponding secured lease obligation notes.

MANDATORY PREPAYMENT

    In the event that the facility lessee elects to terminate the facility lease due to burdensome events or the economic or technological obsolescence of the facilities, the pass-through bonds will be subject to mandatory prepayment at a price equal to the unpaid principal amount of the pass-through bonds plus accrued and unpaid interest on this amount to the date of redemption, plus a make-whole premium. The pass-through bonds will also be subject to mandatory prepayment as a result of the facility lessee's election to terminate the facility leases due to an event of loss described in the first, second and third bullets points under in "Description of Principal Sale-Leaseback Transaction Documents--The Facility Leases--Events of Loss," at a price equal to the unpaid principal amount of the pass-through bonds plus accrued and unpaid interest on this amount to the date of redemption, without a make-whole premium. Any amounts prepaid under the facility lease are passed through to the pass-through bonds.

    In the case of a regulatory event of loss or an event of loss described in the fifth bullet point under "Description of Principal Sale-Leaseback Transaction Documents--The Facility Leases--Events of Loss," the pass-through bonds will not be subject to mandatory prepayment or mandatory redemption and the facility lessee will make regularly scheduled payments of principal and interest on the pass-through bonds.

SELECTION AND NOTICE

    If less than all of the pass-through bonds are to be redeemed at any time, selection of pass-through bonds for redemption will be made by the trustee on a proportional basis, by lot or by any method as the trustee deems fair and appropriate. No less than $1,000 of any pass-through bonds will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the date of redemption to each holder of pass-through bonds at its registered address. Notices of redemption may not be conditional. If any pass-through bond is to be redeemed in part only, the notice of redemption that relates to that bond will state the portion of the principal amount of the bond to be redeemed. A pass-through bond in principal amount equal to the unredeemed portion of the bond will be issued in the name of the holder of the bond upon cancellation of the original bond. Pass-through bonds called for redemption become due on the date fixed for redemption. On and after the date of redemption, interest ceases to accrue on pass-through bonds or portions of them called for redemption.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the pass-through bonds will be issued in fully registered form. Except as described below, the pass-through bonds initially will be represented by one or more global bonds, in definitive, fully registered form without interest coupons. The global bonds will be deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. or another nominee as DTC may designate.

    DTC has advised us as follows:

    - DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

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    - DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thus eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and other organizations. Indirect access to the DTC system is available to others, including banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

    - Upon the issuance of the global bonds, DTC or its custodian will credit, on its internal system, the respective principal amounts of the pass-through bonds represented by the global bonds to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global bonds will be limited to persons who have accounts with DTC or persons who hold interests through the persons who have accounts with DTC. Persons who have accounts with DTC are referred to as "participants." Ownership of beneficial interests in the global bonds will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of participants, and the records of participants, with respect to interests of persons other than participants.

    So long as DTC or its nominee is the registered owner or holder of the global bonds, DTC or the nominee, as the case may be, will be considered the sole record owner or holder of the pass-through bonds represented by the global bonds for all purposes under the amended and restated indenture and the pass-through bonds. No beneficial owners of an interest in the global bonds will be able to transfer that interest except according to DTC's applicable procedures, in addition to those provided for under the amended and restated indenture.

    Owners of beneficial interests in the global bonds will not:

    - be entitled to have the pass-through bonds represented by the global bonds registered in their names;

    - receive or be entitled to receive physical delivery of certificated bonds in definitive form; and

    - be considered to be the owners or holders of any pass-through bonds under the global bonds.

    Accordingly, each person owning a beneficial interest in the global bonds must rely on the procedures of DTC and, if a person is not a participant, on the procedures of the participant through which that person owns its interests, to exercise any right of a holder of pass-through bonds under the global bonds. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global bonds desires to take any action that DTC, as the holder of the global bonds, is entitled to take, DTC would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take that action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payments of the principal of, premium, if any, and interest on the pass-through bonds represented by the global bonds will be made to DTC or its nominee, as the case may be, as the registered owner of the global bonds. Neither we, the trustee, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global bonds or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

    We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global bonds will credit participants' accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of the global bonds, as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global bonds held through these participants will be governed by

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standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for these customers. These payments will be the responsibility of these participants.

    Transfer between participants in DTC will be effected in the ordinary way in accordance with DTC rules. If a holder requires physical delivery of pass-through bonds in certificated form for any reason, including to sell pass-through bonds to persons in states which require the delivery of the pass-through bonds or to pledge the pass-through bonds, a holder must transfer its interest in the global bonds in accordance with the normal procedures of DTC and the procedures described in the amended and restated indenture.

    Unless and until they are exchanged in whole or in part for certificated pass-through bonds in definitive form, the global bonds may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

    Beneficial owners of pass-through bonds registered in the name of DTC or its nominee will be entitled to be issued, upon request, pass-through bonds in definitive certificated form.

    DTC has advised Homer City Funding that DTC will take any action permitted to be taken by a holder of pass-through bonds, including the presentation of pass-through bonds for exchange as described below, only at the direction of one or more participants to whose account the DTC interests in the global bonds are credited. Further, DTC will take any action permitted to be taken by a holder of pass-through bonds only in respect of that portion of the aggregate principal amount of pass-through bonds as to which the participant or participants has or have given that direction.

    Although DTC has agreed to these procedures in order to facilitate transfers of interests in the global bonds among participants of DTC, it is under no obligation to perform these procedures, and may discontinue them at any time. Neither Homer City Funding nor the trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

    Subject to specified conditions, any person having a beneficial interest in the global bonds may, upon request to the trustee, exchange the beneficial interest for pass-through bonds in the form of certificated pass-through bonds. Upon any issuance of certificated pass-through bonds, the trustee is required to register the certificated pass-through bonds in the name of, and cause the same to be delivered to, the person or persons, or the nominee of these persons. In addition, if DTC is at any time unwilling or unable to continue as a depositary for the global bonds, and a successor depositary is not appointed by us within 90 days, we will issue certificated pass-through bonds in exchange for the global bonds.

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       DESCRIPTION OF THE PRINCIPAL SALE-LEASEBACK TRANSACTION DOCUMENTS

    THE FOLLOWING IS A SUMMARY OF SELECTED PROVISIONS OF THE PRINCIPAL AGREEMENTS CONSTITUTING THE SALE-LEASEBACK TRANSACTION, AND IS NOT TO BE CONSIDERED TO BE A FULL STATEMENT OF THE TERMS OF THESE AGREEMENTS. ACCORDINGLY, THE FOLLOWING SUMMARIES OF THESE AGREEMENTS ARE QUALIFIED BY REFERENCE TO EACH AGREEMENT AND ARE SUBJECT TO THE TERMS OF THE FULL TEXT OF EACH AGREEMENT. COPIES OF THE FORMS OF MOST OF THESE AGREEMENTS HAVE BEEN FILED AS EXHIBITS TO THE REGISTRATION STATEMENT OF WHICH THIS CONSENT SOLICITATION STATEMENT FORMS A PART.

THE FACILITY LEASES

    We will enter into eight facility leases that relate to the facilities. Under these eight facility leases, we will lease from each owner lessor an undivided interest in the facilities.

TERM AND RENT

    The term of each facility lease, which we refer to as the basic lease term, will commence on the closing of the sale-leaseback transaction. The basic lease term of each facility lease is expected to continue for a period of 33 years and 8 months following the closing of the sale-leaseback transaction. We will have the right to renew each facility lease for one or more renewal lease terms. We refer to the basic lease term plus all renewal lease terms for each facility lease as its facility lease term.

    Rent payable under each facility lease consists of basic lease rent, which is payable with respect to the basic lease term, renewal lease rent, which is payable with respect to any renewal lease term, and supplemental rent. Supplemental rent includes our obligations arising out of the operative documents, other than basic lease rent and renewal lease rent, to the owner lessors or any other person.

    During the facility lease term, rent will be paid on each April 1 and October 1 if that date is a business day, and on the next succeeding business day if that date is not a business day, which date we refer to as rent payment dates. The first rent payment date will be April 1, 2002. Supplemental rent will be payable when due and owing, or if there is no due date specified, promptly after demand by the person entitled to the payment.

USE AND MAINTENANCE

    Under each facility lease, we agree that we will:

    - maintain the facilities, at our own expense, in as good condition, repair and working order as when delivered on the closing date of the sale-leaseback transaction, ordinary wear and tear excepted, without discrimination as compared to other facilities of a similar type owned or operated by us or any of our affiliates, and in any event, in all material respects:

       - in accordance with prudent industry practice;

       - in compliance with all requirements of law, including without limitation, all environmental laws, safety laws and rules and regulations promulgated by the Federal Energy Regulatory Commission; and

       - in accordance with the terms of all insurance policies required to be maintained by the documents relating to the sale-leaseback transaction; and

    - cause to be made all repairs, renewals, replacements, betterments and improvements to the facilities, all as in our reasonable judgment may be necessary to operate the facilities in accordance with the operative documents and in compliance with all requirements of law, and to the extent commercially reasonable, consistent with the estimated remaining economic useful life of the facilities.

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    In the ordinary course of maintenance, service, repair or testing of the facilities or any component of the facilities, we, at no cost to the owner lessors, may remove, cause or permit to be removed from the facilities any component of the facilities, so long as:

    - we cause the component to be replaced as soon as commercially practicable by a replacement component which is free and clear of all liens, other than permitted encumbrances, and is in as good an operating condition as that of the component replaced, assuming that the component replaced was maintained in accordance with the terms of the facility leases, and which has a current and residual value, remaining economic useful life and utility at least equal to that of the component replaced;

    - the manner in which the component is replaced does not diminish the current value, residual value, remaining economic useful life or utility of the facilities by more than an immaterial amount, as measured immediately before the replacement assuming the facilities are then in the condition required to have been maintained by the terms of the facility leases, or cause the facilities to become property subject to a lease, which at the end of the lease term could only reasonably be expected to be usable by the lessee, which we will refer to as "limited use property;" and

    - any component so replaced becomes our property and any component so added becomes the property of the owner lessors and becomes immediately subject to the facility leases.

    "PRUDENT INDUSTRY PRACTICE" means, at a particular time:

    - any of the practices, methods and acts engaged in or approved by a significant portion of the competitive coal-fired electric generating industry operating in the eastern United States at that time; or

    - with respect to any matter to which the immediately preceding clause does not apply, any of the practices, methods and acts which, in the exercise of reasonable judgment at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition.

    Prudent industry practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of possible practices, methods or acts having due regard for, among other things, manufacturers' warranties and the requirements of any governmental authority of competent jurisdiction.

IMPROVEMENTS TO THE FACILITIES

    REQUIRED IMPROVEMENTS

    Without expense to the owner lessors and without the consent of any other party to the operative documents, whom we refer to as the lease financing parties, we are required to make or cause to be made any modification, alteration, addition or improvement to the facilities as is required:

    - by requirements of law or any governmental authority;

    - by any insurance policy required to be maintained by us under any operative document; or

    - by the terms of the operative documents.

These improvements are called required improvements. We may, in good faith and by appropriate proceedings, subject to customary conditions, diligently contest the validity or application of any requirement of law in any reasonable manner and according to the terms of the facility leases.

    OPTIONAL IMPROVEMENTS

    So long as no material lease default described below in clauses (1),
(2) and (7) of "--Lease Events of Default" or lease event of default described below in "--Lease Events of Default" has occurred and

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is continuing, at any time, we may, without expense to the owner lessors and without the consent of any other lease financing party, make or cause to be made or permit to be made any modification, alteration, addition or improvement to the facilities as we consider desirable in the proper conduct of our business. These improvements are called optional improvements. However, no optional improvement to the facilities may (1) diminish the current or residual value, remaining economic useful life or utility of the facilities by more than an immaterial amount below the current or residual value, remaining economic useful life or utility of the facilities as measured immediately before the optional improvement (assuming the facilities are then in the condition required to have been maintained by the terms of the facility leases) or (2) cause the facilities to become limited use property.

    Improvements that can be removed without causing material damage to the facilities are called severable improvements. Subject to limitations on our ability to incur indebtedness contained in the participation agreements, we may finance improvements other than through the facility leases if the financing does not result in a lien on the facilities or the facility site. All required improvements, non-severable improvements and improvements that are financed through the facility leases automatically become the property of the owner lessors and are subject to the facility leases and the lease indentures upon being affixed to the facilities.

    FINANCING IMPROVEMENTS

    We are not permitted to finance through the facility leases optional or severable improvements which are not also required improvements. If we elect to finance required or non-severable improvements to an undivided interest, the applicable owner participant will be given the opportunity, exercisable in its sole discretion, to finance the improvements in whole or in part with additional equity. We are not obligated to accept, nor will any owner participant be obligated to provide, any additional equity financing. Notwithstanding the above, however, at our request, each owner lessor and the lease indenture trustee will be obligated to finance required or non-severable improvements through the issuance of additional secured lease obligation notes under the applicable lease indenture. These secured lease obligation notes will rank equally and ratably with the secured lease obligation notes then outstanding and will share in the collateral of the indenture estate securing the original secured lease obligation notes, subject to, among others, the following conditions:

    - there may be no more than one financing of this kind in any calendar year, except that this limitation will not apply to required improvements;

    - the additional secured lease obligation notes will have a final maturity date no later than two years before the expiration date of the basic lease term, will be fully repaid out of additional basic lease rent, and will be subject to terms and conditions as are customary for leveraged lease financings;

    - appropriate adjustments to basic lease rent and termination value, determined without regard to any tax benefits associated with the improvements, unless the owner participant is financing the improvements with additional equity, will be made to protect the owner participant's expected return, but no change will be made to the amortization schedule or interest amounts and payment dates on the original secured lease obligation notes;

    - we will pay, on an after-tax basis, all reasonable costs and expenses of all or any of the parties to the operative documents, which we will refer to as the lease financing parties, including the reasonable fees and expenses of counsel to the other lease financing parties, in connection with the financing of an improvement;

    - no material lease default or lease event of default may have occurred and be continuing, unless the improvement to be made with the financing will cure the default and the improvement will be made in compliance with applicable operative documents;

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
    - the financing may be in an amount not less than $5 million, nor greater than 100% of the costs of the improvement being financed, but the aggregate outstanding balance of all additional secured lease obligation notes issued in respect of the facilities may not exceed the owner lessor's percentage of $300 million;

    - the owner participant will have received from tax counsel a favorable opinion reasonably satisfactory to it to the effect that the financing should not result in any incremental tax risk to the owner participant and will have received an indemnity against this risk reasonably satisfactory to the owner participant from or guaranteed by an entity which has a credit rating of at least "BBB-" from Standard & Poor's and at least "Baa3" from Moody's, but if the opinion referred to is that the financing will not result in an incremental tax risk to the owner participant, this minimum credit rating will not be required;

    - the owner participant will not suffer material adverse accounting effects under generally accepted accounting principles as a result of providing the additional financing;

    - we will have made or delivered representations, warranties, covenants, opinions or certificates as the applicable owner participant may reasonably request;

    - the minimum projected basic lease rent service coverage ratio will be at least 1.50 to 1.0, and the average projected basic lease rent service coverage ratio will be at least 1.75 to 1.0, calculated at the time of issuance of the additional secured lease obligation notes and calculated in accordance with certain agreed-upon inputs and the then base case assumptions; and

    - we will have received written confirmation from Standard & Poor's and Moody's that no lowering of the then-current credit ratings of the pass-through bonds will result from the financing, which we refer to as a ratings reaffirmation.

    "BASIC LEASE RENT SERVICE COVERAGE RATIO" means a ratio, the numerator of which is our net cash flow for the period, and the denominator of which is the amount of basic lease rent payable during the period.

SUBLEASE

    We may sublease each undivided interest in the facilities without the consent of the applicable owner lessor, owner participant, security agent or lease indenture trustee, under the following conditions:

    - the sublessee is a United States person that:

       - is a solvent corporation, partnership, business trust, limited liability company or other entity not then subject to bankruptcy proceedings;

       - is not involved in material pending or unresolved litigation with the applicable owner participant or any of its affiliates; and

       - is, or its obligations under the sublease are, guaranteed by or contracted to be performed by, an experienced operator of United States based coal-fired electric generating assets similar to the facilities;

    - the sublease does not extend beyond the scheduled expiration of the applicable basic lease term or renewal lease term then in effect or elected by us, may be terminated upon early termination of the applicable facility lease, and is expressly subject and subordinate to the applicable facility lease;

    - all terms and conditions of the applicable facility lease and related operative documents and project documents remain in effect and we remain fully and primarily liable for our obligations under the facility leases and the other operative documents and project documents;

    - no lease default or lease event of default under the applicable facility lease has occurred and is continuing or will be created as a result of the sublease;

    - the sublease prohibits further assignment or subletting;

    - the sublease requires the sublessee to operate and maintain the undivided interest in a manner consistent with the facility leases;

    - the sublessee does not cause the facilities to become "tax-exempt use property" within the meaning of Section 168(h) of the Internal Revenue Code of 1986, unless we make a payment to the applicable owner participant at the time of the execution of the sublease that, in the reasonable judgment of the owner participant, compensates the owner participant for the adverse tax consequences resulting from the classification of the property as "tax-exempt use property;"

    - the applicable owner lessor and owner participant and, so long as the secured lease obligation notes are outstanding, the trustee and security agent, will have received an opinion of counsel reasonably satisfactory to each recipient to the effect that all material regulatory approvals relating to the sublease have been obtained;

    - the sublessee pays all reasonable documented out-of-pocket expenses incurred by the applicable lease financing parties in connection with the sublease; and

    - neither the sublease nor sublessee will jeopardize the owner lessor's, owner participant's, Homer City Funding's, the trustee's or security agent's exempt status under the Public Utility Holding Company Act of 1935 and other laws relating to electric utilities, generators, wholesalers or retailers.

    It is a condition precedent to any subleasing that we provide the applicable owner lessor, owner participant and, so long as the secured lease obligation notes are outstanding and the lien of the lease indenture has not been terminated, the security agent with all documentation related to the sublease and an opinion of counsel reasonably satisfactory to each recipient to the effect that the sublease complies with the above requirements.

ASSIGNMENT

    We may not assign the facility leases without first offering to assign such interest to the owner lessor.

TERMINATION FOR BURDENSOME EVENTS

    We have the option, by giving written notice to the applicable owner lessor no later than 12 months after the date we receive notice or actual knowledge of the events described below, to terminate the applicable facility lease, on a date occurring not less than 30 days nor more than 60 days after the date of giving the notice, if:

    - due to a change in law it becomes illegal for us to continue the facility lease or for us to make payments under the facility lease, and the transaction cannot be restructured to comply with the change in law in a manner reasonably acceptable to the lease financing parties; or

    - one or more events outside our control has occurred which will, or can reasonably be expected to, give rise to an obligation by us to pay or indemnify in respect of general indemnity or tax indemnity payments under the applicable lease documents, but only if (1) the payment or indemnity obligation and the underlying cost or tax can be avoided in whole or in material part by the termination of the facility lease or sale of the owner lessor's undivided interest, and (2) the amount of the avoided payments would exceed (on a present value basis, discounted at the discount rate, compounded on an annual basis to the date of the termination) 2.5% of the owner lessor's purchase price.

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
The applicable owner participant may waive its right to indemnity payments in excess of 2.5% of the purchase price payments or arrange for its own account the payment of the indemnity payments.

    In connection with the receipt of a burdensome termination notice, the owner lessor may, but has no obligation to, sell its undivided interest and we, as the owner lessor's agent, will use commercially reasonable efforts to obtain cash bids from unaffiliated third parties for the sale of the undivided interest. We may, but have no obligation to, make an offer to purchase the undivided interest and will have a right of first refusal with respect to any offer received from an unaffiliated third party. If the owner lessor accepts a qualifying cash bid in writing, we will pay the owner lessor on the termination date the following amount:

    - the termination value, LESS

    - the cash received by the owner lessor in connection with the qualifying cash bid, or zero if the cash received by the owner lessor in connection with the qualifying cash bid is equal to or greater than the termination value, PLUS

    - on an after-tax basis, all reasonable documented out-of-pocket costs and expenses of the owner lessor, owner participant, and, so long as the secured lease obligation notes are outstanding and the lease indenture lien has not been discharged, the security agent, PLUS

    - any amount by which basic lease rent paid by us exceeds the amount of basic lease rent allocated to us under the facility lease, PLUS

    - any payments which are due, payable and unpaid under the operative documents on the termination date.

    If the owner lessor rejects a qualifying cash bid in writing and does not elect to retain its undivided interest and ground interest, we will pay the owner lessor on the termination date the following amount:

    - the termination value, LESS

    - the amount of the rejected qualifying cash bid, or zero if the bid is equal to or greater than the termination value, PLUS

    - on an after-tax basis, all reasonable documented out-of-pocket costs and expenses of the owner lessor, owner participant and, so long as the secured lease obligation notes are outstanding and the lease indenture lien has not been discharged, the security agent, PLUS

    - any amount by which basic lease rent paid by us exceeds the amount of basic lease rent allocated to us under the facility lease, PLUS

    - any payments which are due, payable and unpaid under the operative documents on the termination date.

    Concurrently with the payment of the sums specified above, all basic lease rent and renewal rent will cease to accrue, the facility lease will terminate, the owner lessor will pay all amounts of principal and interest and any other amounts owing under the secured lease obligation notes (including any make-whole premium, if any, due and payable), and each of the owner lessors will transfer its undivided interest to the facility lessee or a third party making a qualifying cash bid after executing and delivering appropriate releases and documents necessary to effect such transfer. Amounts prepaid by the owner lessor with respect to the secured lease obligation notes are passed through to the pass-through bonds. See "Description of the Pass-Through Bonds--Mandatory Prepayment."

    If, in connection with the termination of the facility lease under the circumstances described above, we purchase an owner lessor's undivided interest, execute an assumption agreement and satisfy other conditions contained in the applicable lease indenture, we may, so long as no material lease default or lease event of default has occurred and is continuing after giving affect to the assumption, assume the applicable secured lease obligation notes. No termination of a facility lease under the circumstances described above will be effective, regardless of whether the owner lessor elects to sell or retain its undivided interest in connection with the termination, unless and until either we assume the related secured lease obligation notes in accordance with the provisions of the related lease indenture and our obligation to pay termination value is reduced by the outstanding principal amount of the secured lease obligation notes so assumed, or the applicable owner lessor has paid all outstanding principal and accrued interest on the secured lease obligation notes and all other amounts due under the lease indenture on the proposed date of termination. Under the participation agreements, we also have the option of purchasing the ownership interest in the applicable owner lessor under the circumstances and keeping the facility lease in place.

    We may, so long as no lease event of default has occurred and is continuing, terminate a facility lease at any time on or after the seventh anniversary of the closing date of the sale-leaseback transaction and within six months of the giving of notice, as described below, if our general partner determines in good faith that the facilities are economically or technologically obsolete as a result of a change in applicable law, regulation or tariff of general application, any material change in the markets for the wholesale purchase and/or sale of energy or imposition by the Federal Energy Regulatory Commission or any other governmental entity having or claiming jurisdiction over us or the facilities of any burdensome conditions or requirements, including without limitation, requiring significant capital improvements to the facilities.

    In order to exercise the termination option described immediately above, we must give the applicable owner lessor at least six months' prior written notice, containing a certification by our manager as to the basis of exercising an option to terminate. The owner lessor may elect to retain rather than sell the undivided interest by providing notice to us 90 days before the proposed termination date, in which case we will pay to the owner lessor on the termination date all basic and renewal rent and other amounts then owing, and the facility lease will terminate. Concurrently with the payment of the sums specified above, all basic lease rent and renewal rent will cease to accrue, the facility lease will terminate, the owner lessor will pay all outstanding principal and accrued interest owing under the secured lease obligation notes (including any make-whole premium, if any, due and payable) and any other amounts due under the lease indenture, including reimbursement of any fees or expenses of the security agent, the facility lessee will transfer its undivided interest to the owner lessor, the owner lessor will execute and deliver appropriate releases and documents necessary to effect such transfer and pay to the facility lessee the amount of a deemed loan, for federal income tax purposes, between the lessor and the lessee, calculated to take into account either the deferral or prepayment, when measured against the allocation of rent for federal income tax purposes, of rental payments, which we refer to as the section 467 loan balance, if any. Amounts prepaid by the owner lessor with respect to the secure lease obligation notes are passed through to the pass-through bonds. See "Description of the Pass-Through Bonds--Mandatory Prepayment." Notwithstanding the foregoing, we will not terminate a facility lease as described above, unless concurrently with our election to terminate, we elect to terminate all the facility leases.

    In the event of an early termination as described immediately above, if the owner lessor does not elect to retain its undivided interest, we will, as non-exclusive agent for the applicable owner lessor, use commercially reasonable efforts to obtain bids from unaffiliated third parties and sell the applicable owner lessor's undivided interest in the obsolete, surplus or unusable facilities on the termination date, all the proceeds of which will be for the account of the owner lessor. However, so long as the secured lease obligation notes are outstanding and the lien of the lease indenture has not been discharged, the proceeds of the sale will be paid directly to the security agent. The purchaser of the undivided interest may not be us, any of our affiliates or any third party with whom we, or any of our affiliates has an arrangement to use or operate the affected facilities to generate power for our benefit, or the benefit of our affiliates. On the termination date, the owner lessor will sell the undivided interest to the highest bidder, and we will pay the owner lessor the excess of the termination value over the proceeds of the

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sale, plus specified additional amounts. However, if the proceeds of the sale exceed the termination value, the owner lessor will reimburse us for the amount, if any, we paid as termination value.

    No termination of a facility lease under the circumstances described above will be effective, regardless of whether the owner lessor elects to sell or retain its undivided interest in connection with the termination, unless and until either we assume the related secured lease obligation notes in accordance with the provisions of the related lease indenture and our obligation to pay termination value is reduced by the outstanding principal amount of the secured lease obligation notes so assumed, or the applicable owner lessor has paid all outstanding principal and accrued interest on the secured lease obligation notes and all other amounts due under the lease indenture on the proposed date of termination.

    Unless the applicable owner lessor enters, with our consent, into a legally binding contract to sell its undivided interest and ground interest, we may, upon providing notice at least 30 days before the proposed termination date, revoke our notice of termination, but we may not reissue the notice of termination more than once in any five-year period. In the event of a revocation of a termination notice, the applicable facility lease will continue in effect.

LIENS

    We will not, directly or indirectly, create, incur, assume or suffer to exist any liens or other encumbrances on the undivided interest or our interest in any operative document, except for liens expressly permitted as described in "Description of the Proposed Amendments--The Proposed Amendments--Amendment to
Section 4.13 of the Existing Indenture (Limitation on Liens)."

INSURANCE

    As described in each participation agreement, we will, at our own cost and expense, maintain insurance customarily carried by owners and operators of electric generating facilities similar to the facilities and at a minimum, the following insurance, except in some circumstances when it is not available on commercially reasonable terms:

    - all risk property insurance covering against physical loss or damage to the facilities, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage in an amount not less than the greater of the then current termination value or full replacement value, with deductibles of $2 million or less;

    - business interruption insurance in an amount equal to 18 months' continuing expenses, debt service on the secured lease obligation notes and net profits of the facilities, with deductibles not to exceed
      60 days;

    - commercial or comprehensive general liability insurance, insuring against claims for, among other things, bodily injury and property damage to third parties, with limits of not less than $1,000,000, which will not contain exclusions for punitive or exemplary damages where insurable under law;

    - workers' compensation insurance in accordance with statutory provisions in an amount not less than $1,000,000, which will not contain any occupational disease exclusions;

    - automobile liability insurance with a limit of not less than $1,000,000;
      and

    - excess/umbrella liability insurance providing coverage limits in excess of the primary limits applying under the commercial or comprehensive general liability, workers' compensation and automobile insurance in an amount not less than $50,000,000, which will not contain exclusions for punitive or exemplary damages.

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Any liability insurance policy maintained by us or on our behalf will name the facility lessee as the insured and as long as the secured lease obligation notes are outstanding, the security agent and thereafter each of the owner participants and the security agent on behalf of the owner lessor, as loss payees.

    Insurance proceeds exceeding $5 million but less than $50 million on account of any damage to or destruction of the facilities or any part of the facilities will be held in the recovery event proceeds account for application in repair or replacement of the affected property. If no material lease default or lease event of default has occurred and is continuing, insurance proceeds in excess of $50 million on account of any damage to, or destruction of, the facilities or any part of the facilities will be paid to us, so long as we deliver a notice supported by a report of an independent engineer as to the nature and cost of the repair, the reasonableness of our repair and replacement plan, sufficiency of the proceeds, together with other financings for the proposed repair and our ability to pay lease rent during the restoration period. If we are unable to obtain an independent engineer's report, the insurance proceeds will be payable in accordance with the event of loss provisions described below or, if the lien of the lease indenture has not been terminated or discharged, will be paid to the security agent for application in accordance with the terms of the lease indenture.

    If any insurance required to be maintained by us ceases to be available on a commercially reasonable basis at the time of renewal, we will enter into good faith negotiations with each owner lessor in order to obtain an alternative to the insurance.

EVENTS OF LOSS

    Any of the following events, by themselves, are events of loss under each facility lease:

    - the loss of the facilities or use of the facilities due to destruction or damage to the facilities or facility site, rendering repair uneconomic or rendering the facilities permanently unfit for normal use;

    - any damage to the facilities that results in an insurance settlement on the basis of a total loss or an agreed constructive or a compromised total loss of the facilities;

    - seizure, condemnation, confiscation or taking of, or requisition of title to or use of, the facilities or facility site by any governmental authority that results in loss by the applicable owner lessor of title to or use of its undivided interest or ground interest following exhaustion of all permitted appeals or the election by us not to pursue the appeals and with the applicable owner participant's consent if a material lease default or lease event of default has occurred and is continuing;

    - if elected by the owner participant and only in circumstances where the termination of the facility lease and transfer of the facilities to us removes the basis of the regulation described below, subjection of
      (a) the owner lessor or the owner participant to any rate-of-return regulation by a governmental authority, or (b) the owner participant or the owner lessor to any public utility regulation or law and either regulation, in the reasonable opinion of the owner participant, is burdensome, due to our, the owner lessors' or the owner participants' participation in the transactions contemplated by the operative documents, which we will refer to as a regulatory event of loss; or

    - destruction, damage, loss or theft to the facilities which results in an insurance settlement or payment of $50,000,000 or more, and, following the receipt of this payment we fail to repair or rebuild the facilities due to our inability to deliver, within 45 days from the receipt of the proceeds, a notice supported by a report of an independent engineer as to the nature and cost of the repair, the reasonableness of our repair and replacement plan, the sufficiency of the proceeds together with other financings for the proposed repair and our ability to pay lease rent during the restoration period.

    In the event of a loss described in the first three bullet points above, we have the obligation to rebuild, replace or repair the facilities, subject to satisfaction of rebuild conditions.

    If we elect to terminate a facility lease following the occurrence of an event of loss described in the first three bullet points above, we will purchase the undivided interest from the applicable owner lessor by paying the termination value plus specified other amounts, and the owner lessor will prepay the outstanding principal of the related secured lease obligation notes, along with accrued interest and any premium, on the related secured lease obligation notes. Following our purchase of the applicable owner lessor's undivided interest, the relevant facility lease will terminate. As long as we remain liable under the facility lease, we may purchase the ownership interest held by the applicable owner participant instead of purchasing the owner lessor's undivided interest and thus keep the facility lease in place.

    Notwithstanding the preceding provisions, in the case of a regulatory event of loss or an event of loss described in the fifth bullet point above, if at least one cash bid is received the facility lease will terminate and the owner lessor will, subject to our right of first refusal, sell its undivided interest to the party submitting the highest cash bid on an "as is," "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of owner lessor and owner participant liens. We will pay to the owner lessor the amount by which the termination value exceeds the sales price received by the owner lessor plus specified other amounts. If no cash bids are received or if cash bids are received but the sale is not consummated, we will pay to the owner lessor the termination value plus specified other amounts, after which our rent obligation will cease and the facility lease will terminate. If shutting down the facilities does not eliminate burdensome regulations on the owner participant, the owner lessor will sell the undivided interest as scrap, subject to our right of first refusal. If shutting down the facilities eliminates the burdensome regulation, the facilities will be shut down and we may continue marketing the facilities for up to an additional three months. If one cash bid is received before the end of this extended period, the owner lessor will, subject to our right of first refusal, sell the facilities to the party submitting the highest cash bid on an "as is," "where is" and "with all faults" basis, without representations or warranties other than a warranty as to the absence of owner lessor and owner participant liens, after which we will pay reasonable, documented out-of-pocket expenses of the owner participant, owner lessor, and so long as the secured lease obligation notes are outstanding and the lease indenture lien has not been discharged, the security agent, Homer City Funding and the trustee, and the owner lessor will pay the net cash proceeds of the sale to the extent of payments made by us. If there is no extended marketing period or no cash bids are received in this period, the owner lessor will sell the facilities as scrap, subject to our right of first refusal.

    Notwithstanding the preceding provisions, in the case of a regulatory event of loss or an event of loss described in the fifth bullet point above, and in connection with our purchase of the undivided interest, we may, instead of terminating the facility lease, assume the owner lessor's obligations under the applicable lease indenture and pay an amount equal to the following:

    - the termination value, LESS

    - the outstanding principal amount of the applicable secured lease obligation notes, PLUS

    - on an after-tax basis, all reasonable, documented out-of-pocket costs and expenses incurred in connection with the event of loss by the owner lessor, owner participant, and so long as the secured lease obligation notes are outstanding and the lease indenture lien has not been discharged, the security agent, the lease indenture trustee, Homer City Funding and the trustee, PLUS

                                       53
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    - any other rent, other than basic lease rent or renewal rent payable after the termination value payment date, due and unpaid on the termination value payment date, PLUS

    - any amount due and unpaid or accrued and unpaid on the termination value payment date under any other operative document.

    Notwithstanding anything in the facility lease to the contrary, upon the occurrence of an event of loss described in the first, second, third and fifth bullet points above after which we do not elect to rebuild and do not deliver a notice supported by an independent engineer's report within 45 days of the settlement of or payment of $5,000,000 or more in respect of that event of loss, then we will pay to the owner lessor as supplemental rent an amount equal to the owner lessor's percentage of the payment.

    If the facilities or any part of the facilities suffer destruction, damage, loss or theft not constituting an event of loss, which we refer to as a partial event of loss, we will rebuild or make repairs necessary (1) to restore the facilities to their current value, residual value, utility and economic useful life immediately before the partial event of loss and (2) ensure that the facilities do not become "limited use property." However, in connection with a partial event of loss for which we have received a settlement or payment of $5,000,000 or more, we will deliver a notice supported by an independent engineer's report to the owner lessor, owner participant, lease indenture trustee, security agent, Homer City Funding and the trustee within 45 days of receipt of the proceeds.

    At the time of the payment of the amounts listed above, other than in the case of a regulatory event of loss or burdensome buyout, described above in "--Termination for Burdensome Events," where the owner participant sells its membership interest but the facility lease and the secured lease obligation notes remain in place, which we refer to as a special lessee transfer, the facility lease, site lease and site sublease will terminate. Alternatively, we may purchase the owner participant's ownership interest in the owner lessor and elect not to terminate the facility lease.

    Our right to rebuild the facilities in connection with an event of loss will be subject to the satisfaction of the following conditions, among other things:

    - delivery to the owner participant of: (1) an opinion reasonably satisfactory to it from its tax counsel to the effect that the proposed rebuilding should not result in any material unidentified incremental tax risk; (2) an indemnity against this risk in form and substance reasonably satisfactory to the owner participant from, or guaranteed by, an entity which has a credit rating of at least "BBB-" from Standard & Poor's or "Baa3" from Moody's; or (3) any other indemnity arrangement against these risks satisfactory to the owner participant;

    - delivery to the owner participant and so long as the secured lease obligation notes are outstanding, the security agent, Homer City Funding and the trustee of a report of an engineering consultant to the effect that the rebuilding of the facilities is technologically feasible and economically viable and that the rebuilding can be completed before the end of the facility lease term, including any renewal lease term then in effect or elected by us;

    - delivery of a report of an independent appraiser to the effect that the facilities will, after completion of the rebuilding, have at least the same value, residual value, utility and useful life as the facilities immediately before the event of loss;

    - delivery of a certificate demonstrating that we possess adequate financial resources, from insurance proceeds or otherwise, to complete the rebuilding of the facilities and to pay basic lease rent or renewal rent while the facilities are being rebuilt and that we reasonably expect to be capable of replacing or modifying any project documents that must be replaced or modified in order to avoid any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on: (1) our business, assets, results of operations or financial condition, (2) our ability to perform or comply with our obligations under any of the

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      operative documents, (3) the validity or enforceability of any of the operative documents, the liens granted under them or the material rights and remedies of the parties to the operative documents, and (4) with respect to each owner participant's interest in the facilities, the residual value or remaining useful life of the facilities, all of which we refer to as a material adverse effect;

    - commencement of the rebuilding as soon as reasonably practicable and, in any event, within 12 months of the occurrence of the event that caused the event of loss;

    - demonstration that the rebuilding will not result in any material adverse accounting effect on the applicable owner participant;

    - demonstration of the absence of any material lease default or lease event of default, unless the default would be cured by rebuilding; and

    - demonstration that all governmental approvals required in connection with the work done or proposed to be done have been obtained or can reasonably be expected to be obtained on or before the date required.

    Any proceeds received by us or the owner lessors from a governmental authority or from insurance proceeds related to an event of loss will be paid to the owner lessors, except that we may retain any amounts up to the amount we were to pay to the owner lessors to terminate the facility lease or purchase the undivided interest upon the event of loss. The remainder of these proceeds will be divided between us and the owner lessors in accordance with our respective interests in the facilities. Notwithstanding the preceding provisions, if we have elected to rebuild the facilities, these proceeds will be applied as outlined above in "--Insurance."

    If any portion of the facilities or facility site is requisitioned or otherwise taken by a governmental authority under power of eminent domain or otherwise in a manner which does not constitute an event of loss, our obligation to pay rent will continue, but we will be entitled to receive and retain any amounts payable as compensation for the taking. However, if at the time of the requisition or taking, a material lease default or lease event of default has occurred and is continuing, these amounts will be paid to and held by the owner lessors, or if secured lease obligation notes are outstanding, the security agent, as security for our obligations until the default has been cured.

LEASE EVENTS OF DEFAULT

    The occurrence of any of the following events constitutes an event of default under each facility lease:

        (1) our failure to make any payment when due of any basic or renewal lease rent or termination value, if we do not cure the failure within five business days of the failure;

        (2) our failure to make any other payment under the facility lease or any other operative document when due, if we do not cure the failure within 10 days after receiving written notice of the failure;

        (3) our failure to maintain insurance in the amounts and on the terms described in the operative documents;

        (4) our failure to perform or observe in all material respects the covenant restricting mergers, consolidation or the sale of substantially all of our assets and the covenant regarding the maintenance of accounts or our breach of the covenant against liens, to the extent incurred with respect to borrowed money;

        (5) our failure to perform or observe any other material covenant described in any of the facility leases or any covenant described in the applicable participation agreement or in any other

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    project document or operative document, if the failure is not cured within
    30 days after receiving written notice of the failure. The project documents consist of the energy sales agreement, the nitrogen oxide allowance sales agreement, our partnership agreement, the fuel supply agreement, our guarantees of trading activities, the real property documents under which we have an interest in facility site and easements, the ownership and operation agreement, the interconnection agreement and any other material agreement between us and any of our affiliates or any third party relating to the ownership, use, operation or maintenance of the facilities. However, for any failure other than a failure to comply with the negative covenants set forth in the participation agreements, if the failure cannot be remedied within this 30-day period, we will have up to an additional 180 days to cure the failure, so long as we diligently pursue this remedy and the failure is reasonably capable of being remedied within the additional 180-day period. However, in the case of our obligation to maintain the facilities, to the extent we are contesting the non-compliance in good faith and the contest extends no longer than 36 months beyond the scheduled basic lease term expiration, our failure to comply with the requirements of the obligation will not constitute a lease event of default so long as our contest does not expose the facilities to any material risk of foreclosure, sale, forfeiture or loss, imposition of a lien or expose any lease financing party to criminal liability, regulation as a public utility, or material risk of material adverse effect on the interests of the applicable owner lessor or owner participant. If the noncompliance relating to maintenance of the facilities is not a type that can be immediately remedied, our failure to comply will not be a lease event of default if we are taking all reasonable action to remedy the noncompliance and if, but only if, the noncompliance does not involve any of the risks to the facilities or lease financing parties just described;

        (6) any of our representations or warranties in the operative documents, other than tax representations described in the tax indemnity agreement, prove to have been incorrect in any material respect when made or misleading in any material respect, if the facts or circumstances upon which the breach of representation or warranty is based continue to be material and unremedied for a period of 30 days after we receive written notice of the breach. However, if the breach cannot be remedied within 30 days but could be remedied within 60 additional days and we diligently pursue a remedy during the 30 days, then the cure period will be extended up to an additional 60 days;

        (7) we, Edison Mission Holdings or any of Edison Mission Holdings' other subsidiaries voluntarily commence or have instituted against us bankruptcy proceedings, or consent to any similar relief or the appointment of or taking possession by any governmental official in any voluntary case of bankruptcy or other proceeding commenced against us, or if we file an answer admitting the material allegations of a petition filed against us in any proceedings of this kind, or if we make a general assignment for the benefit of creditors, or are wound up or dissolved, or, in the instance of involuntary proceedings, the case remains undismissed for 90 days;

        (8) we default under any bond, debenture, note or other evidence of indebtedness, except obligations arising under the operative documents and non-recourse indebtedness, for money borrowed by us under any mortgage, indenture or instrument, whether the indebtedness exists now or is created in the future, where the indebtedness is in an aggregate principal amount exceeding $5 million at all times, and where the default has resulted in this indebtedness becoming or being declared due and payable before the date on which it would otherwise have become due and payable, without this indebtedness having been discharged, or the acceleration having been rescinded or annulled;

        (9) any security documents, which consist of the amended and restated guarantee and collateral agreement, the pledge and collateral agreement, the amended security deposit agreement, the lease subordination agreement, the owner lessor subordination agreement, the lease indenture and the amended and restated indenture to which we, the owner lessor, the owner

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    participant, or, so long as the secured lease obligation notes are outstanding and the lien of the lease indenture has not been discharged, the security agent or Homer City Funding is a party or the liens created thereunder are declared unenforceable, are terminated, or cease to be in full force and effect and such condition shall remain unremedied for a period of 10 days;

        (10) specified events occur with respect to ERISA;

        (11) monetary judgments or orders for the payment of money in excess of $1 million in the aggregate, taking into account insurance proceeds where the insurer has accepted coverage without reservation, are entered against us and are not vacated, discharged, stayed or bonded within 60 days from entry of the judgment or order;

        (12) subject to the covenant restricting mergers in the participation agreement, Edison Mission Energy, without prior written consent of the owner lessor, the owner participant and, so long as the secured lease obligation notes are outstanding and the lien of the lease indenture has not been discharged or terminated, Homer City Funding or the trustee, ceases to own directly or indirectly in excess of 50% of the ownership interests in us; however, the consent of Homer City Funding or the trustee is not required if at that time either (1) the pass-through bonds are rated at least "BBB-" by Standard & Poor's and "Baa3" by Moody's, and a reaffirmation of these ratings is obtained or (2) the reduction of Edison Mission Energy's ownership interest in us has been approved by holders or more than 66 2/3% of the secured lease obligation notes;

        (13) any of the facility site leases, site subleases or any other material project document is cancelled, terminated or ceases to be in full force and effect, unless alternative arrangements, satisfactory to the applicable owner lessor, the applicable owner participant and, so long as the secured lease obligation notes are outstanding and the lien of the lease indenture has not been released or discharged, the security agent, Homer City Funding and the trustee, have been made and the parties have acknowledged their satisfaction with these alternative arrangements in writing;

        (14) we use funds on deposit in any security account other than for the purposes specified in the operative documents;

        (15) the amended and restated guarantee and collateral agreement or the pledge and collateral agreement ceases to be in full force and effect;

        (16) we fail to remain exempt from the Public Utility Holding Company Act or any regulation under state utility law which would have a material adverse effect on us or any transaction parties;

        (17) any material operative document is terminated, declared unenforceable or ceases to be in full force and effect with respect to us or our affiliates; and

        (18) a default occurs under any of the other facility leases.

    The circumstances described in clauses (1), (2) and (7) above, without giving effect to any notice requirements or the passage of time, are referred to in this consent solicitation statement as material lease defaults.

    Upon the occurrence and continuance of any lease event of default, the applicable owner lessor may declare the relevant facility lease to be in default by written notice to us, except that the facility lease will automatically be in default without the need for giving notice upon the occurrence of the events described in clause (7) above. Except as provided below, the applicable owner lessor may, at any time after the declaration, so long as we have not cured all outstanding lease events of default, exercise one or more of the remedies described in the relevant facility lease, including:

    - seeking performance of our obligations under the facility lease by appropriate court actions, either at law or equity, or recovering damages for breach of obligations under this document;

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    - terminating the facility lease, as a result of which we will be required to return possession of the owner lessor's undivided interest and our right to the possession and use of the undivided interest under the facility lease will absolutely cease and terminate, but we will remain liable as provided in the facility lease;

    - selling the owner lessor's undivided interest and ground interest at public or private sale, free and clear of our rights, as a result of which allocated rent will cease to accrue and rent will no longer become due or payable plus the section 467 loan balance;

    - holding, keeping idle or leasing to others the owner lessor's undivided interest and ground interest free and clear of our rights under the facility lease, as a result of which our obligation to pay rent will be reduced by net proceeds, if any, received by the owner lessor from leasing its interest to another person plus any section 467 loan balance due and unpaid; or

    - withdrawing amounts from the equity account in accordance with the provisions of the amended security deposit agreement but only in the case of the failure to pay the equity portion of basic lease rent.

    Upon the occurrence and continuance of any lease event of default, whether or not the applicable owner lessor has sold its undivided interest, the owner lessor may require us to pay any due and unpaid or accrued and unpaid rent due and payable through the termination date specified in a termination notice, PLUS, as liquidated damages for the loss of a bargain and not as a penalty, instead of the basic lease rent or renewal lease rent due after the termination date specified in the notice:

    - an amount equal to the excess, if any, of the sum of the termination value computed as of the termination date plus any section 467 loan balance plus any basic lease rent or renewal rent due and unpaid, in each case, over the fair market sales value of the applicable undivided interest and ground interest, as of the termination date; or

    - an amount equal to the excess, if any, of the sum of the termination value plus any section 467 loan balance plus any basic lease rent or renewal rent due and unpaid, in each case, computed as of the termination date over the present value of the fair market rental value of the owner lessor's undivided interest and ground interest during the fixed lease term or the then current renewal lease term; or

    - an amount equal to the termination value computed as of the termination date and all other rent and other amounts due and unpaid or accrued and unpaid by us, which, together with the other amounts payable in connection with the amounts listed above, will be at least sufficient to pay the outstanding principal of and accrued interest on the applicable secured lease obligation notes.

    Upon payment of the amount referred to in the third clause in the immediately preceding paragraph, the owner lessor will then exercise its commercially reasonable efforts promptly to sell the undivided interest and will pay any net proceeds to us or we can, instead of paying termination value under the third bullet point in the immediately preceding paragraph, make a rejectable offer to purchase the undivided interest from the owner lessor, and, as part of the purchase, the owner lessor will convey its undivided interest and ground interest to us.

    Upon the occurrence and continuance of any lease event of default, and if the applicable owner lessor has sold its undivided interest and ground interest, the owner lessor may require us to pay as liquidated damages for loss of a bargain and not as a penalty, instead of the basic lease rent or renewal lease rent due for any period after the sale, an amount equal to:

    - any unpaid basic lease rent or renewal lease rent due and unpaid through the relevant termination date, PLUS

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    - any amount by which basic lease rent paid by us exceeds the amount of basic lease rent allocated to us under the facility lease, PLUS

    - the amount, if any, by which the termination value computed as of the termination date next preceding the date of the sale or, if the sale occurs on a rent payment date or a termination date, then computed as of that date, exceeds the net proceeds of the sale.

    Upon payment of this amount, the facility lease and our obligation to pay periodic rent for any periods after the date of this payment will terminate.

OWNER LESSORS' RIGHT TO PERFORM

    If we fail to make any payment under a facility lease or fail to perform or comply with any other obligations under a facility lease and this failure continues for 10 business days after notice of the failure, the applicable owner lessor or owner participant may itself make the payment or perform or comply with the obligation. Amounts so paid by the owner lessor and/or owner participant will be deemed, together with the interest on those amounts at an overdue rate, to constitute supplemental lease rent payable by us to the owner lessor on demand. However, the owner lessor's right to perform will not restrict the owner lessor's rights following the occurrence of a lease event of default and, subject to the subordination provisions in the applicable participation agreement, the owner lessor will be entitled to exercise all remedies under the facility lease.

THE SITE LEASE AND SITE SUBLEASES

    We will lease the property on which the facilities are located, which we refer to as the facility site, to the owner lessors under eight separate facility site lease and easement agreements, which we refer to as the site leases. Each owner lessor will, in turn, sublease its undivided interest in the facility site, which we refer to as its ground interest, back to us under eight separate facility site sublease agreements, which we refer to as the site subleases.

TERM AND RENT

    The term of each site lease, which we refer to as the basic site lease term, will commence on the closing date of the sale-leaseback transaction, and will continue for a period of 45 years. The owner lessors will have the right to renew each site lease for one or more renewal terms, which we refer to as the renewal site lease terms. We will refer to the basic site lease term plus all renewal site lease terms for each site lease as the site lease term.

    Each site sublease with respect to each ground interest will have the same term as each facility lease with respect to the related undivided interest. Each site sublease terminates upon the termination of the corresponding facility lease and is renewed upon the renewal of the facility lease. We will refer to the basic site sublease term plus all renewal site sublease terms as the site sublease term.

    As long as the facility leases and the site subleases are in effect, the rents payable under each site lease and under each site sublease will be automatically offset against each other, so that no amounts will be payable by us or the owner lessors in respect of these agreements.

RIGHTS RESERVED BY US

    We will reserve the right, from time to time, to use the ground interests in connection with the development, construction, use, operation and maintenance of any buildings, improvements or other structures on the facility sites, other than the facilities, including the right to construct, install, operate, use, repair and relocate buildings, improvements and structures on the facility site. However, the work may not have a material adverse effect on the use or operation of the facilities.

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EASEMENTS

    We will grant to the owner lessors some non-exclusive easements over specified portions of land retained by us and not subject to the site leases where required to enable the owner lessors to access, use and operate the facilities. In addition, we will reserve for ourselves some non-exclusive easements over specified portions of the facility site where required to enable us to access, use and operate the land and facilities retained or developed by us and not subject to the site leases.

THE PARTICIPATION AGREEMENTS

    We will enter into eight separate participation agreements with the owner lessors, the independent managers of each owner lessor, the owner participants, the lease indenture trustee, the security agent, Homer City Funding and the trustee. Each participation agreement will set forth the agreements of these parties to consummate the sale-leaseback transaction and will set forth the conditions precedent to closing the sale-leaseback transaction. Each participation agreement will set forth the types of claims against which we will indemnify the other parties to the transaction, subject to customary exclusions. Each participation agreement will contain customary representations and warranties from us, the owner lessors, the owner lessors' independent managers, the owner participants, Homer City Funding, the lease indenture trustee and the trustee.

    As more fully described in "The Description of the Proposed Amendments--The Proposed Amendments," our obligations under each participation agreement include:

    - maintaining accounts in accordance with the amended security deposit agreement as further described in "--The Amended Security Deposit Agreement;"

    - refraining from merging, consolidating and selling substantially all our assets other than as specifically permitted;

    - refraining from selling, leasing or otherwise disposing of any assets other than as specifically permitted;

    - refraining from creating, incurring, assuming or otherwise causing to exist any liens on our properties or assets, except for permitted encumbrances;

    - refraining from permitting the validity or effectiveness of the lien of the lease indenture to be impaired, subordinated, terminated or discharged or permitting the lien of the lease indenture estate not to constitute a valid first priority perfected security interest of the indenture estate;

    - refraining from incurring debt, other than specified permitted indebtedness; and

    - refraining from making restricted payments and payments on the equity portion of lease rent other than as specifically permitted.

    In addition, the covenants in the participation agreements will bind us to typical bankruptcy-remote, special-purpose vehicle restrictions. For instance, we must maintain our own books and records, hold title to our own assets in our own name, and observe all limited partnership formalities under applicable law.

THE AMENDED SECURITY DEPOSIT AGREEMENT

GENERAL

    Concurrent with the closing of the sale-leaseback transaction, we will enter into an amended security deposit agreement with The Bank of New York, as successor to United States Trust Company

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of New York, as collateral agent for the benefit of the owner lessors, under which the following will occur:

    - the lien on the existing accounts established under the security deposit agreement, dated as of March 18, 1999, will be released and any amount on deposit at the time of release will be transferred into the new, relevant secured accounts;

    - the accounts described below will be established with the collateral agent;

    - instructions for deposits into, and payments from, each of the accounts will be established; and

    - we will pledge and assign to the collateral agent for the benefit of the owner lessors a security interest in the revenue account, the senior rent payment account, the recovery event proceeds account and the equity account, which we refer to as the pledged accounts, amounts and instruments on deposit from time to time in these accounts and all proceeds of those instruments.

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ESTABLISHMENT OF ACCOUNTS

    The collateral agent will establish the twelve accounts described below, and, for several of those accounts, there will be corresponding subaccounts for each facility lease. You should refer to the following diagram in connection with the following discussion. The arrows in the diagram indicate the progression of the funding of the accounts.

                            FUNDING OF THE ACCOUNTS

          [CHART DEPICTING THE FLOW OF REVENUES THROUGH THE ACCOUNTS]

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    The accounts will at all times be in the name of the collateral agent. We will not have any right to withdraw monies from the accounts or any other rights with respect to the accounts other than as follows:

    REVENUE ACCOUNT

    We will deposit all revenues received by us into the revenue account. The collateral agent will transfer funds on deposit in the revenue account on the last business day of each month, which we refer to as the monthly transfer date, as described under "--Priority of Payments" below.

    SENIOR RENT PAYMENT ACCOUNT

    A senior rent payment account, with a sub-account for each owner lessor, will be established for the benefit of the owner lessors. The collateral agent will fund this account from funds on deposit in the revenue account on each monthly transfer date as described under "--Priority of Payments." The collateral agent will utilize amounts on deposit in the senior rent payment account to pay to the security agent amounts owing under the lease indentures when due.

    PERMITTED INDEBTEDNESS ACCOUNT

    A permitted indebtedness account will be established for the benefit of the persons providing permitted indebtedness. The collateral agent will fund the permitted indebtedness account from funds on deposit in the revenue account on each monthly transfer date as described under "--Priority of Payments." The collateral agent will utilize amounts on deposit in the permitted indebtedness account to pay amounts owing from time to time under permitted indebtedness when due.

    RESERVE ACCOUNT

    On closing, the collateral agent will fund the reserve account from a portion of the proceeds from the sale of the facilities in the amount equal to approximately $134 million, which we refer to as the reserve requirement. This account will be funded one time only and will not be replenished with any other amounts. The collateral agent will utilize the amounts on deposit in the reserve account to make the equity portion of rent payments under each facility lease when due only in the case where amounts in the subordinated rent payment account described below are not sufficient to pay the equity portion of rent then due.

    RECOVERY EVENT PROCEEDS ACCOUNT

    The collateral agent will deposit all recovery event proceeds into the recovery event proceeds account. Except during a period when a lease default or lease event of default has occurred and is continuing, which we refer to as a default period, funds on deposit in the recovery event proceeds account will be utilized in one of the following two ways, in each case under the terms of the transaction documents governing senior debt:

    - the collateral agent will transfer to us, from the funds on deposit in the recovery event proceeds account, the amount certified in a request letter to be the aggregate amount then due and payable in respect of the restoration of the asset or assets under which recovery event proceeds were received; or

    - the collateral agent will transfer to the owner lessors' representative the amount certified in a request letter to be the aggregate amount then due and payable under the facility leases in connection with the recovery event.

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    EQUITY ACCOUNT AND ADDITIONAL RESERVE ACCOUNT

    The equity account collects revenues following the payment of debt service. In the event that either the senior rent service coverage ratio test or the projected senior rent service coverage ratio test set forth in the equity payment requirements and described in "Summary--The Account Structure", is not satisfied, an additional reserve will be set aside in an amount equal to the lesser of six months senior rent service and amounts which would otherwise be available for payment of the equity portion of rent or distributions to us, but which were kept in our accounts as a result of our failure to satisfy such coverage ratio test. We refer to the deposited amount as the additional reserve amount. The equity account is pledged by us as collateral for our lease rent payment obligations. The maximum amount that can be on deposit in the equity account is the sum of due and unpaid rent and the average of the next two aggregate rent payments LESS (i) $1 million and (ii) all amounts on deposit in the other pledged accounts. To the extent that the additional reserve amount exceeds the amount permitted to be on deposit in the equity account, the excess funds, if any, shall be deposited from the equity account into the additional reserve account. No lien will be granted on the additional reserve account. Upon a release of the lessee security and the indenture estate, all amounts in the additional reserve account will be transferred to the equity account.

    The collateral agent will fund the equity account from amounts on deposit in the revenue account on each monthly transfer date as described under "--Priority of Payments." Except during a default period, and upon meeting the following requirements, which we refer to as the equity payment requirements, on January 1, April 1, July 1 and October 1 of each year, which we refer to as the restricted payment dates, the collateral agent will transfer to the subordinated rent payment account, from the funds on deposit in the equity account, the amount certified by us in a request letter to be then available for use in making payments of the equity portion of lease rent in accordance with the terms of the facility leases.

    For a more detailed description of the equity payment requirements, see "Description of the Proposed Amendments--The Proposed Amendments--Deletion of
Section 4.7 of the Existing Indenture (Limitation on Restricted Payments)."

    SUBORDINATED RENT PAYMENT ACCOUNT

    The collateral agent will fund the subordinated rent payment account from amounts on deposit in the equity account on each restricted payment date as described above under "--Equity Account."

    SUBORDINATED RESERVE ACCOUNT

    The subordinated reserve account will be funded from the funds on deposit in the equity account on each restricted payment date as described below under "--Priority of Payments." We will be required to maintain a specified scheduled reserve requirement in the amount equal to the difference between approximately $44 million and the amount on deposit in the reserve account described above. As long as the payment conditions as specified in each participation agreement are met, including the debt service coverage ratios, funds will be transferred into the subordinated reserve account and utilized by the collateral agent to make payments of the equity portion of rent under each facility lease when due. So long as there is no lease event of default, other than a failure to pay the equity portion of basic lease rent, and whether or not the equity payment requirements are met, if the amounts on deposit in the other accounts are not sufficient to pay the required portion of rent, then the shortfall may come from the reserve account.

    SUPPLEMENTAL EQUITY ACCOUNT

    The collateral agent will fund the supplemental equity account from the amounts on deposit in the equity account on each monthly transfer date as described under "--Priority of Payments" if the equity

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payment requirements are met. If the coverage ratios in the equity payment requirements are not met, then the collateral agent will fund the supplemental equity account from any amounts over the maximum amounts required to be on deposit in the equity account and the additional reserve account as described under "--Equity Account and Additional Reserve Account".

    SUSPENDED DISTRIBUTIONS ACCOUNT

    The amounts on deposit in the suspended distributions account will be funded from the funds on deposit in the equity account on each restricted payment date as described below in "--Priority of Payments from the Equity Account."

PRIORITY OF PAYMENTS

    PRIORITY OF PAYMENTS FROM THE REVENUE ACCOUNT

    Except during a default period, on the last business day of each month, which we refer to as the monthly transfer date, the collateral agent will transfer, from the funds on deposit in the revenue account, the following amounts in the following order of priority:

    - First, to the operating account, an account established by us and held by us, the amount certified in a request letter to be the excess, if any, of the aggregate amount of operating expenses then due and payable or projected to become due and payable in the next succeeding month over the balance then on deposit in this account;

    - Second, to the collateral agent, the owner lessor's representative, the lease indenture trustee the security agent and the trustee, the amount certified in a request letter to be the sum of the unpaid fees, indemnities, costs and expenses then due and payable to the collateral agent and the owner lessor's representative, the lease indenture trustee, the security agent and the trustee in respect of their services in those capacities;

    - Third, into the senior rent payment account, an amount equal to 1/6th of the aggregate amount (except with respect to the first senior rent payment following the consummation of the sale leaseback transaction an amount equal to 1/4th of the aggregate amount) payable on or within six months following the monthly transfer date on account of rent allocable to the debt service on the secured lease obligation notes and the aggregate amount of termination value payable other than in connection with the termination of the facility leases, together with the amount of all deficiencies, if any, with respect to deposits of amount required in all prior months, as certified in a request letter to be transferred to the owner lessors' representative for making of the rent payments under the facility leases;

    - Fourth, to the persons entitled to supplemental rent, other than excepted payments, under the facility leases;

    - Fifth, into the permitted indebtedness account, an amount sufficient to repay in full the amount due with respect to the permitted indebtedness then outstanding, as certified in a request letter; and

    - Sixth, into the equity account, the balance remaining in the revenue account.

    PRIORITY OF PAYMENTS FROM THE EQUITY ACCOUNT

    Except during a default period, the collateral agent will transfer, from the funds on deposit in the equity account, the amount certified by us in a request letter, the following amounts in the following order of priority:

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    - First, if the equity payment requirements are not satisfied on each monthly transfer date, into the supplemental equity account, the amount by which the sum of the balances in the senior rent payment account and the equity account (immediately prior to giving effect to the transfer provided in this paragraph) exceeds the sum of senior rent due and unpaid on that date and the lesser of the second succeeding payment of senior rent (other than termination value) and all amounts transferred into the equity account during the limitation period, as described in "Description of the Proposed Amendments--The Proposed Amendments--Deletion of
      Section 4.7 of the Existing Indenture (Limitation on Restricted Payment)";

    - Second, if the equity payment requirements are not satisfied on each monthly transfer date, into the additional reserve account, the amount by which the sum of the balances in the revenue account, the senior rent payment account, the equity account (immediately prior to giving effect to the transfer provided in this paragraph) and the recovery event proceeds account exceeds the sum of all rent due and unpaid on that date and the average of the next two aggregate basic lease rent payments, LESS
      $1 million, as certified in the request letter;

    - Third, if the equity payment requirements are satisfied on each restricted payment date, into the subordinated rent payment account, an amount payable with respect to the equity portion of lease rent plus all excepted payments, if any, due and payable on the restricted payment date, together with the amount of all deficiencies, if any, with respect to all payments required in all prior months, as certified by us in a request letter;

    - Fourth, if the equity payment requirements are satisfied on each restricted payment date, into the subordinated reserve account, an amount equal to the difference between the reserve requirement and the amounts on deposit in the reserve account and the subordinated reserve account; and

    - Fifth, if the equity payment requirements are satisfied on each restricted payment date, the balance remaining in the equity account, either:

           (a) into the distributions account for the making of restricted payments if the conditions to making these payments, as specified in each participation agreement, are satisfied; or

           (b) into the suspended distributions account, if the conditions to making restricted payments, as specified in each participation agreement, are not satisfied.

    If, on any monthly transfer date, the funds on deposit in the revenue account are insufficient to make in full any transfer required under clause First, Second, Third, Fourth or Fifth under "--Priority of Payments from Revenue Account", the collateral agent will make this transfer with specified funds then on deposit in the equity account, the additional reserve account, the supplemental equity account, the subordinated reserve account or the suspended distributions account, as the case may be.

PRIORITY OF PAYMENTS FROM THE SUPPLEMENTAL EQUITY ACCOUNT

    After giving effect to the transfers from the equity account described above, and following a date when the ratios in the equity payment requirements are not satisfied or a date when we are not permitted to make an equity rent payment, the collateral agent will transfer, from funds on deposit in the supplemental equity account, in the same manner as set forth in Third, Fourth and Fifth under the section "--Priority of Payments from the Equity Account" set forth above.

EQUITY ACCOUNT LETTER OF CREDIT

    Upon the occurrence and continuance of a non-payment of the equity portion of rent, the collateral agent will, at the request of the representative of the owner lessors, make a transfer from (in the following order of priority) the equity account, the supplemental equity account or the additional

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reserve account to the representative of the owner lessors an amount equal to the equity portion of rent then due.

    As a condition to the transfer, the owner lessor's representative will deliver to the collateral agent a standby letter of credit issued for the account of a party other than the owner lessors or us in the face amount equal to the amount of the transfer requested. The proceeds of this letter of credit will be available for any transfers from the equity account, the supplemental equity account or the additional reserve account as described above.

FACILITY LESSEE PROVIDED LETTER OF CREDIT

    As long as no default has occurred under the facility leases, we may request and the collateral agent will transfer funds from the equity account, to the extent cash is on deposit in the equity account, to us.

    As a condition to this transfer, we shall cause to be delivered to the collateral agent a standby letter of credit issued in favor of the collateral agent for the account of a party other than the owner lessors or us in the face amount of the transfer requested. The proceeds from this letter of credit will be deposited in the equity account for any transfers described above.

PRIORITY OF PAYMENTS DURING AN EVENT OF DEFAULT

    During a default period, we will be entitled to issue request letters and otherwise direct the transfer of funds from the accounts until the collateral agent receives a notice of action from the owner lessors in accordance with the amended security deposit agreement directing that action be taken.

    At any time after the collateral agent receives a notice of action specifying that action be taken in accordance with the amended security deposit agreement, the collateral agent will transfer all amounts remaining in the accounts in the following order of priority:

    - First, to the collateral agent, the amount certified by the collateral agent to be the sum of the unpaid fees, indemnities, costs and expenses then due and payable to it for its services in this capacity;

    - Second, pro rata (a) to each owner lessor's representative, the amount certified by the owner lessor's representative to be the aggregate amount in respect of the senior portion of rent and supplemental rent (other than excepted payments) then due and payable under the related operative documents (b) to pay any amount of permitted indebtedness that remains due and payable after funds have been used from the permitted indebtedness account;

    - Third, to each owner lessor's representative, the amount certified by the owner lessor's representative to be the aggregate amount of all other payments, other than principal, premium, if any, and interest, then due and payable in respect of the equity portion of rent under the facility lease;

    - Fourth, pro rata to each person entitled thereto, the amount then due and payable in respect of other supplemental rent and fees due under any operative document; and

    - Fifth, any remaining surplus after the termination of the facility lease will be paid to us or our successors or assigns or to whoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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THE DESIGNATED ACCOUNT REPRESENTATIVE AGREEMENTS

    The facilities are subject to nitrogen oxide budget and allowance trading requirements promulgated by the Pennsylvania Department of Environmental Protection and are also subject to restrictions on sulphur dioxide emissions under the acid rain program promulgated by the U.S. Environmental Protection Agency. Under these regulations, the owner and/or operator of the facilities must have sufficient allowances to cover nitrogen oxide and sulphur dioxide emissions from the facilities either by allocation by the relevant regulatory agency of the allowances or by purchasing sufficient allowances on the open market. We and each of the owner lessors will enter into agreements which provide that, for so long as the facility leases are in effect, we will be irrevocably appointed as the designated account representative on file with the Environmental Protection Agency or the Department of Environmental Protection, as the case may be, entitled to be allocated and to buy, sell and otherwise dispose of these allowances without any payments or consideration to the owner lessors. The agreements also provide that upon termination of a facility lease, the applicable owner lessor will have the right to appoint itself or any other person as a successor designated account representative, to be the beneficiary of any future allowances granted to the facilities and to exercise all rights, including rights of disposition, with respect to these emission allowances.

THE LEASE INDENTURES AND SECURED LEASE OBLIGATION NOTES

    Each owner lessor will enter into an indenture of trust security agreement, which we refer to as the lease indentures, with the lease indenture trustee and security agent. Each lease indenture will govern the secured lease obligation notes issued by the respective owner lessor to Homer City Funding. Each lease indenture will contain covenants limiting the business activities of the owner lessor to issuing the secured lease obligation notes, paying debt service on the secured lease obligation notes and performing ancillary activities. Each lease indenture will also contain a requirement that each owner lessor maintain a debt service reserve equal to the next debt service payment on its secured lease obligation notes. The collateral and credit support for the secured lease obligation notes will include a security interest in the owner lessor's leasehold interest in the relevant facility lease, the relevant undivided interest, the debt service reserve account and letter of credit and a mortgage on the relevant ground interest.

GENERAL

    The secured lease obligation notes will be issued in two series or tranches to correspond with each series of the pass-through bonds, under eight separate lease indentures, each among an owner lessor, The Bank of New York, as successor to United States Trust Company of New York, as lease indenture trustee and The Bank of New York, as successor to United States Trust Company of New York, as security agent. The secured lease obligation notes will pay the same interest rates and have the same distribution dates and maturity dates as the pass-through bonds.

    Each owner lessor will lease its respective undivided interest to us under the facility lease to which it is a party. We will be obligated to make rental and other payments to each owner lessor under each facility lease in amounts that are sufficient to pay the principal of, premium, if any, and interest on the related secured lease obligation notes when and as due and payable, except for principal and interest payable upon a lease indenture event of default that is not caused by a lease event of default. However, the secured lease obligation notes are not obligations of, or guaranteed by, us, unless we assume the obligations of an owner lessor in the specified circumstances described in this consent solicitation statement. See "--Assumption of Secured Lease Obligation Notes." Payments under each facility lease in excess of the amounts required to make required payments on the applicable secured lease obligation notes will be paid by the security agent to the applicable owner lessor for distribution by it in accordance with the terms of its limited liability company agreement, except in some cases upon the

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occurrence of a lease indenture event of default. Our lease payment obligations under each facility lease and the other operative documents to which we are a party are our general obligations.

LEASE INDENTURE EVENTS OF DEFAULT

    The occurrence of any of the following events constitutes an event of default under each lease indenture:

        (1) the occurrence and continuance of any lease event of default, other than as a result of non-payment of the equity portion of rent and specified customary excepted payments or our failure to maintain insurance in the amounts and on the terms set forth in the operative documents, so long as insurance maintained is in accordance with prudent industry practice and is waived by the respective owner lessor and owner participant;

        (2) the owner lessor's failure to pay principal, interest or any premium when due under its secured lease obligation notes that continues unremedied for 5 business days, or the owner lessor's failure to pay other amounts due under any secured lease obligation note or the lease indenture that continues unremedied for 30 days after receipt of written demand from the security agent;

        (3) any material representation or warranty made by the owner participant or the owner lessor in the lease indenture or in any other operative document to which it is a party proves to have been inaccurate in any material respect when made or when deemed made, and continues to be material and unremedied for a period of 30 days after receipt by the party of written notice of the misrepresentation or breach of warranty; however, if the misrepresentation or breach of warranty can be remedied, but not within the 30-day period, this period may be extended up to 120 days in total so long as the party commences the remedy within the 30-day period and diligently pursues the remedy;

        (4) failure in any material respect by the owner lessor to observe, perform or comply with any material covenant contained in the lease indenture or in any operative document to which it is a party, other than as provided in (1) above, or failure by the owner participant to observe or perform any material covenant contained in any operative document to which it is a party, other than the tax indemnity agreement between us and the owner participants, and the covenant remains material and is not remedied for a period of 30 days after receipt by the party of written notice of the covenant non-compliance; however, if the non-compliance can be remedied but not within the 30-day period, this non-compliance will not constitute a lease indenture event of default if the non-complying party pursues a corrective action within the 30-day period and diligently pursues the remedy, but the total period permitted to cure the non-compliance may not extend beyond 180 days from the day the notice was provided;

        (5) customary events of bankruptcy and insolvency, whether voluntary or involuntary, with respect to the owner participant or the owner lessor under the applicable lease indenture, and, if the event commenced involuntarily, which continue undismissed or unstayed 60 days after the commencement of the event; and

        (6) the owner lessor gives any notice under the Pennsylvania statute governing the creation of the mortgage or otherwise terminates the operation of the mortgage as security for future advances or future obligations incurred after the date the lease indenture secured parties receive such notice, or the owner lessor takes any other similar action for the purpose of limiting or attempting to limit the operation of the mortgage as such security.

REMEDIES

    Each lease indenture will provide that the related security agent may exercise specified remedies and all remedies available to it at law, including acceleration of the secured lease obligation notes, if a

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lease indenture event of default has occurred and is continuing. These specified remedies include, in circumstances where a lease event of default under the related facility lease has occurred, remedies with respect to the applicable undivided interest and ground interest afforded to the applicable owner lessor by the facility lease for lease events of default. These remedies may be exercised by the security agent to the exclusion of the applicable owner lessor, owner participant and us. A sale of the undivided interest and ground interest upon the exercise of these remedies will be free and clear of any right of those parties, other than, in some cases, rights of redemption provided by law, including our rights under the facility lease. Under no circumstances may the security agent sell the undivided interest or the ground interest or exercise other remedies against the undivided interest or ground interest seeking to deprive the owner lessor or the owner participant of their respective interests in the undivided interest or the ground interest unless the secured lease obligation notes have been accelerated.

    Upon the occurrence of a lease indenture event of default arising out of a lease event of default, if the security agent, acting at the instruction of the required holders of the secured lease obligation notes and issuers of the debt service reserve letter of credit, which we refer to as the required lease indenture secured parties, can exercise any remedy under the applicable lease indenture which could or would divest the owner lessor or the owner participant of their respective interests in the undivided interest or the ground interest subject to the lease indenture, the security agent will at the same time, if it is then entitled to do so under the facility lease and is not then stayed or otherwise prevented from doing so by operation of law, exercise one or more of the remedies to dispossess us of the applicable undivided interest. However, if the security agent is prevented by operation of law from exercising the remedies for a continuous period of one year following the commencement of the stay, the lease indenture trustee may, upon expiration of the one year period, exercise any remedy available to it under the lease indenture.

    Each owner lessor and the security agent will irrevocably agree for our benefit that neither the owner lessor nor the security agent will exercise any remedies on account of a lease event of default resulting from failure to pay the equity portion of lease rent when due. In addition, each owner lessor and the security agent will irrevocably agree that we are a third party beneficiary of the remedies set forth above.

REDEMPTION OF SECURED LEASE OBLIGATION NOTES

    The secured lease obligation notes will be subject to redemption under the circumstances described below. The security agent will deposit funds sufficient to pay the redemption price of and accrued interest on all secured lease obligation notes to be redeemed with the lease indenture trustee or the paying agent, who, in turn, will distribute the redemption price, equal to the outstanding principal amount of the secured lease obligation notes to be redeemed plus all accrued and unpaid interest on the secured lease obligation notes as of the date of redemption, plus the make-whole premium (defined below), if any, to the holders of the secured lease obligation notes being redeemed. The lease indenture trustee or the paying agent will then promptly return to the owner lessor any money deposited with the lease indenture trustee or the paying agent by the owner lessor in excess of the amounts necessary to pay the redemption price of, and accrued interest on, the secured lease obligation notes redeemed.

    OPTIONAL REDEMPTION WITH MAKE-WHOLE PREMIUM

    All secured lease obligation notes outstanding under a lease indenture will be subject to optional redemption at any time. Upon the owner lessor's election and in accordance with the operative documents, the secured lease obligation notes will be prepaid, in whole or in part, at the outstanding principal amount of the secured lease obligation notes, plus interest accrued to and unpaid on the prepayment date, plus a make-whole premium.

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    "MAKE-WHOLE PREMIUM" means, with respect to any secured lease obligation note to be redeemed on any redemption date, an amount calculated by the owner lessor on that date equal to the excess, if any, of the net present value of the then remaining scheduled installments of principal and interest payments, but excluding that portion of any scheduled installment of principal or payment of interest that is actually due and paid on the redemption date, in respect of the secured lease obligation note to be redeemed calculated using a discount factor equal to the sum of the treasury yield plus 50 basis points, over the unpaid principal amount of the secured lease obligation note. The make-whole premium will be determined in accordance with the following provisions:

    - the average life of the remaining scheduled installments of principal in respect of the secured lease obligation note to be redeemed, which we refer to as the remaining average life, will be calculated as of the redemption date; and

    - the treasury yield will be calculated for the United States Treasury security having an average life equal to the remaining average life and trading in the secondary market at the price closest to par, which we refer to as the primary issue. However, if no United States Treasury security has an average life equal to the remaining average life, the yields, which we refer to as the other yields, for maturities of the two United States Treasury securities having average lives most closely corresponding to the remaining average life and trading in the secondary market at the price closest to par will be calculated, and the yield to maturity for the primary issue will be the yield interpolated or extrapolated from the other yields on a straight-line basis, rounding in each relevant periods to the nearest month.

    MANDATORY REDEMPTION WITHOUT MAKE-WHOLE PREMIUM

    Each series of secured lease obligation notes outstanding under a lease indenture will be redeemed by the owner lessor, in whole or in part, ratably at the unpaid principal amount of the secured lease obligation notes, together with interest accrued and unpaid as of the prepayment date, but without any premium, upon receipt by us or a lease indenture trustee of proceeds in connection with any of the following events:

    - any event of loss, other than a regulatory event of loss or event of loss described in the fifth bullet point under "Description of Principal Sale-Leaseback Transaction Documents--The Facility Leases--Events of Loss," occurs with respect to the facilities, unless we elect to rebuild or replace the facilities and can meet the conditions to the rebuilding; or

    - any destruction or damage to the facilities not constituting an event of loss and receipt by us or the lease indenture trustee of an insurance settlement or payment of $5,000,000 or more and we fail to rebuild or replace the facilities due to our inability to deliver within 45 days of the receipt of the proceeds a notice as to the nature and cost of the repair, the reasonableness of our repair and replacement plan, sufficiency of the proceeds together with other financings for the proposed repair and our ability to pay lease rent during the restoration period.

    We will, before any prepayment described above, deliver notice to the owner lessor setting forth in reasonable detail the basis on which we are exercising the termination right.

    MANDATORY PREPAYMENT

    In the event that the facility lessee elects to terminate the facility lease due to burdensome events or economic or technological obsolescence of the facilities, the secured lease obligation notes will be subject to mandatory prepayment at a price equal to the unpaid principal amount of the secured lease obligation notes plus accrued and unpaid interest on this amount to the date of redemption, plus a make-whole premium. The secured lease obligation notes will also be subject to mandatory prepayment as a result of our election to terminate the facility leases due to an event of loss described in the first,

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second and third bullet points in "Description of Principal Sale--Leaseback
Transaction Documents--The Facility Leases--Events of Loss," at a price equal to the unpaid principal amount of the secured lease obligation notes plus accrued and unpaid interest on this amount to the date of redemption, without a make-whole premium.

    In the case of a regulatory event of loss or an event of loss described in the fifth bullet point under "Description of Principal Sale--Leaseback Transaction Documents--The Facility Leases--Events of Loss," the secured lease obligation notes will not be subject to mandatory prepayment or mandatory redemption and the facility lessee will make regularly scheduled payments of principal and interest on the secured lease obligation notes.

OWNER LESSOR'S OR OWNER PARTICIPANT'S RIGHT TO CURE

    Within 10 business days of the earlier of receipt by the owner lessor or owner participant of notice of, or obtaining actual knowledge of, but in no event later than 15 days following our failure to make a required payment under a facility lease, each owner lessor and owner participant may, but is not obligated to, make the payment of principal, interest and other amounts payable with respect to the related secured lease obligation notes, or perform or comply with the facility lease. The amount of the payment and the reasonable expenses incurred by the owner lessor or the owner participant may, together with interest at the overdue rate, be deemed supplemental rent, payable to the owner lessor by us on demand. In determining whether a lease indenture default has occurred, a payment by the owner participant or the owner lessor in accordance with the first sentence of this paragraph will be deemed to remedy any lease default or lease event of default in the payment of periodic lease rent and to remedy any default by the owner lessor in the payment of any amounts due and payable under the secured lease obligation notes or the lease indenture. Any performance by the owner lessor of any of our obligations under the related facility lease will be deemed to remedy any lease default or lease event of default. Payment or performance by the applicable owner lessor will not relieve us from our obligation to pay rent and perform our obligations under the related facility lease.

    The right of each owner lessor to cure lease defaults or lease events of default will not apply with respect to any cure of any default in the payment of periodic lease rent if the cure has been exercised with respect to (a) four consecutive payments of periodic lease rent immediately preceding the date of such default or (b) more than eight payments of periodic lease rent.

ASSUMPTION OF SECURED LEASE OBLIGATION NOTES

    Upon the occurrence an event of loss due to burdensome governmental regulations or due to partial damage to the facilities of the nature described in the fifth bullet point under "--The Facility Leases--Events of Loss" above, and in connection with the purchase by us of the facilities following an event of loss described in the first, second and third bullet points of the event of loss definition, we may assume the secured lease obligation notes, in whole, but not in part. This assumption is subject to, among other conditions, the following:

    - no lease event of default shall have occurred and be continuing after giving effect to the assumption and all payments required to be made to the holders of secured lease obligation notes from the proceeds received in connection of the event to loss have been made;

    - the lease indenture trustee will have received a lease indenture supplement (1) confirming the release of the applicable owner lessor and reflecting our assumption of the owner lessor's obligations under the lease indenture; (2) incorporating the provisions of the operative documents, as appropriate; and (3) preserving, protecting and maintaining the lien on the indenture estate;

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    - the lease indenture trustee and holders of the secured lease obligation notes will have received an opinion of our counsel to the effect that the assumption agreement or other instruments or agreements executed in connection with the contemplated assumption (1) have been duly authorized, executed and delivered by us; (2) do not contravene our organic documents, our contractual obligations, requirements of law or required governmental approvals; (3) except as limited by bankruptcy, insolvency or similar laws, are legal, valid, binding and enforceable obligations; (4) will not cause a tax event to occur as to any direct or indirect holder of the secured lease obligation notes or the pass-through bonds; and (5) will not impair the lease indenture's lien as a first priority perfected lien on the security interest in the undivided interest, unless we provide a tax indemnity against the risk that assumption of the secured lease obligation notes will cause a taxable event; and

    - the lease indenture trustee will have received copies of required governmental approvals, Uniform Commercial Code lien searches, title reports, opinions and other evidence demonstrating that no condition exists that would impair the first priority perfected lien and security interest in the undivided interest and ratings letters from Standard & Poor's and Moody's stating that the ratings of the pass-through bonds will not be downgraded as a result of the assumption.

MODIFICATION OF SALE-LEASEBACK AGREEMENTS

    The lease indenture trustee may, if so directed upon a notice of action execute a supplement to the lease indenture for the purpose of adding provisions to, or changing or eliminating provisions of, the lease indenture as specified in the request. Except with respect to excepted payments, including specified indemnities, insurance proceeds and other payments and fees, the security agent, if so directed upon a notice of action, may enter into a written amendment of, or supplement to, any documents relating to the indenture estate, which include, among other things, the facility site lease, the facility site sublease, the facility lease, the facility deed, the bill of sale, the limited liability company agreement between the owner lessors and the owner participants by which the owner lessors will be governed, which we will refer to as the owner lessor limited liability company agreement, the amended security deposit agreement, the debt service letter of credit, the amended and restated guarantee and collateral agreement, the pledge and collateral agreement and each other operative document to which the owner lessor is a party, as may be specified in the directive. However, without the consent of each lease indenture secured party, except with respect to excepted payments, no amendment of, or supplement to, any indenture estate document, and no waiver or modification of the terms of any document relating to the indenture estate, may:

    - reduce the percentage of lease indenture secured parties who must consent to an amendment, supplement or waiver;

    - alter or modify the manner of payment or the order of priorities of distribution between the holders of the secured lease obligation notes, the issuer of the debt service letter of credit and the owner lessor or owner participant;

    - waive a lease indenture event of default in the payment of principal of, premium, if any, or interest on the secured lease obligation notes, except a rescission of acceleration of the secured lease obligation notes;

    - change the amount or the time of payment of any amount owing or payable under any related secured lease obligation note or reduce the rate or change the manner of calculation of interest payable on any related secured lease obligation note;

    - make any secured lease obligation notes payable in currency other than that stated in the secured lease obligation notes;

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    - make any change in the provision of the lease indenture relating to waivers of past defaults or the rights of the holders of the secured lease obligation notes to receive payments of principal of, premium, if any, or interest on the secured lease obligation notes;

    - reduce the amount of, or extend the time of payment of, basic lease rent or termination value, except as expressly provided in the related facility lease, or waive a redemption payment of the secured lease obligation notes;

    - deprive the security agent of the lien on the indenture estate, or permit creation of any new lien on the indenture estate ranking equal or prior to the lien of the security agent;

    - make any change in the amendment and waiver provisions listed above;

    - allow for the assignment of the facility lease if we will be released from our obligation to pay basic lease rent and termination value, except in connection with an assumption of the secured lease obligation notes; or

    - release us from our obligation to pay basic lease rent or termination value or change the absolute and unconditional character of such obligation, except in connection with an assumption of the secured lease obligation notes.

Notwithstanding the foregoing, without the consent of each holder of secured lease obligation notes, no supplement, waiver or modification of a lease indenture or any other related operative document may permit the creation of any lien on the related indenture estate or any part of the related indenture estate, or deprive the lease indenture trustee or any holder of the related secured lease obligation notes of the benefit of the lien created under the related lease indenture.

    The owner lessor and the lease indenture trustee may enter into a supplement to the lease indenture at any time without the consent of the holders of the secured lease obligation notes or the issuer of the debt service reserve letter of credit for one or more of the following purposes:

    - to provide for uncertificated secured lease obligation notes in addition to or in place of certificated secured lease obligation notes or to alter the provisions of the lease indenture relating to, among other things, the issuance, payment, registration and assumption of the secured lease obligation notes in a manner that does not adversely affect any holder of secured lease obligation notes;

    - to evidence the succession of another corporation as the manager under the owner lessor limited liability company agreement, not in its individual capacity, but solely as independent manager, which we will refer to as the owner manager, or the appointment of a co-manager;

    - to make any change that would provide additional rights or benefit to the holders of all or any series of secured lease obligation notes that does not adversely affect the legal rights of the holders of the secured lease obligation notes under the lease indenture;

    - to cure any ambiguity, omission, defect or inconsistency or to correct, confirm or amplify the description of any property at any time subject to the lien on the indenture estate;

    - to establish the form and terms of the subsequent secured lease obligation notes of any series;

    - to effect, in accordance with the terms of the lease indenture, an assumption of the owner lessor's obligations to the holders of the secured lease obligation notes;

    - to evidence and provide for removal of the lease indenture trustee or security agent and for appointment of a successor lease indenture trustee or security agent;

    - to grant or confer upon the lease indenture trustee or the security agent for the benefit of the lease indenture secured parties any additional rights, remedies, powers, authority or security,

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      which may be lawfully granted or conferred upon the lease indenture trustee or the security agent and which are not contrary to or inconsistent with the lease indenture;

    - to effect any other amendment, modification, supplement, waiver or consent with respect to any document relating to the indenture estate provided that no such action will materially and adversely affect the interests of the lease indenture secured parties; or

    - the security agent, the lease indenture trustee and the owner lessor may make further appropriate agreements and stipulations to accept the conveyance, transfer, assignment, mortgage or pledge of any property or assets thereunder, but will not be obligated to enter into any supplement which affects the lease indenture trustee's or the security agent's own rights, duties or immunities under the lease indenture or otherwise.

DEBT SERVICE RESERVE LETTER OF CREDIT

    Under each lease indenture, each owner lessor will be required, for so long as the secured lease obligation notes and pass-through bonds are outstanding, to maintain the debt service reserve account. Amounts in the debt service reserve account will be applied in some instances to the payment of principal, interest, fees and amounts due in respect of funding losses, increased capital costs, taxes and indebtedness then due and payable in respect of the secured lease obligation notes.

    The required balance in each debt service reserve account on each payment date will be 100% of the projected debt service on the applicable secured lease obligation notes for the succeeding six-month period, which requirement may be satisfied by acceptable credit support in the form of one or a combination of cash or a letter of credit issued by a bank or trust company that is an acceptable credit provider. A bank or trust company will be an acceptable credit provider if (1) the entity has a combined capital surplus of at least
$1 billion and a long-term unsecured debt rating of "A" or higher by Standard & Poor's or "A2" or higher by Moody's and (2) the entity is exempt from SEC registration under Section 3(a)(2) of the Securities Act.

THE AMENDED AND RESTATED GUARANTEE AND COLLATERAL AGREEMENT AND CHANGES TO THE COLLATERAL PACKAGE

PLEDGE; GRANT OF SECURITY INTEREST

    We and the collateral agent on behalf of the owner lessors will enter into an amended and restated guarantee and collateral agreement. Under the amended and restated guarantee and collateral agreement, we will grant to the collateral agent a security interest in all of our general intangibles, excluding all emission allowances and credits, all insurance policies and all contracts, agreements, instruments and indentures in any form as collateral security for the payment and performance of the aggregate amount of all of our obligations to the owner lessors under the operative documents.

COVENANTS

    We will covenant with the collateral agent that, until all our obligations under the operative documents are paid in full, we will:

    - deliver to the collateral agent amounts payable with respect to the collateral which become evidenced by any certificated securities, with all relevant endorsements, to be held as collateral for the owner lessors;

    - take all reasonable and necessary actions to maintain the security interest in the collateral as a first priority perfected security interest;

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    - upon written request of the collateral agent, at our sole expense, deliver, execute and record further instruments and documents for the purpose of obtaining or preserving the full benefits of the amended and restated guarantee and collateral agreement, including (1) filing any financing or continuation statements under the Uniform Commercial Code and
      (2) taking actions necessary to enable the collateral agent to obtain "control" within the meaning of the Uniform Commercial Code;

    - not, except upon 30 days' written notice to the collateral agent and delivery to the collateral agent of all executed financing statements and other documents reasonably requested, change our jurisdiction of organization, chief executive office location, name, identity or corporate structure in a way that would cause any financing statement to become misleading; and

    - advise the collateral agent of (1) any liens, other than security interests created according to the operative documents, that could reasonably be expected to have a material adverse effect on the collateral agent's ability to exercise remedies under the amended and restated guarantee and collateral agreement and (2) the occurrence of other events that could reasonably be expected to have a material adverse effect on the aggregate value of the collateral or the security interests.

REMEDIAL PROVISIONS

    If a lease event of default has occurred and is continuing:

    - all cash, checks or near-cash proceeds received by us with respect to the collateral will be turned over to the collateral agent in the form received to be held as collateral for our obligations under the operative documents but will not constitute payment until applied in accordance with the agreement;

    - the collateral agent may apply all or any proceeds held with respect to the collateral in payment of our obligations under the operative documents and the balance of any funds not applied in this manner will be paid to us; and

    - the collateral agent, in addition to the remedies outlined above, may exercise all rights and remedies under the Uniform Commercial Code or other applicable law, including the right to collect, receive, appropriate, realize, sell, lease, assign or otherwise dispose of the collateral. Upon any public sale and to the extent permitted by law, the collateral agent may purchase the collateral free of any right or equity of redemption, which we will waive and release.

    The collateral agent will apply the net proceeds of any remedial action to the payment in whole or in part of our obligations under the operative documents and will pay any surplus to us.

THE COLLATERAL AGENT

    Under the amended and restated guarantee and collateral agreement, we will appoint the collateral agent as our attorney-in-fact and give the collateral agent the power and right on our behalf and without its notice and assent, to do the following:

    - file claims or take other actions in our name for purpose of collecting money due with respect to the collateral;

    - pay or discharge taxes and liens levied or threatened against the collateral and effect repairs or insurance and pay all or part of the premiums;

    - execute indorsements, assignments or instruments for the conveyance or transfer of the collateral;

    - (1) direct any party liable for payment under the collateral to make payments due to the collateral agent; (2) ask, demand, collect and receive payment of moneys due or to become due

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      with respect to the collateral; (3) commence or prosecute suits, actions or proceedings at law or in equity to collect the collateral or any portion of the collateral; (4) defend, settle, compromise or adjust any suit, action or proceeding brought against us with respect to the collateral; and (5) sell, transfer, pledge or make any agreement with respect to the collateral; and

    - file or record financing statements and other filings of documents or instruments with respect to the collateral without our signature.

CHANGES TO THE COLLATERAL PACKAGE

    As described above in "Summary--The Sale-Leaseback Transaction," the implementation of the sale-leaseback transaction will cause our corporate structure to change dramatically and, as a result of these structural changes, the collateral package and the security documents relating to the outstanding bonds will have to be amended. Currently, because the outstanding bonds are issued by one entity, and the assets are owned by a different entity, the existing financing structure provides for guarantees of Edison Mission Holdings' obligations by the subsidiary guarantors. If the sale-leaseback transaction is consummated, the obligations on the outstanding bonds will be assumed by Homer City Funding. The structural change will result in the following material amendments to the guarantee and collateral agreement between us and the collateral agent:

    - the guarantees made by the subsidiary guarantors, including us, will be released;

    - the pledges of equity interests in us, Edison Mission Holdings, Edison Mission Finance, Homer City Property Holdings and Chestnut Ridge Energy will be released;

    - the blanket liens granted by us, Edison Mission Holdings, Edison Mission Finance, Homer City Property Holdings, Chestnut Ridge Energy and Mission Energy Westside will be released and the security interest in all our general intangibles will be changed to exclude emission allowances and credits, insurance policies and all of our contracts, agreements, instruments and indentures; the security interest will cover only those intangibles, such as licenses and permits, which are inseparable from the facilities;

    - the concept of the collateral agent holding and controlling the collateral for different categories of senior debt will be deleted and a similar concept will be moved to the lease indenture, which will provide that a security agent will hold and control the indenture estate and the mortgage for the benefit of the secured lease obligation notes and for the issuers of the debt service reserve letter of credit; and

    - the credit support guarantee for $42 million by Edison Mission Energy, which expires on December 31, 2001, will be released.

    In addition, because the funds generated by the revenues of the facilities will no longer flow from us to Edison Mission Holdings to service the outstanding bonds, the entire account structure will change. As a result of this change in account structure, the security interests in the accounts that are currently granted by us, Edison Mission Holdings, Edison Mission Finance, Homer City Property Holdings, Chestnut Ridge Energy and Mission Energy Westside will be released. New security interests in specified accounts will be granted by us under the amended security deposit agreement to secure payment obligations under each facility lease. See "--The Amended Security Deposit Agreement" for a description of the new account structure.

    The sale-leaseback transaction will involve a sale of our assets. Because we will not be the continuing owner of the facilities, the blanket lien on the assets which we provide to the outstanding bonds will be released. In place of the blanket lien, we will grant a security interest in our general intangibles, excluding emissions credits and allowances, insurance policies and all of our contracts, agreements, instruments and indentures, in favor of the owner lessors to secure our obligations under

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the facility leases. Also, in the pledge and collateral agreement described below, Edison Mission Holdings will grant to the collateral agent a lien on all shares of the capital stock of Mission Energy Westside.

    In addition, since we will no longer own the facilities, we will not be able to give a mortgage on the facilities. As a result, on the closing date of the sale-leaseback transaction, concurrently with the closing of the sale-leaseback transaction, the following will occur:

    - the mortgage liens currently encumbering the facilities, which are currently granted by us in favor of the lease indenture trustee as security for, among other things, the existing credit facilities of Edison Mission Holdings and the outstanding bonds, will be released;

    - following the sale of the undivided interests in the facilities to each owner lessor, each owner lessor will grant a first mortgage lien on, and security interest in, its respective undivided interest; and

    - each mortgage will be granted in favor of a security agent, who will hold the mortgages on the ground interests and improvements, as security and for the benefit of the holders of the secured lease obligation notes issued by each owner lessor and the issuer of the debt service reserve letter of credit, as described above.

    The secured lease obligation notes issued by each owner lessor and each debt service reserve letter of credit will be secured by a first priority security interest in the indenture estate. We refer to the mortgage lien and the collateral granted to the applicable security agent as security for the secured lease obligation notes as the indenture estate. The indenture estate includes the following:

    - the owner lessor's applicable undivided interest in the facilities;

    - rights under the related facility lease, including the right to receive payments of any kind under the facility lease, other than the excepted payments;

    - the owner lessor's site sublease and the ground interest under the site sublease;

    - the owner lessor's fixtures;

    - the insurance proceeds payable under insurance maintained by us;

    - the facility deed;

    - the owners lessor's bill of sale;

    - the owner lessor's interest in contracts related to the facilities assigned or pledged to it;

    - specified other agreements of the owner lessor related to the operation of the facilities and the undivided interest; and

    - any interest in any property now or later granted to the owner lessor under any provision of the site lease, the facility lease or the site sublease and each other operative document, other than the tax indemnity agreement, to which the owner lessor is a party.

    So long as no lease indenture event of default shall have occurred and be continuing under a lease indenture, the applicable owner lessor will be entitled to exercise all of the rights of the owner lessor under the operative documents, subject to the lease subordination agreement and some specific exceptions, including with respect to amendments, waivers, modifications and consents under specified provisions of some of the operative documents. The owner lessor's rights, however, do not include the right to receive payments of rent and specified other amounts due under the facility leases. Payments made under each facility lease will be made directly to the security agent. The assignment by the owner lessor to the security agent of its rights under the documents constituting the indenture estate also excludes specified rights of the owner lessor, including rights relating to indemnification for specified

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matters and insurance proceeds payable to the owner lessors under liability insurance maintained under the facility leases.

    Finally, under the amended and restated indenture, the secured lease obligation notes and the respective indenture estate will be pledged as security for the pass-through bonds. The pledge of the secured lease obligation notes will give the holders of the pass-through bonds a first priority interest in the secured lease obligation notes and indenture estate. See "Summary--The Sale-Leaseback Transaction--Collateral Package and Credit Support Following the Sale-Leaseback Transaction" for a list of collateral that secures the outstanding bonds.

LIMITATION OF LIABILITY

    The secured lease obligation notes are not obligations of, or guaranteed by, us, the owner participants, Wilmington Trust Company as independent manager of the owner lessor, the security agent, the lease indenture trustee, the trustee or any of their respective affiliates. None of the owner participants, Wilmington Trust Company, the trustee, the lease indenture trustee, the security agent or any of their respective affiliates, are personally liable to any holder of a secured lease obligation note or to the security agent for any amounts payable under any secured lease obligation notes or, except as provided in the applicable lease indenture, for any liability under the lease indenture. All payments of principal of, and any premium, and interest on all secured lease obligation notes, other than payments made in connection with an optional redemption or purchase by the applicable owner lessor or the owner participants will be paid or caused to be paid from the assets subject to the lien of the related lease indenture or the income and proceeds received by the lease indenture trustee from the indenture estate, including lease rent payable by us under the related facility lease.

    Except as otherwise provided in the lease indenture, the lease indenture trustee or the security agent will not be answerable or accountable under any lease indenture or secured lease obligation notes under any circumstances except for its own willful misconduct or gross negligence not caused by an error of judgment made in good faith by a responsible officer, unless the lease indenture trustee or the security agent was negligent in ascertaining the pertinent facts or by direction of a principal majority of the then outstanding secured lease obligation notes.

THE PLEDGE AND COLLATERAL AGREEMENT

PLEDGE; GRANT OF SECURITY INTEREST

    Edison Mission Holdings and the collateral agent on behalf of the owner lessors will enter into a pledge and collateral agreement. Under the pledge and collateral agreement, Edison Mission Holdings will grant to the collateral agent a security interest in all shares of the capital stock of Mission Energy Westside held by it as collateral security for the payment and performance of the aggregate amount of all of our obligations to the owner lessors under the operative documents.

COVENANTS

    Edison Mission Holdings will covenant with the collateral agent that, until all our obligations under the operative documents are paid in full, it will:

    - deliver to the collateral agent amounts payable with respect to the collateral which become evidenced by any certificated securities, with all relevant endorsements, to be held as collateral for the owner lessors;

    - take all reasonable and necessary actions to maintain the security interest in the collateral as a first priority perfected security interest;

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    - upon written request of the collateral agent, at its sole expense, deliver, execute and record further instruments and documents for the purpose of obtaining or preserving the full benefits of the pledge and collateral agreement, including (1) filing any financing or continuation statements under the Uniform Commercial Code and (2) taking actions necessary to enable the collateral agent to obtain "control" within the meaning of the Uniform Commercial Code;

    - not, except upon 30 days' written notice to the collateral agent and delivery to the collateral agent of all executed financing statements and other documents reasonably requested, change its jurisdiction of organization, chief executive office location, name, identity or corporate structure in a way that would cause any financing statement to become misleading;

    - advise the collateral agent of (1) any liens, other than security interests created according to the operative documents, that could reasonably be expected to have a material adverse effect on the collateral agent's ability to exercise remedies under the pledge and collateral agreement and (2) the occurrence of other events that could reasonably be expected to have a material adverse effect on the aggregate value of the collateral or the security interests;

    - upon receipt of any certificate representing a stock dividend or distribution, deliver the certificate to the collateral agent, duly endorsed in the form received, and if requested by the collateral agent, with an undated stock power covering the certificate duly executed in blank by Edison Mission Holdings with signature guaranteed to be held by the collateral agent as further collateral;

    - not, without prior written consent of the collateral agent (1) vote to enable Mission Edison Westside to issue stock or other equity securities;
      (2) sell, assign, transfer, exchange or otherwise dispose of the collateral except according to the participation agreements; (3) create, incur or permit the existence of any lien on the collateral, other than the security interests created under the pledge and collateral agreement; or (4) enter into any agreement or undertaking restricting its or the collateral agent's ability to sell, assign or transfer the collateral;

    - preserve and maintain its corporate existence and all of its rights, privileges and franchises necessary for fulfillment of its obligations under the pledge and collateral agreement; and

    - pay all taxes, assessments or other governmental or non-governmental levies assessed or levied against the collateral before the attachment of any fine or penalty, except if (1) the taxes, assessments or levies are being contested in good faith; (2) adequate reserves consistent with generally accepted accounting principles requirements are established and maintained in an amount sufficient to pay the taxes, assessments or levies; and (3) any tax, assessment or levy is immediately paid after the contest.

REMEDIAL PROVISIONS

    Unless a lease event of default has occurred and is continuing and the collateral agent has given Edison Mission Holdings notice of its intent to exercise its rights under the pledge and collateral agreement, Edison Mission Holdings will be permitted to receive all cash dividends with respect to the collateral and to exercise all voting and corporate rights with respect to the collateral, so long as no vote would impair the collateral or violate any provisions of any operative document.

    If a lease event of default has occurred and is continuing:

    - the collateral agent will, after giving notice of its intent to exercise rights under the pledge and collateral agreement, have the right to receive cash dividends, distributions, payments or other proceeds in respect of the collateral for application to our obligations under the operative documents;

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    - the collateral may be registered in the name of the collateral agent, and the collateral agent, after giving notice of its intent to exercise rights under the pledge and collateral agreement, may exercise voting, corporate, conversion, exchange, subscription and other rights pertaining to the collateral as if it were the absolute owner, without liability except to account for the property received;

    - all cash, checks or near-cash proceeds received by Edison Mission Holdings with respect to the collateral will be turned over to the collateral agent in the form received to be held as collateral for our obligations under the operative documents but will not constitute payment until applied in accordance with the immediately following clause;

    - the collateral agent may apply all or any proceeds held with respect to the collateral in payment of our obligations under the operative documents and the balance of any funds not applied in this manner will be paid to Edison Mission Holdings; and

    - the collateral agent, in addition to the remedies outlined above, may exercise all rights and remedies under the Uniform Commercial Code or other applicable law, including the right to collect, receive, appropriate, realize, sell, lease, assign or otherwise dispose of the collateral. Upon any public sale and to the extent permitted by law, the collateral agent may purchase the collateral free of any right or equity of redemption, which Edison Mission Holdings will waive and release.

    The collateral agent will apply the net proceeds of any remedial action to the payment in whole or in part of our obligations under the operative documents and will pay any surplus to Edison Mission Holdings. The collateral agent may engage in one or more private sales of the collateral, so long as the purchasers agree to acquire the collateral for investment and not with a view toward distribution.

CONTINUING ASSIGNMENT

    The pledge and collateral agreement will create a continuing pledge, assignment of, hypothecation of and security interest in the collateral and will:

    - remain in full force and effect until the payment of the obligations and the expiration and termination of the facility leases;

    - be binding upon Edison Mission Holdings, its successors and assigns, but Edison Mission Holdings will not be permitted to transfer its rights or obligations under the pledge and collateral agreement without the prior written consent of the owner lessors; and

    - inure to the benefit of and be enforceable by the owner lessors, their successors and assigns.

THE COLLATERAL AGENT

    Under the pledge and collateral agreement, Edison Mission Holdings will appoint the collateral agent as its attorney-in-fact and give the collateral agent the power and right on its behalf and without its notice and assent, to do the following:

    - file claims or take other actions in the name of Edison Mission Holdings for the purpose of collecting money due with respect to the collateral;

    - pay or discharge taxes and liens levied or threatened against the collateral and effect repairs or insurance and pay all or part of the premiums;

    - execute indorsements, assignments or instruments for the conveyance or transfer of the collateral;

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    - (1) direct any party liable for payment under the collateral to make payments due to the collateral agent; (2) ask, demand, collect and receive payment of moneys due or to become due with respect to the collateral;
      (3) commence or prosecute suits, actions or proceedings at law or in equity to collect the collateral or any portion of the collateral;
      (4) defend, settle, compromise or adjust any suit, action or proceeding brought against Edison Mission Holdings with respect to the collateral; and (5) sell, transfer, pledge or make any agreement with respect to the collateral; and

    - file or record financing statements and other filings of documents or instruments with respect to the collateral without the signature of Edison Mission Holdings.

OUR AMENDED AND RESTATED PARTNERSHIP AGREEMENT

    In order to grant the owner lessors rights to future allocations of emission allowances that are granted to the owner or operator of the facilities from time to time, as discussed above in "--The Designated Account Representative Agreements," our existing partnership agreement will be amended to reduce the economic interest of Mission Energy Westside, our general partner, in us to 0.1% of the partnership. Edison Mission Holdings, the 100% owner of Mission Energy Westside, will pledge the equity in Mission Energy Westside to the owner lessors pursuant to the pledge and collateral agreement as described in "--The Pledge and Collateral Agreement." Upon termination of the facility leases, the owner lessors may foreclose on this pledge and will then own Mission Energy Westside and be able to exercise all the powers of the general partner.

    Our partnership agreement will be amended and restated as follows:

    - the general partner's interest will be reduced from 1% to 0.1% and the limited partner's interest will be increased from 99% to 99.9%;

    - the general partner's ability to make partnership distributions will be explicitly made subject to the limitations contained in the amended security deposit agreement;

    - no sales of emission allowances or credits or the proceeds of these sales will be permitted other than in accordance with the sale-leaseback transaction documents;

    - the general partner's powers will specifically include the power to pledge the assets of the partnership, sell emission allowances and credits, and maintain bank accounts, so long as maintained in accordance with the amended security deposit agreement and the other transaction documents, and the general partner will not be deemed to be in violation of its partnership duties for undertaking these activities;

    - the general partner will be explicitly authorized to be a creditor of the partnership;

    - the general partner's liability will be limited to willful misconduct or recklessness, and to the fullest extent permissible under Pennsylvania law, the general partner will be allowed to consider the interests of creditors of the partnership, including the general partner as a creditor, when making decisions for the partnership, or when deciding to file for bankruptcy;

    - the partnership will indemnify the general partner to the extent permitted under Pennsylvania law;

    - a resignation or removal of the general partner must be approved by the all of the limited partner interest holders and by the majority interest of a successor general partner;

    - the rights of the limited partners to request partnership information will be limited to annual financial information and certain records, instead of "true and full information;" and

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    - transfers of limited partner interests will not be permitted if the partnership has filed for bankruptcy.

LEASE SUBORDINATION AGREEMENTS

    We, each owner lessor, each owner participant and the security agent will enter into a lease subordination agreement. Each lease subordination agreement will subordinate all of our obligations to the respective owner lessor and owner participant, with respect to the equity portion of basic lease rent, the equity portion of termination value and any supplemental rent constituting excepted payments, excluding any excepted payments owing to the owner lessors on account of fees and indemnities owed to the owner managers and rent paid from the reserve account, to the claims and rights of the holders of the respective secured lease obligation notes, with respect to (1) basic lease rent other than the equity portion of rent, (2) termination value other than the equity portion of termination value, (3) supplemental rent with respect to excepted payments and (4) any other sum now or hereafter owed by us with respect to the initial secured lease obligation notes, which we will refer to as the senior claims.

SUBORDINATION PROVISIONS

    Under each lease subordination agreement, until all senior claims have been paid in full:

    - the aggregate amount of all of our obligations to the owner lessor and the owner participant with respect to the equity portion of basic lease rent, the equity portion of termination value and any supplemental rent, excluding (1) any excepted payments owing to the owner lessors on account of fees and (2) indemnities to the owner manager and rent paid from the reserve account, which we will refer to as the subordinated claims, will be subordinate to the prior payment of any senior claims;

    - we will be prohibited from directly or indirectly, except with respect to withdrawals from the reserve account pursuant to the amended security deposit agreement and withdrawals from the equity account pursuant to the amended security deposit agreement and the facility leases, making any payment on account of, or transferring any collateral for any part of, the subordinated claims, but so long as no lease event of default (other than failure to make a payment of the equity portion of basic lease rent) has occurred and is continuing and subject to the applicable provisions of the amended security deposit agreement, we may make payments of basic lease rent, renewal lease rent and supplemental rent under the facility leases;

    - without the consent of the lease indenture trustee, the owner lessor and the owner participant will be prohibited from demanding, suing for or accepting, other than with respect to withdrawals from the equity account pursuant to the amended security deposit agreement and the facility lease, from us any payment or collateral relating to the subordinated claims or taking any other actions to enforce its rights or exercise remedies in respect of the subordinated claims; and

    - neither we nor the owner lessor and owner participant will take action prejudicial to or inconsistent with the priority position of the senior claims.

WRONGFUL COLLECTIONS

    If an owner lessor or an owner participant receives any payments on account of, or collateral for any part of, the subordinated claims in violation of the lease subordination agreements or the participation agreements, the owner lessor and owner participants will be required to deliver this payment or collateral to the security agent in its original form with all necessary endorsements. Until delivery, this payment or collateral will be held in trust for the holders of the senior claims.

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PROCEEDINGS

    Each owner lessor and owner participant will be prohibited from commencing or joining with other creditors to commence any creditor proceedings against us without the consent of the lease indenture trustee. In the event that creditor proceedings are commenced against us, any distributions that would otherwise be payable with respect to the subordinated claims will be paid to and held by the lease indenture trustee until all senior claims have been paid in full, and no holder of subordinated claims will be entitled to receive payments, distributions or any benefit from the subordinated claims.

    After the commencement of any creditor proceedings, the holders of the senior claims may (1) file a proof of debt, claim, suit, or otherwise;
(2) collect assets of the owner lessors, distributed, divided or applied on account of the subordinated claims and apply the same to the senior claims until the senior claims have been paid in full, the surplus of which will be returned to the subordinated party; (3) vote claims comprising the subordinated claims to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and (4) take any action in connection with any creditor proceeding which the subordinated party might otherwise take, however, after the commencement of any creditor proceeding the subordinated party may file a proof of claim with respect to the subordinated claims and take further steps, not inconsistent with the lease subordination agreements, that it deems proper. However, the owner lessor and the owner participant will have no rights of subrogation, reimbursement, indemnity or rights of recourse to any security held for the secured lease obligation notes until all senior claims have been paid in full, after which time the owner lessor and the owner participant will be subrogated to the rights of the holders of senior claims to receive payments or distributions of our cash, property or securities applicable to the subordinated claims.

LIMITATION ON ACTIONS

    Until all senior claims have been paid in full, the owner lessor and owner participant will not, without the prior written consent of the security agent:

    - take, obtain or hold, by administrative, legal or equitable action, any of our assets in violation of the subordination provisions of the lease subordination agreement;

    - commence, prosecute or participate in any administrative, legal or equitable action against or involving us, relating to the payment or collection of any subordinated claims;

    - enforce or collect any judgment obtained in respect of the subordinated claims;

    - enforce or exercise remedies to collect payment of any subordinated claims or under any lien or other security interest securing any subordinated claims; or

    - exercise any other rights or remedies to enforce the payment or collection of any subordinated claims.

ABSOLUTE SUBORDINATION

    The rights of the holders of the senior claims against the owner lessor and owner participant will remain in full force and effect and will not be impaired or affected by any circumstances.

OWNER LESSOR SUBORDINATION AGREEMENTS

    Each owner lessor, each owner participant and the security agent will enter into an owner lessor subordination agreement. Each owner participant will fund its respective owner lessor in part with an intercompany loan. All payment obligations on these intercompany loans will be subject to those subordination agreements. Under each owner lessor subordination agreement, the applicable owner participant, which we will refer to as the subordinated party, will agree to subordinate the owner

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lessor's obligations to it under the intercompany loan agreement to the claims of the security agent against the owner lessor in respect of the owner lessor's obligations under the operative documents in respect of the secured lease obligation notes, the debt service letter of credit and the lease indenture, which we will refer to as the senior claims.

SUBORDINATION PROVISIONS

    Under each lease subordination agreement, until the holders of the senior claims have been indefeasibly paid in full, in cash or cash equivalents:

    - the aggregate amount of all obligations of the owner lessors under the intercompany loan, which we will refer to as the subordinated claims, will be subordinate to the prior payment of any senior claims;

    - without the consent of the lease indenture trustee, the owner lessor will be prohibited from directly or indirectly making any payment on account of, or transferring any collateral for any part of, the subordinated claims, but the owner lessor may (and upon direction from the owner participant shall) make payments of interest and principal on account of the subordinated claims, to the extent of proceeds received from payment of rent under the subordination provisions of the lease subordination agreement or the distribution provisions of the lease indenture or to the extent the payments are proceeds from common equity received from the applicable owner participant;

    - without the consent of the lease indenture trustee, the subordinated party will be prohibited from demanding, suing for or accepting from the owner lessor any payment or collateral relating to the subordinated claims or cancelling, setting-off or otherwise discharging any part of any subordinated claims, regardless of the occurrence or continuance of an event of default under the promissory notes evidencing the subordinated claims; and

    - without the consent of the lease indenture trustee, neither the owner lessor nor the subordinated party will take any actions prejudicial to or inconsistent with the priority position of the senior claims.

WRONGFUL COLLECTIONS

    If the subordinated party receives any payments on account of, or collateral for any part of, the subordinated claims in violation of the owner lessor subordination agreements, the subordinated party will be required to deliver this payment or collateral to the security agent. Until delivery, this payment or collateral will be held in trust for the holders of the senior claims.

PROCEEDINGS

    The subordinated party will be prohibited from commencing or joining with other creditors of the owner lessor to commence any creditor proceedings against the owner lessor without the consent of the lease indenture trustee. In the event that creditor proceedings are commenced against the owner lessor, any distributions that would otherwise be payable with respect to the subordinated claims will be paid to and held by the lease indenture trustee until all senior claims have been indefeasibly paid in full, in cash or cash equivalents, and no holder of subordinated claims will be entitled to receive payments, distributions or any benefit from the subordinated claims.

    After the commencement of any creditor proceedings, the holders of the senior claims may (1) file a proof of debt, claim, suit or otherwise;
(2) collect assets of the owner lessors, distributed, divided or applied on account of the subordinated claims and apply the same to the senior claims until the senior claims have been indefeasibly paid in full, in cash or cash equivalents, the surplus of which will be returned to the subordinated party;
(3) vote claims comprising the subordinated claims to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; and (4) take any action in connection with any creditor proceeding which the subordinated party might otherwise take. However, after the commencement of any creditor proceeding, if the security agent in a reasonable time after receipt of an inquiry from the subordinated party does not in writing inform the subordinated party of its intention to exercise its rights to assert subordinated claims under clauses (1), (2),
(3) and (4) above, the subordinated party may file a proof of claim with respect to the subordinated claims and take further steps, not inconsistent with the owner lessor subordination agreements, that it deems proper. However, the subordinated party will have no rights of subrogation, reimbursement, indemnity or rights of recourse to any security held for the senior claims until all senior claims have been indefeasibly paid in full, in cash or cash equivalents, after which time the subordinated party will be subrogated to the rights of the holders of senior claims to receive payments or distributions of cash, property or securities applicable to the subordinated claims.

LIMITATION ON ACTIONS

    Until all senior claims have been indefeasibly paid in full, in cash or cash equivalents, the subordinated party, without the prior written consent of the security agent may not:

    - take, obtain or hold, by administrative, legal or equitable action, any of the owner lessors' assets, except as they relate to the owner lessors' interest in the facilities or the facility site, in violation of the subordination provisions of the owner lessor subordination agreement;

    - commence, prosecute or participate in any administrative, legal or equitable action against or involving the owner lessor, relating to the payment or collection of any subordinated claims;

    - enforce or collect any judgment obtained in respect of the subordinated claims;

    - accelerate payment of any subordinated claims or require such claims to be paid prior to the scheduled maturity date;

    - enforce or exercise remedies to collect payment of any subordinated claims or under any lien or other security interest securing any subordinated claims; or

    - enforce or exercise remedies with respect to any covenant, agreement, representation or other undertaking contained in any promissory notes evidencing the subordinated claims.

ABSOLUTE SUBORDINATION

    The rights of the holders of the senior claims against the subordinated party will remain in full force and effect and will not be impaired or affected by any circumstances.

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
                      DESCRIPTION OF THE OUTSTANDING BONDS

    THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE OUTSTANDING BONDS FOR WHICH WE ARE OFFERING THE PASS-THROUGH BONDS. THE FOLLOWING INFORMATION IS NOT A COMPLETE DESCRIPTION OF THE OUTSTANDING BONDS AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY, REFERENCE TO THE BONDS AND THE EXISITNG INDENTURE, INCLUDING THE DEFINITIONS OF TERMS USED IN THE OUTSTANDING BONDS AND THE EXISTING INDENTURE. UNLESS OTHERWISE SPECIFIED, THE FOLLOWING DESCRIPTION APPLIES TO ALL OF THE OUSTANDING BONDS.

GENERAL

    The outstanding bonds were issued in a private offering under an indenture by and between Edison Mission Holdings and United States Trust Company of New York, dated as of May 27, 1999 which we refer to as the existing indenture. Subsequently, Edison Mission Holdings registered the outstanding bonds with the Commission pursuant to an exchange offer in which it offered registered bonds that were identical in all material respects to the privately held outstanding bonds. The terms of the outstanding bonds include those stated in the existing indenture and those made part of the existing indenture by reference to the Trust Indenture Act of 1939. The outstanding bonds, together with all other secured senior debt permitted under its financing documents, are senior secured obligations of Edison Mission Holdings and rank equally in right of payment with all other existing and future senior debt of Edison Mission Holdings, and senior in right of payment to all existing and future indebtedness of Edison Mission Holdings that is designated as subordinate or junior in right of payment to the outstanding bonds. The outstanding bonds, together with all other secured senior debt of Edison Mission Holdings, are fully and unconditionally guaranteed by each subsidiary guarantor. If at any time before December 31, 2001, neither Edison Mission Holdings nor its subsidiary guarantors can make payments on the outstanding bonds and Edison Mission Holdings' other secured senior debt, Edison Mission Energy is required to make payments on the outstanding bonds or its other senior secured debt, in proportion to their respective obligations, of up to $42 million under a credit support guarantee. If the debt service on the outstanding bonds cannot be satisfied under the credit support guarantee, Edison Mission Energy will have to make payments on the outstanding bonds under a debt service reserve guarantee provided to satisfy the debt service requirements on the outstanding bonds of up to $35.3 million.

PRINCIPAL, MATURITY AND INTEREST

    The Series A outstanding bonds were issued in aggregate principal amount of $300 million and will mature on October 1, 2019. The Series B outstanding bonds were issued in aggregate principal amount of $530 million and will mature on October 1, 2026. Interest on the outstanding bonds is payable semiannually in arrears on each April 1 and October 1, and interest payments commenced on October 1, 1999. Interest accrues on the basis of a 360-day year consisting of 12 months of 30 days each at a rate of 8.137% in the case of the Series A outstanding bonds and 8.734% in the case of the Series B outstanding bonds. Principal, premium, if any, and interest on the outstanding bonds are payable at Edison Mission Holdings' office or agency maintained for this purpose within the City and State of New York or, at Edison Mission Holdings' option, payment of interest may be made by check mailed to the bondholders at their respective addresses listed in the register of bondholders. All payments of principal, premium, if any, and interest with respect to outstanding bonds for which bondholders have given wire transfer instructions to Edison Mission Holdings are required to be made by wire transfer of immediately available funds to the accounts specified by the relevant bondholders. Until otherwise designated by Edison Mission Holdings, its office or agency in New York is the office of United States Trust Company of New York maintained for such purpose. The outstanding bonds are issued in denominations of $100,000 or any multiple of $1,000 in excess of $100,000.

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
AMORTIZATION OF THE OUTSTANDING BONDS

    Principal of the outstanding bonds is payable in semiannual installments on each April 1 and October 1 occurring on or after April 1, 2004 to the registered holder of the outstanding bonds on the immediately preceding March 15 or September 15, so that the weighted average life of the Series A outstanding bonds is 13.9 years and the weighted average life of the Series B outstanding bonds is 20.7 years. The following table shows the percentage of principal of the outstanding bonds which is payable on each semiannual principal payment date.

                                                 PERCENTAGE OF      PERCENTAGE OF
                                                PRINCIPAL AMOUNT   PRINCIPAL AMOUNT
                                                   PAYABLE ON         PAYABLE ON
PRINCIPAL PAYMENT DATES                          SERIES A BONDS     SERIES B BONDS
-----------------------                         ----------------   ----------------
April 1 and October 1, 2004...................       1.000%             0.055%
April 1 and October 1, 2005...................       2.000%             0.480%
April 1 and October 1, 2006...................       2.000%             0.590%
April 1 and October 1, 2007...................       2.500%             0.375%
April 1 and October 1, 2008...................       3.000%             0.375%
April 1 and October 1, 2009...................       3.000%             0.415%
April 1 and October 1, 2010...................       3.000%             1.000%
April 1 and October 1, 2011...................       3.000%             1.750%
April 1 and October 1, 2012...................       3.000%             2.000%
April 1 and October 1, 2013...................       3.000%             1.250%
April 1 and October 1, 2014...................       3.000%             1.500%
April 1 and October 1, 2015...................       4.000%             2.000%
April 1 and October 1, 2016...................       4.000%             2.000%
April 1 and October 1, 2017...................       5.000%             2.000%
April 1 and October 1, 2018...................       5.000%             2.000%
April 1 and October 1, 2019...................       3.500%             2.500%
April 1 and October 1, 2020...................          --              3.500%
April 1 and October 1, 2021...................          --              3.500%
April 1 and October 1, 2022...................          --              3.500%
April 1 and October 1, 2023...................          --              4.000%
April 1 and October 1, 2024...................          --              4.000%
April 1 and October 1, 2025...................          --              5.000%
April 1 and October 1, 2026...................          --              6.210%

THE GUARANTEES

    SUBSIDIARY GUARANTEES

    The outstanding bonds are guaranteed by the subsidiary guarantors. The subsidiary guarantors fully and unconditionally guarantee all of Edison Mission Holdings' obligations under the outstanding bonds and the senior debt, including its obligations to pay principal, premium, if any, and interest with respect to the bonds and the senior debt. Any future subsidiary of Edison Mission Holdings will become an additional subsidiary guarantor of the outstanding bonds.

    CREDIT SUPPORT GUARANTEE

    Edison Mission Energy unconditionally and irrevocably guarantees to the bondholders and United States Trust Company of New York, as collateral agent for the benefit of the secured parties under Edison Mission Holdings' senior debt, the prompt and complete payment and performance by Edison Mission Holdings when due of all of its obligations under the outstanding bonds and the senior debt up to an amount of $42 million. The credit support guarantee may be utilized for payments on the

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
outstanding bonds and senior debt prior to amounts available in the debt service reserve accounts. Amounts under the credit support guarantee are available until the earlier of the termination of the guarantee or December 31, 2001. Thereafter, Edison Mission Energy will have no further obligations under this guarantee.

    BOND DEBT SERVICE RESERVE ACCOUNT

    A bond debt service reserve account has been established with United States Trust Company of New York as the collateral agent for the benefit of the holders of outstanding bonds. Amounts on deposit in the bond debt service reserve account are intended to be used to pay Edison Mission Holdings' scheduled installments of principal and interest on the outstanding bonds in the event that Edison Mission Holdings' cash flow from operations is inadequate for such payment. The required balance of the bond debt service reserve account on any date of determination is 100% of the projected debt service on the outstanding bonds for the succeeding six-month period.

    The bond debt service reserve requirement may be satisfied by one or a combination of the following:

    (1) cash;

    (2) a letter of credit provided by a bank or trust company rated "A2" or higher by Moody's and "A" or higher by Standard & Poor's; or

    (3) a guarantee of Edison Mission Holdings' obligations made by Edison Mission Energy in favor of United States Trust Company of New York as the collateral agent for the benefit of the holders of outstanding bonds, so long as Edison Mission Energy is rated "Baa1" or higher by Moody's and "BBB+" or higher by Standard & Poor's.

    Edison Mission Energy has provided a guarantee in satisfaction of the debt service reserve requirement for the outstanding bonds up to $35.3 million. United States Trust Company of New York as the collateral agent for the holders of the outstanding bonds may obtain the funds necessary to pay the debt service due on the outstanding bonds from the proceeds of this guarantee if the debt service due cannot be satisfied by the amount available under the credit support guarantee. This debt service reserve guarantee by Edison Mission Energy may be replaced without the consent of the holders of the outstanding bonds if Edison Mission Holdings elects to provide another form of acceptable debt service credit support as outlined above.

NATURE OF RECOURSE

    Recourse for payment or performance of any of Edison Mission Holdings' obligations in respect of the outstanding bonds is limited solely to Edison Mission Holdings and the subsidiary guarantors. Neither any of Edison Mission Holdings' affiliates, other than the subsidiary guarantors, nor any of the officers, directors or stockholders of Edison Mission Holdings, or any of its affiliates, are liable for the payment of the principal of, premium, if any, or interest on the outstanding bonds. Bondholders have no claim against or recourse to, whether by operation of law or otherwise, these entities or persons or their affiliates, other than with respect to the credit support guarantee and any guarantee by Edison Mission Energy issued to satisfy the bond debt service reserve requirement under the existing indenture.

RATINGS

    Moody's has assigned the outstanding bonds a long-term senior secured debt rating of "Baa3," Standard & Poor's has assigned the outstanding bonds a long-term senior secured debt rating of "BBB-" and Fitch, formerly known as Duff & Phelps, has assigned the outstanding bonds a long-term senior secured debt rating of "BBB." These expectations reflect only the views of Moody's, Standard & Poor's

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
and Fitch, respectively, at the time the rating is issued, and any explanation of the significance of these ratings may be obtained only from the rating agency. There is no assurance that these ratings will remain in effect for any given period of time or that these ratings will not be lowered, suspended or withdrawn entirely by Moody's, Standard & Poor's or Fitch, if, in their judgment, circumstances so warrant. Any lowering, suspension or withdrawal of these ratings may have an adverse effect on the market price or marketability of the outstanding bonds.

REDEMPTION AND REPURCHASE

    MANDATORY REDEMPTION

    The outstanding bonds are subject to mandatory redemption, ratably with all other senior debt in existence at that time, upon the occurrence of a recovery event. A recovery event includes any settlement of or payment of $5 million or more in respect of any property or casualty insurance claim relating to any asset of Edison Mission Holdings or any guarantor or any governmental taking, with respect to the facilities. This mandatory redemption shall not apply with respect to amounts received by Edison Mission Holdings and the subsidiary guarantors in connection with a recovery event for which Edison Mission Holdings elects to restore or replace the asset or assets in respect of which a recovery event occurred and notice is provided within 45 days of a recovery event. With respect to any recovery event of $50 million or more, an independent engineer must certify as to the reasonableness of the repair and replacement plans in Edison Mission Holdings' notice relating to this recovery event. Any mandatory redemption of the outstanding bonds will be without premium or penalty at a redemption price equal to the unpaid principal amount of the outstanding bonds plus accrued and unpaid interest on this amount to the date of redemption.

    OPTIONAL REDEMPTION

    The outstanding bonds are subject to optional redemption at any time at a redemption price equal to the outstanding principal amount of the outstanding bonds to be redeemed plus all accrued and unpaid interest on the outstanding bonds to the date of redemption, plus a yield maintenance premium based on rates of comparable United States Treasury securities plus 50 basis points, if any.

SELECTION AND NOTICE

    If less than all of the outstanding bonds are to be redeemed at any time, selection of outstanding bonds for redemption will be made by United States Trust Company of New York on a proportional basis, by lot or by such method as United States Trust Company of New York, acting for the benefit of the holders of outstanding bonds, shall deem fair and appropriate. No less than $1,000 of any outstanding bonds shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of the outstanding bonds at its registered address. Notices of redemption may not be conditional. If any bond is to be redeemed in part only, the notice of redemption that relates to that bond shall state the portion of the principal amount of the bond to be redeemed. A new bond in principal amount equal to the unredeemed portion of the bond will be issued in the name of the holder of the bond upon cancellation of the original bond. Outstanding bonds called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on outstanding bonds or portions of them called for redemption.

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
                  DESCRIPTION OF EXISTING FINANCING DOCUMENTS

    THE FOLLOWING IS A SUMMARY OF MATERIAL PROVISIONS OF THE EXISTING FINANCING DOCUMENTS. THE STATEMENTS UNDER THIS CAPTION ARE A SUMMARY ONLY AND DO NOT PURPORT TO BE COMPLETE. THE SUMMARY MAKES USE OF TERMS MORE FULLY DEFINED IN AND IS SUBJECT TO, AND QUALIFIED IN ITS ENTIRETY BY REFERENCE TO ALL THE PROVISIONS OF THE FINANCING DOCUMENTS. COPIES OF THE FINANCING DOCUMENTS HAVE PREVIOUSLY BEEN FILED WITH THE SEC. COPIES OF THE EXISTING FINANCING DOCUMENTS WILL BE PROVIDED UPON REQUEST MADE TO THE INFORMATION AGENT. WHEN WE REFER TO BONDS IN THIS SECTION, WE ARE REFERRING TO THE OUTSTANDING BONDS.

EXISTING INDENTURE

    GENERAL

    The bonds were issued under the existing indenture and, together with all other secured senior debt, are senior secured obligations of Edison Mission Holdings and rank equally in right of payment with all other existing and future senior debt of Edison Mission Holdings, and senior in right of payment to all existing and future indebtedness of Edison Mission Holdings that is designated as subordinate or junior in right of payment to the bonds. The bonds, together with all other secured senior debt of Edison Mission Holdings, are fully and unconditionally guaranteed by each subsidiary guarantor, including us, and secured by, among other things, a mortgage and first priority lien on all of Edison Mission Holdings' and the subsidiary guarantors' tangible and intangible assets. As a result, the bonds effectively rank equally with all secured senior debt of Edison Mission Holdings and the subsidiary guarantors and senior to all other indebtedness except indebtedness permitted to be incurred under the existing indenture and secured by permitted liens. Edison Mission Holdings' right to receive assets of any of the subsidiary guarantors upon the latter's liquidation or reorganization, and the consequent right of the bondholders and the other secured parties under Edison Mission Holdings' financing documents to participate in the receipt of those assets, are effectively senior to the claims of that subsidiary guarantor's creditors, except with respect to permitted liens.

    "MATERIAL ADVERSE EFFECT" means, with respect to any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the following:

    - the business, assets, property, financial condition or operations of Edison Mission Holdings and the subsidiary guarantors since the issuance of the bonds; or

    - the ability of Edison Mission Holdings or any subsidiary guarantor to perform its obligations under the existing financing documents.

    AFFIRMATIVE COVENANTS

    The following is a description of material affirmative covenants in favor of the trustee and the bondholders. Edison Mission Holdings is obligated to comply with these covenants so long as any bonds remain outstanding.

    INFORMATION REQUIREMENTS

    Edison Mission Holdings will furnish, or cause to be furnished, to the trustee, each of Moody's, Standard and Poor's and Fitch, rating agencies, or their successors and assigns, and, with respect to clauses (1) and (2) below upon written request which may be a single continuing request, any bondholder or beneficial owner or prospective bondholder or beneficial owner:

    (1) as soon as available, and in any event within 60 days after the end of the first, second and third quarters of each fiscal year, Edison Mission Holdings' unaudited financial statements as of the end of that fiscal quarter, together with an officer's certificate of Edison Mission Holdings stating that these financial statements fairly present its financial condition and results

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
       of operations on the dates and for the periods indicated in accordance with generally accepted accounting principles;

    (2) as soon as available, and in any event within 120 days after the end of each fiscal year, Edison Mission Holdings' audited financial statements, together with an officer's certificate of Edison Mission Holdings stating that no default or event of default has occurred and is continuing, or that if a default or an event of default has occurred and is continuing, a statement as to the nature of this event;

    (3) within 10 days after an authorized officer of Edison Mission Holdings obtains actual knowledge of any event or condition which constitutes a default or an event of default under the existing indenture, written notice of its occurrence, specifically stating that this event or condition has occurred and describing it and any action being or proposed to be taken with respect to it;

    (4) within 15 days after an authorized officer of Edison Mission Holdings has actual knowledge of any pending or threatened material litigation which has or could reasonably be expected to have a material adverse effect, written notice of this litigation; and

    (5) at any time when Edison Mission Holdings is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, copies of any filing made with the SEC under Section 13 or Section 15(d) of the Exchange Act, within 5 days after this filing is made.

    Edison Mission Holdings will also provide to the trustee and the rating agencies mentioned above:

    - annual operational and construction reports;

    - updated power market consultant reports from PA Consulting formerly known as PHB Hagler Bailly, Inc. or another nationally recognized power market consulting firm;

    - any officer's certificates provided by Edison Mission Holdings relating to the incurrence of indebtedness under clause (6) or (7) under "--Negative Covenants--Limitation on Incurrence of Indebtedness" below, at least
      30 days' prior to the incurrence of the indebtedness under those clauses; and

    - notice of any transfers of assets permitted by clause (1) under "--Negative Covenants--Limitation on Sale of Assets" below.

    MAINTENANCE OF EXISTENCE; COMPLIANCE WITH LAWS

    Edison Mission Holdings will, and will cause each of the subsidiary guarantors to, at all times:

    - maintain their respective existence in good standing under the laws of their respective jurisdictions of organization; and

    - maintain and renew all of their respective rights, powers, privileges and franchises except where the failure to do so could not reasonably be expected to have a material adverse effect.

    Edison Mission Holdings will, and will cause each of the subsidiary guarantors to, comply with all applicable laws, acts, rules, regulations, permits, orders and requirements of any legislative, executive, administrative or judicial body relating to Edison Mission Holdings and the subsidiary guarantors, except where:

    - failure to do so could not reasonably be expected to have a material adverse effect; or

    - Edison Mission Holdings is disputing in good faith the law, act, rule, regulation, permit, order or requirement and has established or accrued adequate cash reserves in accordance with generally accepted accounting principles or provided other appropriate assurances against any liabilities arising from this dispute, and its action to dispute this law, act, rule, regulation, permit, order or requirement could not reasonably be expected to have a material adverse effect.

    GOVERNMENT APPROVALS

    Edison Mission Holdings will, and will cause each of the subsidiary guarantors to, obtain and maintain in full force and effect all governmental approvals required under applicable laws to be obtained by or on its behalf and the subsidiary guarantors' behalf to conduct their respective businesses in accordance with, and perform their obligations under, the existing financing documents to which each of them is a party, except where the failure to do so could not reasonably be expected to have a material adverse effect.

    MAINTENANCE OF PROPERTY; INSURANCE

    Edison Mission Holdings will cause us to:

    - keep and maintain all property useful and necessary in our business in good working order and condition consistent with prudent industry practice approved by a significant portion of the electric power generation industry; and

    - maintain good and valid title to our properties and assets, subject to no liens other than permitted liens, except where the failure to do so could not reasonably be expected to have a material adverse effect.

    Edison Mission Holdings will cause us to maintain with financially sound and reputable insurance companies, insurance for the amounts against the risks, loss, damage and liability as are customarily insured against by other enterprises of like size and type as our facilities, subject to the availability of this coverage on commercially reasonable terms. This insurance will be on terms and conditions which are in accordance with prudent industry practice.

    OTHER AFFIRMATIVE COVENANTS

    The existing indenture also contains other covenants of Edison Mission Holdings, including the obligations of Edison Mission Holdings to, and to cause each of the subsidiary guarantors to:

    - make all payments on the bonds;

    - pay all taxes and claims;

    - maintain books and records;

    - maintain a paying agent office with respect to the bonds; and

    - maintain the perfection of the security interests created by the security documents discussed below.

    NEGATIVE COVENANTS

    The following is a description of the principal negative covenants in favor of the trustee and the bondholders. Edison Mission Holdings is obligated to comply with these negative covenants under the existing indenture so long as any bonds remain outstanding.

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    LIMITATION ON INCURRENCE OF INDEBTEDNESS

    Edison Mission Holdings cannot, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness other than permitted indebtedness.

    "Permitted indebtedness" means any of the following items of indebtedness:

       (1) indebtedness incurred in respect of the bonds;

       (2) indebtedness outstanding on the date of issuance of the bonds;

       (3) indebtedness incurred under the credit agreement described below;

       (4) capital lease obligations and purchase money indebtedness entered into in the ordinary course of business in an amount not to exceed $10 million outstanding at any one time;

       (5) indebtedness to any wholly-owned subsidiary of Edison Mission Holdings, so long as that indebtedness is held by that subsidiary;

       (6) indebtedness in respect of capital improvements required by applicable law if, (a) Edison Mission Holdings delivers to the trustee an officer's certificate stating that the indebtedness is being incurred to fund a required capital improvement and (b) after giving effect to the incurrence of that indebtedness, either:

               - the average projected debt service coverage ratio, defined as a ratio the numerator of which is net cash flow and the denominator of which is the aggregate of all principal, interest and other fixed charges payable on the bonds or other permitted indebtedness, through the final maturity date of the respective bonds will not be less than 1.75 to 1.0 and the minimum projected debt service coverage ratio for any four quarters through the final maturity date of the respective bonds, taken as one accounting period, will not be less than
                 1.50 to 1.0; or

               - a written confirmation from two or more of the rating agencies mentioned above that the bonds will not be downgraded is obtained;

       (7) indebtedness, so long as, after giving effect to the incurrence of that indebtedness, Edison Mission Holdings delivers to the trustee an officer's certificate stating that:

               - the average projected debt service coverage ratio through the final maturity date of the bonds will not be less than 2.50 to
                 1.0 and the minimum projected debt service coverage ratio for any four quarters through the final maturity date of the bonds, taken as one accounting period, will not be less than 2.00 to 1.0, and if the proceeds of the indebtedness are to be applied to construct a new facility, the bonds must be rated at least "Baa3" by Moody's, "BBB-" by Standard & Poor's and "BBB-" by Fitch after giving effect to the incurrence of that indebtedness; or

               - the bonds are rated at least "Baa3" by Moody's, "BBB-" by
                 Standard & Poor's and "BBB-" by Fitch, or its successors and assigns;

       (8) indebtedness incurred for working capital purposes only and not in excess of $50 million at any one time outstanding, with this amount to be escalated annually in accordance with increases in the consumer price index as published by the United States Department of Labor, Bureau of Labor Statistics; however, the outstanding principal amount of this indebtedness on each anniversary of May 27, 1999 must be $0;

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       (9) indebtedness represented by interest rate hedging obligations, so long as these interest rate hedging obligations relate to indebtedness otherwise permitted to be incurred by Edison Mission Holdings;

       (10) reimbursement obligations or other indebtedness relating to reimbursement under any letter of credit issued to satisfy any debt service reserve requirement described under "Description of the Outstanding Bonds--Bond Debt Service Reserve Account;"

       (11) subordinated indebtedness to affiliates of Edison Mission Holdings, if the incurrence of this subordinated indebtedness satisfies the covenant described below under "--Limitation on Restricted Payments;"

       (12) indebtedness in the form of guarantees entered into by Edison Mission Holdings in the ordinary course of business in connection with fuel procurement or sales, purchases or exchanges by affiliates of Edison Mission Holdings related to physical or financial capacity, energy and emissions credits related to the facilities, so long as these activities are not for speculative purposes;

       (13) indebtedness in respect of letters of credit, surety bonds or performance bonds issued in the ordinary course of Edison Mission Holdings' business;

       (14) indebtedness incurred in exchange for, or the net proceeds of which are used to refund, refinance or replace, indebtedness of Edison Mission Holdings' incurred under clause (3) above, if (a) the principal amount, net of expenses, of the new indebtedness does not exceed the principal amount of the old indebtedness and (b) either
           (1) the average life of the new indebtedness will not be shorter than the remaining average life of the respective bonds or (2) the new indebtedness will be rated at least "Baa3" by Moody's, "BBB-" by Standard & Poor's and "BBB-" by Fitch, or its successors and assigns; and

       (15) other senior indebtedness not to exceed $20 million at any one time outstanding.

    For purposes of incurring indebtedness under clauses (6), (7) and
(14) above, Edison Mission Holdings shall cause PA Consulting or another nationally recognized power market consulting firm to provide updated electricity price projections to allow Edison Mission Holdings to provide the requisite certification.

    For purposes of determining compliance with this covenant, in the event that an item of proposed indebtedness meets the criteria of more than one of the categories of permitted indebtedness described in clauses (1) through
(15) above as of the date of its incurrence, Edison Mission Holdings is, in its sole discretion, entitled to classify or reclassify this item of indebtedness in any manner that complies with this covenant. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional indebtedness are not deemed to be an incurrence of indebtedness for purposes of this covenant.

    LIMITATION ON INCURRENCE OF SUBSIDIARY GUARANTOR INDEBTEDNESS

    Edison Mission Holdings may not permit any subsidiary guarantor to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any indebtedness other than:

    - subordinated indebtedness; or

    - indebtedness in respect of letters of credit, surety bonds or performance bonds issued, or purchase money or trade indebtedness incurred, in the ordinary course of business and in an aggregate amount not to exceed
      $15 million at any one time outstanding.

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    LIMITATION ON RESTRICTED PAYMENTS

    Edison Mission Holdings may not, and may not permit any of the subsidiary guarantors to, directly or indirectly:

    (1) declare or pay any dividend or make any other payment or distribution on account of its or any of the subsidiary guarantors' capital stock and all warrants, rights and other options to acquire capital stock which we refer to as equity interests, including, without limitation, any payment in connection with any merger or consolidation involving Edison Mission Holdings or any subsidiary guarantor, or to the direct or indirect holders of Edison Mission Holdings or any of the subsidiary guarantors' equity interests in their capacity as holders, other than:

           - dividends or distributions payable in equity interests of Edison Mission Holdings;

           - dividends or distributions payable to Edison Mission Holdings or another subsidiary of Edison Mission Holdings; or

           - dividends payable to Edison Mission Energy not to exceed $30 million from the proceeds of bonds;

    (2) purchase, redeem or otherwise acquire or retire for value, including without limitation, in connection with any merger or consolidation involving Edison Mission Holdings or any subsidiary guarantor, any equity interests of Edison Mission Holdings or any direct or indirect parent of Edison Mission Holdings or other affiliate of Edison Mission Holdings;

    (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any subordinated indebtedness, except a payment of interest or principal at stated maturity, or a payment of interest made through the issuance of additional indebtedness of the same kind as the indebtedness on which this interest shall have accrued; or

    (4) make any restricted investment.

    The payments and other actions described above are collectively referred to as restricted payments. The existing indenture does not prohibit restricted payments if, at the time of, and after giving effect to a restricted payment:

    - no default or event of default has occurred and is continuing or would occur as a consequence of this restricted payment;

    - the amount on deposit in each account for accrued interest and in each account for payment of principal is equal to or greater than the amount then required to be on deposit in the accrued interest account or principal account, as the case may be as described in "--Accrued Interest Accounts; Principal Accounts" below;

    - the debt service reserve accounts are each fully funded;

    - the debt service coverage ratio for the preceding four quarters, taken as one accounting period, is equal to or greater than 1.50 to 1.0 in the case of any period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending after December 31, 2001, as described in an officer's certificate; and

    - the projected debt service coverage ratio for each four-quarter period, taken as one accounting period, during the next eight quarters is equal to or greater than 1.50 to 1.0 in the case of any period ending on or prior to December 31, 2001 or 1.70 to 1.0 in the case of any period ending after December 31, 2001, as described in an officer's certificate.

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    At intervals not to exceed every three years, Edison Mission Holdings shall cause PA Consulting or another nationally recognized power market consulting firm to provide updated electricity price projections to allow Edison Mission Holdings certification for purposes of making restricted payments.

    LIMITATION ON LIENS

    Edison Mission Holdings may not, and may not permit any of the subsidiary guarantors to, create, incur, assume or otherwise cause or suffer to exist or become effective any lien of any kind upon any of their property or assets, owned at the time of closing or acquired in the future, other than permitted liens.

    Permitted liens include the following types of liens:

    - liens existing on the date of issuance of the bonds;

    - liens created under the security documents as described in "--Intercreditor Agreement" and "--Other Security Documents" below;

    - carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar liens arising in the ordinary course of business in respect of obligations not yet due and payable or which are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted in each case as long as any reserve or other appropriate provision as will be required to conform with generally accepted accounting principles will have been made for these liens; and

    - liens for taxes, assessments or governmental charges or levies that are not yet delinquent and remain payable without penalty or that are being contested in good faith by appropriate proceedings promptly instituted and diligently prosecuted in each case as long as any reserve or other appropriate provision as will be required to conform with generally accepted accounting principles will have been made for these liens.

    LIMITATION ON SUBSIDIARIES AND INVESTMENTS

    Edison Mission Holdings will not create or acquire any subsidiary unless the subsidiary will become an additional subsidiary guarantor under the security documents and, at the time of the creation or acquisition of this subsidiary, the subsidiary will have no indebtedness outstanding other than indebtedness permitted under the existing financing documents. Edison Mission Holdings will retain 100% direct or indirect beneficial ownership in each of its subsidiaries for so long as the bonds remain outstanding. Edison Mission Holdings cannot, nor can it permit any of the subsidiary guarantors to, make any investment other than permitted investments.

    LIMITATION ON MERGER, CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL ASSETS

    Edison Mission Holdings may not, directly or indirectly, consolidate or merge with or into any other person, whether or not Edison Mission Holdings is the surviving corporation, or sell, assign, convey, lease, transfer or otherwise dispose of, all or substantially all of its properties or assets in one or a series of transactions, to any person or persons. However, Edison Mission Holdings may consolidate with or merge into any other person so long as Edison Mission Holdings is the surviving corporation and both immediately before and after giving effect to this transaction, no default or event of default will have occurred and be continuing.

    Notwithstanding the preceding provision, Edison Mission Holdings may merge or consolidate with or transfer substantially all of its assets to an affiliate that has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization of Edison Mission Holdings or the form of organization of Edison Mission Holdings, but only if the amount of indebtedness of

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Edison Mission Holdings and the subsidiary guarantors is not increased by this merger, consolidation or transfer and only if the successor assumes all obligations of Edison Mission Holdings under the existing indenture and the registration rights agreement. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of Edison Mission Holdings in accordance with the immediately preceding sentence, the successor corporation formed by this consolidation or into or with which Edison Mission Holdings is merged or to which this sale, assignment, transfer, lease, conveyance or other disposition is made, will succeed to, and be substituted for and may exercise every right and power of Edison Mission Holdings under the existing indenture with the same effect as if the successor had been named as the "Company" in the existing indenture. From and after the date of this consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the existing indenture referring to the "Company" will refer instead to the successor corporation and not to Edison Mission Holdings. However, Edison Mission Holdings will not be relieved from the obligation to pay the principal of and interest on the bonds except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the properties or assets of Edison Mission Holdings on a combined basis that meets the requirements of this paragraph.

    Edison Mission Holdings cannot permit any of the subsidiary guarantors to, directly or indirectly, consolidate or merge with or into any other person, whether or not the subsidiary guarantor is the surviving corporation, or sell, assign, convey, lease, transfer or otherwise dispose of, all or substantially all of its properties or assets in one or a series of transactions, to any person or persons, other than a merger with or into the Edison Mission Holdings. In the case of any wholly-owned subsidiary, Edison Mission Holdings can permit a merger with or into any other wholly-owned subsidiary, a merger of any other wholly-owned subsidiary into a wholly-owned subsidiary or a transfer or disposition of substantially all of its properties or assets to Edison Mission Holdings or any other wholly-owned subsidiary.

    LIMITATION ON SALE OF ASSETS

    Except in connection with a merger, consolidation or sale of substantially all of its properties or assets, which is covered by the covenant described above under "--Limitation on Merger, Consolidation and Sale of Substantially All Assets," Edison Mission Holdings may not, and may not permit any of the subsidiary guarantors to, sell or otherwise dispose of any assets or enter into sale-leaseback transactions, including by way of the issue or sale by it or any of the subsidiary guarantors of equity interests in these subsidiary guarantors, other than:

    - transfers of assets among Edison Mission Holdings and the subsidiary guarantors, so long as a written confirmation that the bonds will now be downgraded is obtained from at least two of the rating agencies mentioned above;

    - sales and dispositions in the ordinary course of business not in excess of $10 million in any fiscal year;

    - sales or dispositions of surplus, obsolete or worn out equipment; and

    - sales or dispositions required for compliance with applicable law or necessary governmental approvals.

    LIMITATION ON BUSINESS ACTIVITIES

    Edison Mission Holdings may not, nor may it permit any subsidiary guarantor to, engage in any business or conduct any activities other than the ownership and operation of the facilities, any expansion or improvements of the facilities, and matters reasonably incidental to these permitted activities. Edison Mission Holdings and the subsidiary guarantors may enter into fuel procurement or

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sales, purchases or exchanges related to physical or financial capacity, energy and emissions credits or allowances related to the facilities, so long as these activities are not for speculative purposes.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    Edison Mission Holdings may not, and may not permit any of the subsidiary guarantors to, enter into any transaction or arrangement, whether or not in the ordinary course of business, with any affiliate, other than Edison Mission Holdings and its subsidiaries, except for the following:

    - management, operating, marketing, trading or other similar services agreements between and among Edison Mission Holdings and its affiliates in existence on May 27, 1999; and

    - any transaction which is on terms that are no less favorable to Edison Mission Holdings or the relevant subsidiary guarantor than those that would have been obtained in a comparable arm's-length transaction by Edison Mission Holdings or this subsidiary guarantor with an unrelated person.

EVENTS OF DEFAULT

    Each of the following constitutes an event of default under the existing indenture:

    - default for 15 days in the payment when due of any principal of, premium, if any, or interest on the bonds;

    - failure by Edison Mission Holdings or any subsidiary guarantor to comply with the provisions described above under the captions:

       - "--Negative Covenants--Limitation on Incurrence of Indebtedness,"

       - "--Negative Covenants--Limitation on Incurrence of Subsidiary Guarantor Indebtedness,"

       - "--Negative Covenants--Limitation on Liens,"

       - "--Negative Covenants--Limitation on Restricted Payments,"

       - "--Negative Covenants--Limitation on Asset Sales,"

       - "--Negative Covenants--Limitation on Business Activities,"

       - "--Negative Covenants--Limitation on Merger, Consolidation and Sale of Substantially all Assets," or

       - "--Affirmative Covenants--Maintenance of Existence," and this failure continues uncured for 30 or more days from the date an authorized officer of Edison Mission Holdings receives actual notice of this failure;

    - failure by Edison Mission Holdings or any subsidiary guarantor to comply with any of its other agreements in the existing indenture, the bonds or the security documents and this failure continues uncured for 60 or more days from the date an authorized officer of Edison Mission Holdings receives actual notice of this failure, or to the extent this default is curable but cannot be cured within the 60 day period, so long as Edison Mission Holdings provides an officer's certificate to the trustee stating that it is diligently pursuing a cure, a longer period of time which may be necessary in good faith to cure the default, but in no event to exceed 90 days;

    - the occurrence of a change of control in Edison Mission Holdings caused by a reduction in Edison Mission Energy's beneficial ownership in it to less than 50%;

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    - any portion of the security interests granted under the security documents ceasing to be a senior security interest in full force and effect, which cessation has a material adverse effect, but Edison Mission Holdings will have 10 days to cure this cessation;

    - default under any mortgage, existing indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by Edison Mission Holdings or any of the subsidiary guarantors, or the payment of which is guaranteed by Edison Mission Holdings or any of the subsidiary guarantors, whether this indebtedness or guarantee existed at the time of closing or was created after May 27, 1999, which default results in the acceleration of this indebtedness before its express maturity and, in each case, the principal amount of any indebtedness, together with the principal amount of any other indebtedness the maturity of which has been so accelerated, aggregates without duplication to $15 million or more;

    - failure by Edison Mission Holdings or any of the subsidiary guarantors to pay final, non-appealable judgments aggregating in excess of $15 million, excluding amounts covered by insurance, which judgments are not paid, discharged or stayed for a period of 90 days; and

    - certain events of bankruptcy or insolvency with respect to Edison Mission Holdings or any of the subsidiary guarantors, including any involuntary proceeding that continues unstayed and undismissed for a period of 60 or more consecutive days.

SECURITY DEPOSIT AGREEMENT

    GENERAL

    Edison Mission Holdings, each of the subsidiary guarantors and United States Trust Company of New York, as the collateral agent, entered into a security deposit agreement, dated as of March 18, 1999, under which:

    - specified accounts of Edison Mission Holdings and the subsidiary guarantors were established with the collateral agent,

    - instructions for deposits into, and payments from, each of the accounts were established; and

    - Edison Mission Holdings and each of the subsidiary guarantors pledged and assigned to the collateral agent, and created in favor of the collateral agent, for the benefit of the secured parties, a security interest in each such party's interest in and to revenues received by this party, the accounts, all amounts on deposit from time to time in the accounts and all proceeds of the items listed in this clause.

    ESTABLISHMENT OF ACCOUNTS

    The following accounts have been established by the collateral agent:

    - revenue account;

    - accrued interest accounts;

    - principal accounts;

    - debt service reserve accounts;

    - environmental capital expenditure account;

    - recovery event proceeds account; and

    - equity account.

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    Edison Mission Holdings and the subsidiary guarantors have granted a security interest in the accounts to the collateral agent for the benefit of the secured parties. The accounts will at all times be in the name of the collateral agent. Edison Mission Holdings and the subsidiary guarantors do not have any right to withdraw monies from the accounts or any other rights with respect to the accounts other than as described in the security deposit agreement.

    REVENUE ACCOUNT

    All revenues received by Edison Mission Holdings or the subsidiary guarantors are deposited into the revenue account. Funds on deposit in the revenue account are transferred on the last business day of each month.

    ACCRUED INTEREST ACCOUNTS; PRINCIPAL ACCOUNTS

    Accrued interest accounts and principal accounts were established for each class of senior debt entitled to the benefits of the security documents. These accounts are funded from funds on deposit in the revenue account on the last business day of each month. Amounts on deposit in the accrued interest accounts and principal accounts are utilized by the secured parties' representatives to pay when due amounts owing from time to time under senior debt.

    DEBT SERVICE RESERVE ACCOUNTS

    Debt service reserve accounts were established for each class of senior debt that, under the terms of the financing document governing this senior debt, require Edison Mission Holdings to satisfy a debt service reserve requirement for this senior debt. Any letter of credit, guarantee or other instrument delivered to the collateral agent in accordance with any debt service reserve requirement will be deposited in the related debt service reserve account.

    ENVIRONMENTAL CAPITAL EXPENDITURE ACCOUNT

    All proceeds of the construction term loans issued under the credit agreement are deposited into the environmental capital expenditure account. Except during a period of default, as specified in a request letter from Edison Mission Holdings to the collateral agent requesting a transfer, the collateral agent will transfer to Edison Mission Holdings or any of the subsidiary guarantors, from the funds on deposit in the environmental capital expenditure account, the amount certified in this request letter to be the aggregate amount then due and payable in respect of environmental capital expenditures.

    RECOVERY EVENT PROCEEDS ACCOUNT

    All recovery event proceeds are deposited into the recovery event proceeds account. Except during a period of default, funds on deposit in the recovery event proceeds account will be utilized as follows, in each case under the terms of the financing documents governing senior debt: either

    - the collateral agent will transfer to Edison Mission Holdings or any of the subsidiary guarantors, from the funds on deposit in the recovery event proceeds account, the amount certified in the related request letter to be the aggregate amount then due and payable in respect of restoration of the asset or assets under which the proceeds have been received; or

    - the collateral agent will transfer to the secured parties' representative for senior debt required to be repaid from these recovery event proceeds the amount certified in the related request letter to be the aggregate amount of principal, premium and interest then due and payable in respect of this senior debt.

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    EQUITY ACCOUNT

    The equity account is funded from amounts on deposit in the revenue account on the last day of each month. Except during a period of default, on the first business day of each of January, April, July and October, also known as a restricted payment date, the collateral agent will transfer, from the funds on deposit in the equity account, the amount certified by Edison Mission Holdings in the request letter delivered in connection with this restricted payment date to be then available for use in making restricted payments in accordance with the terms of the financing documents.

    PRIORITY OF PAYMENTS DURING AN EVENT OF DEFAULT

    During a period of default, Edison Mission Holdings will be entitled to issue request letters and otherwise direct the transfer of funds from the accounts until the collateral agent receives a notice of action directing that action be taken. For more information, see "--Intercreditor Agreement--Default; Acceleration; Exercise of Remedies."

    At any time after the collateral agent receives a notice of action specifying that action be taken in accordance with the security deposit agreement, the collateral agent shall:

    - transfer all amounts in the environmental capital expenditure account to Citicorp USA Inc., in its capacity as the administrative agent for the bank lenders, and this transfer will be deemed to be a payment made on account of the debt service then due and payable in respect of the construction term loans under the credit agreement;

    - with respect to any senior debt, transfer all amounts in the debt service reserve account with respect to this senior debt, including amounts obtained from drawings under any letter of credit, guarantee or other instrument held by the collateral agent in respect of this senior debt, to the secured parties' representative for this senior debt, and this transfer will be deemed to be a payment made on account of the debt service then due and payable in respect of this senior debt; and

    - with respect to any senior debt, transfer all amounts in the accrued interest account and the principal account with respect to this senior debt to the secured parties' representative for this senior debt, and this transfer will be deemed to be a payment made on account of the debt service then due and payable in respect of this senior debt.

    After making the transfers specified by the immediately preceding clauses, the collateral agent will take or discontinue to take all actions specified in this notice of action and/or will transfer all amounts remaining in the accounts in the following order of priority:

    - first, to the collateral agent and each secured parties' representative, the amount certified by this person to be the sum of the unpaid fees, indemnities, costs and expenses then due and payable to this person for its services in this capacity;

    - second, to each secured parties' representative for senior debt, the amount certified by this secured parties' representative to be the aggregate amount of principal, premium and interest then due and payable in respect of this senior debt under the related financing documents;

    - third, to each secured parties' representative for senior debt, the amount certified by this secured parties' representative to be the aggregate amount of all debt service, other than principal, premium and interest, then due and payable in respect of this senior debt under the related financing documents; and

    - fourth, any surplus then remaining will be paid to Edison Mission Holdings or its successors or assigns or to whoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

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INTERCREDITOR AGREEMENT

    GENERAL

    Edison Mission Holdings, each of the subsidiary guarantors, Citicorp
USA Inc., as administrative agent, and United States Trust Company of New York, as the collateral agent, together with other secured parties' representatives from time to time party to this agreement, entered into a collateral agency and intercreditor agreement, dated as of March 18, 1999, under which:

    - United States Trust Company of New York was appointed by the secured parties' representatives as collateral agent for these parties under the security documents; and

    - the secured parties' representatives agreed as to specified procedures regarding the sharing of collateral. Upon the issuance of the bonds, the trustee became a party to the intercreditor agreement as a secured parties' representative.

    On June 26, 2001, U.S. Trust Corporation, of which United States Trust Company of New York is a part, sold its Corporate Trust and Agency division to The Bank of New York. All of United States Trust Company of New York's corporate trust business and assets are currently in the process of being transferred to The Bank of New York. In the interim, United States Trust Company of New York acts as agent of The Bank of New York in monitoring, maintaining and administering the corporate trust accounts which are being transferred to The Bank of New York.

    Under the intercreditor agreement, all secured senior debt incurred by Edison Mission Holdings from time to time is entitled to the benefits of the security documents and ranks equally without any preference among these obligations by reason of date of incurrence or otherwise.

    DEFAULT; ACCELERATION; EXERCISE OF REMEDIES

    The intercreditor agreement permits holders of senior debt to declare defaults and events of default with respect to the financing document governing this senior debt, and to accelerate this debt upon the occurrence of an event of default, in accordance with the provisions described in this financing document. Notice of any event of default or acceleration of senior debt must be provided by the applicable secured parties' representative to the collateral agent, who will promptly forward this notice to Edison Mission Holdings and each other secured parties' representative.

    Following the delivery of a notice of acceleration of senior debt to the collateral agent, during any period during which an event of default under senior debt will have occurred and be continuing, the holders of senior debt holding a majority of the sum of senior debt outstanding at that time may deliver a notice of action to the collateral agent directing the collateral agent to exercise one or more of the rights and remedies available to the collateral agent under the security documents. The collateral agent will exercise the rights and remedies and take the other actions described in that notice of action at the time or times specified in the notice of action.

    AMENDMENT OF FINANCING DOCUMENTS

    The intercreditor agreement requires, in addition to any consent requirement contained in any financing document, the consent of each secured parties' representative:

    - in connection with any amendment, supplement or other modification of any financing document that would increase the amount of, or change the scheduled date of maturity of, any senior debt or the scheduled date of any installment of principal payable on any senior debt, or increase the stated rate of any interest, premium, fee or other amount payable in respect of any senior debt, or change the scheduled date of any payment of any senior debt, or provide for any additional mandatory prepayment of any senior debt;

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    - to release all or any material portion of the collateral from the liens of the security documents;

    - to release Edison Mission Holdings or any of the subsidiary guarantors from their respective obligations under the security documents;

    - to release Edison Mission Energy from its obligations under the credit support guarantee;

    - to amend, modify or waive any provision of the security documents relating to the order of priority or amounts of transfers of cash and other property to be made in accordance with the security documents or to amend or modify the definitions of "Obligations" or "Senior Debt" under these documents; or

    - to amend or modify the definition of "Required Secured Parties" under the security documents or the percentages required for any action to be taken under the security documents.

    AMENDMENT OF INTERCREDITOR AGREEMENT

    With the written consent of the holders of senior debt holding a majority of the sum of senior debt outstanding at the time, the collateral agent, Edison Mission Holdings and the subsidiary guarantors may, from time to time, enter into an amendment, supplement, waiver or other modification of the intercreditor agreement or change in any manner the rights of the collateral agent, the secured parties or Edison Mission Holdings under the intercreditor agreement but:

    - any amendment, supplement, waiver or other modification of the provisions described in this agreement relating to amendments of financing documents will require the consent of each secured parties' representative and the collateral agent; and

    - any amendment, supplement, waiver or other modification of the provisions relating to amendments of the intercreditor agreement described in this agreement will require the consent of each secured parties' representative, the collateral agent, Edison Mission Holdings and each of the subsidiary guarantors.

    Notwithstanding the preceding provisions, without the consent of any secured party, the collateral agent, Edison Mission Holdings and, so long as any obligations are outstanding under the credit agreement, the administrative agent, at any time and from time to time, may enter into one or more agreements supplemental to the intercreditor agreement, in form satisfactory to the collateral agent:

    - to add to the covenants of Edison Mission Holdings and the subsidiary guarantors for the benefit of the secured parties or to surrender any right or power conferred upon Edison Mission Holdings or any of the subsidiary guarantors;

    - to mortgage or pledge to the collateral agent, or grant a security interest in favor of the collateral agent in, any property or assets as security or additional security for the obligations under secured senior debt; or

    - to cure any ambiguity, defect or inconsistency or to make any other change that would provide any additional rights or benefits to the secured parties or that does not adversely affect the legal rights of any secured party under the financing documents.

OTHER SECURITY DOCUMENTS

    GUARANTEE AND COLLATERAL AGREEMENT

    Under the guarantee and collateral agreement, the secured parties have a security interest in specified collateral, including:

    - all tangible and intangible property of Edison Mission Holdings and each subsidiary guarantor;

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    - all proceeds and products of any and all of the preceding property and assets;

    - all collateral security and guarantees given by any person with respect to any of the preceding property and assets; and

    - the books and records pertaining to the above, securing, in the case of Edison Mission Holdings, the obligations of Edison Mission Holdings under senior debt and, in the case of the subsidiary guarantors, the obligations of the subsidiary guarantors under their guarantees.

    Under this agreement, each subsidiary guarantor fully and unconditionally guarantees the obligations of Edison Mission Holdings under the senior debt.

    The obligations of each subsidiary guarantor under its respective guarantee is limited to the maximum amount as does not constitute a fraudulent conveyance or fraudulent transfer under federal or state law. This determination will be made after giving effect to all other contingent and fixed liabilities of the subsidiary guarantor including, without limitation, any obligations under any senior debt and after giving effect to any collections from or payments made by or on behalf of any other subsidiary guarantor in respect of the obligations of this subsidiary guarantor under its guarantee.

    MORTGAGE

    Under the mortgage, the secured parties have a lien on all of our real property interests held at the time of closing or acquired after as security for Edison Mission Holdings' obligations under the senior debt and our obligations under our guarantee as a subsidiary guarantor.

    CREDIT SUPPORT GUARANTEE

    Under the credit support guarantee, Edison Mission Energy unconditionally and irrevocably guarantees to the collateral agent, for the benefit of the secured parties, the prompt and complete payment and performance by Edison Mission Holdings when due of all of Edison Mission Holdings' obligations under the senior debt up to an amount of $42 million. Under the security deposit agreement, the credit support guarantee would be utilized for payments on senior debt prior to amounts available in the debt service reserve accounts. Amounts under the credit support guarantee are available until December 31, 2001.

    BOND DEBT SERVICE RESERVE ACCOUNT

    A debt service reserve account was established with the collateral agent for the benefit of the bondholders. Amounts on deposit in the bond debt service reserve account will be used to pay Edison Mission Holdings' scheduled installments of principal and interest on the bonds in the event Edison Mission Holdings' cash flow from operations is inadequate for payment of these installments. The required balance of the bond debt service reserve account on any date of determination will be 100% of the projected debt service on the bonds for the succeeding six-month period.

    This reserve requirement may be satisfied by one or a combination of the following:

    - cash;

    - an irrevocable letter of credit from a bank or trust company with a combined capital and surplus of at least $1 billion whose long term unsecured debt is rated at least "A2" by Moody's or "A" by Standard & Poor's; or

    - a unconditional guarantee of Edison Mission Holdings' obligations with respect to this reserve requirement, in the form described in the existing indenture, made by Edison Mission Energy in favor of the collateral agent for the benefit of the bondholders.

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    DEBT SERVICE RESERVE LETTER OF CREDIT

    Under the existing indenture, Edison Mission Holdings will be required, for so long as the bonds are outstanding, to maintain the debt service reserve account. Amounts in the debt service reserve account will be applied in some instances to the payment of principal, interest, fees and amounts due in respect of funding losses, increased capital costs, taxes and indebtedness then due and payable in respect of the bonds.

    The required balance in the debt service reserve account on each payment date will be 100% of the projected debt service on the bonds for the succeeding six-month period, which requirement may be satisfied by acceptable credit support in the form of one or a combination of the following: cash or a letter of credit issued by a bank or trust company that is an acceptable credit provider. A bank or trust company will be an acceptable credit provider if
(1) the entity has a combined capital surplus of at least $1 billion and a long term unsecured debt rating of "A" or higher by Standard & Poor's or "A2" or higher by Moody's and (2) the entity is exempt from SEC registration under
Section 3(a)(2) of the Securities Act.

    SUBORDINATION AGREEMENT

    Edison Mission Holdings, each subsidiary guarantor and the collateral agent entered into an intercompany loan subordination agreement on March 18, 1999, under which any and all obligations owed by Edison Mission Holdings or any subsidiary guarantor to Edison Mission Holdings or any subsidiary guarantor are subordinated to Edison Mission Holdings' and the subsidiary guarantors' obligations under the financing documents.

    The subordination agreement includes customary "deep subordination" terms, including without limitation:

    - an agreement by the subordinated parties not to exercise any remedies in respect of subordinated claims until all of the senior claims have been indefeasibly paid in full;

    - an obligation of the subordinated parties to turn over any payments received in respect of the subordinated claims in violation of the subordination agreement; and

    - a right of the holders of senior claims to enforce subordinated claims in a bankruptcy proceeding of the borrower.

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                     DESCRIPTION OF THE PROPOSED AMENDMENTS

    We are seeking the consent of the holders of outstanding bonds to the consummation of the sale-leaseback transaction. In connection with the sale-leaseback transaction, we are seeking the requisite consents to the waiver of all provisions of the existing indenture necessary in order to effect the sale-leaseback transaction.

    Set forth below is a description of the proposed amendments. The proposed amendments will be approved at the consent date if Edison Mission Holdings has received the requisite consents, and the requisite consents have not been revoked at the consent date. You should refer to the form of the amended and restated indenture for the full and complete terms of the proposed amendments. The form of the amended and restated indenture, which may be modified or supplemented prior to its execution in a manner that would require additional consents, is filed as an exhibit to the registration statement of which this consent solicitation statement forms a part.

    In connection with the sale-leaseback transaction, an amended and restated indenture governing the pass-through bonds will be executed. Although the amended and restated indenture will become effective upon execution, the proposals will only become operative concurrently with the execution of, among other documents, the facility leases, the lease indentures, the lease subordination agreements and the participation agreements, the consummation of the sale-leaseback transaction and the making of the consent payment. The existing indenture will remain in effect, without giving effect to the proposed amendments, until the sale-leaseback transaction is consummated. For a description of these documents, see "Description of the Principal Sale-Leaseback Transaction Documents." If the sale-leaseback transaction has not been consummated and the consent payment has not been made, none of the proposals will become effective.

    As a part of the sale-leaseback transaction, Homer City Funding will assume all the obligations of Edison Mission Holdings under the indenture, as amended and restated, and the subsidiary guarantors, including us, will be released from our and their respective obligations under the indenture. The proposed amendments will move all of the operational covenants and events of default, with some modification as described below, from the existing indenture to the participation agreements and the facility leases where they will apply to us. The proposed amendments will also add covenants that will bind us. The covenants and events of default remaining in the amended and restated indenture with respect to Homer City Funding are designed to limit Homer City Funding's activities to servicing the debt service obligations under the pass-through bonds only and to include provisions giving holders of pass-through bonds essentially the same rights and remedies regarding redemption, amount of payments and exercise of remedies as the holders of outstanding bonds have under the existing indenture. In connection with the sale-leaseback transaction, the subsidiary guarantors, including us, will be released from their obligations under the existing indenture and, therefore the amended and restated indenture will contain no references to the subsidiary guarantors. The holders of the pass-through bonds will only have recourse to the secured lease obligation notes. The following discussion sets forth the material amendments to the existing indenture.

THE PROPOSED AMENDMENTS

DELETION OF SECTION 4.3 OF THE EXISTING INDENTURE (INFORMATION REQUIREMENTS)

    This covenant requires Edison Mission Holdings to, among other things, furnish financial statements at the end of the first three quarters of each fiscal year and at the end of each fiscal year. Under the existing indenture, the financial statements for the first three quarters of each fiscal year must be accompanied by a company certificate stating that the financial statements fairly represent the financial condition of Edison Mission Holdings and results of operations in accordance with generally accepted accounting principles. Under section 5.1 of each participation agreement, we will have an

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obligation to provide our financial statements for the first three quarters and at the end of each fiscal year which will need to be accompanied by an officer's certificate stating:

    - that to the knowledge of the officer no event of default, as discussed below, exists, or if any exists, the nature of the event of default and the corrective actions that have been taken; and

    - that the calculations of the debt service coverage ratios are true and correct.

    Under the existing indenture, this covenant also requires Edison Mission Holdings to provide, within 10 days of actual knowledge, written notice of an event of default and within 15 days of actual knowledge, written notice of any pending or threatened litigation which has or could reasonably be expected to have a material adverse effect. Each participation agreement will require us to provide, promptly upon obtaining actual knowledge, written notice of any litigation involving claims in excess of $5 million per claim or $10 million in the aggregate, notice of any event of default and notice of any matter which has resulted or is likely to result in a material adverse effect.

    This covenant will be deleted with respect to Homer City Funding.

DELETION OF SECTION 4.7 OF THE EXISTING INDENTURE (LIMITATION ON RESTRICTED
  PAYMENTS)

    Under the existing indenture, Edison Mission Holdings may make a restricted payment on January 1, April 1, July 1 or October 1 if that date is a business day, and on the next succeeding business day if that date is not a business day, if the following conditions are met:

    - no event of default has occurred and is continuing or would occur as a consequence of the restricted payment;

    - the amounts in each accrued interest account and in each principal account are equal to or greater than levels required by the security deposit agreement;

    - the debt service reserve accounts are fully funded;

    - the debt service coverage ratio for the preceding four quarters, taken as one accounting period, has been at least 1.5 to 1.0 for periods ending on or prior to December 31, 2001 and 1.7 to 1.0 for periods ending after December 31, 2001; and

    - the projected debt service coverage ratio for each four-quarter period during the next eight quarters, taken as one accounting period, is at least 1.5 to 1.0 for periods ending on or prior to December 31, 2001 and
      1.7 to 1.0 for periods ending after December 31, 2001.

    "DEBT SERVICE COVERAGE RATIO" is defined as a ratio, the numerator of which is net cash flow for the period and the denominator of which is the aggregate of all principal, interest and other fixed charges payable during the period on the outstanding bonds.

    The proposed amendments will split this limitation into two parts: limitations on restricted payments and limitations on payments of the equity portion of the lease rent. Under Section 6.10 of each participation agreement, in order for us to make a restricted payment (other than in connection with the closing of the sale-leaseback transaction), the following conditions will have to be met:

    - the payment date must be January 1, April 1, July 1 or October 1 if that date is a business day, and on the next succeeding business day if that date is not a business day, or within 5 days after;

    - no lease default or lease event of default, OTHER THAN a failure to make any payment of the equity portion of basic lease rent when due which failure continues unremedied for a period of 5 business days (which we will refer to as an equity event) shall have occurred and be continuing, no equity event (other than due to decreased revenue attributable to force majeure) shall have occurred and be continuing for 9 months and no two equity events shall have occurred (regardless of whether or not cured);

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    - the requirement to maintain the debt service reserve amount in the debt service reserve account must be satisfied either in cash or with the debt service reserve letter of credit or a combination of the two in an aggregate amount equal to the debt service reserve amount;

    - all our accounts maintained with the collateral agent must be funded at their required levels or supported by a letter of credit in the requisite amount, in each case in accordance with the amended security deposit agreement;

    - the senior rent service coverage ratio for the preceding four quarters, taken as one accounting period, is equal to or greater than 1.5 to 1.0 for periods ending on or prior to December 31, 2001 or 1.7 to 1.0 for periods ending after December 31, 2001;

    - the projected senior rent service coverage ratio for each four-quarter period, taken as one accounting period, during the next two consecutive four-quarter periods, is equal to or greater than 1.5 to 1.0 for periods ending on or prior to December 31, 2001 or 1.7 to 1.0 for periods ending after December 31, 2001; and

    - we must be current on all payments on the equity portion of rent.

    "SENIOR RENT SERVICE COVERAGE RATIO" means, for any period, without duplication, a ratio the numerator of which is the net cash flow for the period, and the denominator of which is the non-equity or senior portion of the rent payable during the period.

    Under section 6.9 of each participation agreement, before we can make any payments on the equity portion of the lease rent out of accounts other than the reserve account and the subordinated reserve account, the following conditions must be met:

    - the payment date shall be January 1, April 1, July 1 or October 1 if that date is a business day, and on the next succeeding business day if that date is not a business day, or within 5 days after;

    - no material lease default or lease event of default other than an equity event has occurred and will be continuing;

    - the requirement to maintain the debt service reserve amount in the debt service reserve account must be satisfied either in cash or with the debt service reserve letter of credit or a combination of the two in an aggregate amount equal to the debt service reserve amount;

    - all our accounts maintained with the collateral agent (other than the reserve account and the subordinated reserve account) shall be funded at their required levels or supported by a letter of credit in the requisite amount, in each case in accordance with the amended security deposit agreement; and

    - (1)(A) the senior rent service coverage ratio for the preceding four quarters, taken as one accounting period, is equal to or greater than 1.5 to 1.0 for periods ending on or prior to December 31, 2001 or 1.7 to 1.0 for periods ending after December 31, 2001; and (B) the projected senior rent service coverage ratio for each four-quarter period, taken as one accounting period, for the next two consecutive four-quarter periods, is equal to or greater than 1.5 to 1.0 for periods ending on or prior to December 31, 2001 and 1.7 to 1.0 for periods ending after December 31, 2001; or

      (2) if we fail to meet the distribution conditions in clause (1), triggering a cash trap, and such failure continues for eighteen months, then we must meet (A) a senior rent service coverage ratio for the preceding four fiscal quarters, taken as one accounting period that is equal to or greater than 1.3 to 1.0 and a projected senior rent service coverage ratio for each four fiscal quarter period, taken as one accounting period, during the next two such four fiscal-quarter periods that is equal to or greater than 1.3 to 1.0; and (B) a modified senior rent service coverage ratio (modified to include in the numerator, in addition to revenue, (i) amounts on deposit in the supplemental equity account, subordinated rent payment account and the

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      subordinated reserve account on the last day of such period and
      (ii) amounts on deposit in the equity account and the additional reserve account on the last day of such period but only to the extent such amounts were deposited during the limitation period in which the last day of such calculation period occurs) for the most recently ended four fiscal quarters, taken as one accounting period, that is equal to or greater than
      1.5 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.7 to 1.0 in the case of any period ending after December 31, 2001; and a projected modified senior rent service coverage ratio (modified to include in the numerator, in addition to revenue, (i) amounts projected to be on deposit in the supplemental equity account, subordinated rent payment account and the subordinated reserve account on the last day of such period and (ii) amounts projected to be on deposit in the equity account and the additional reserve account on the last day of such period but only to the extent such amounts were projected to be deposited during the limitation period in which the last day of such calculation period occurs) for each four fiscal quarter period, taken as one accounting period, during the next two such four fiscal-quarter periods that is equal to or greater than 1.5 to 1.0 in the case of any such period ending on or prior to December 31, 2001 or 1.7 to 1.0 in the case of any period ending after December 31, 2001. "Limitation period" means each period (x) commencing on a restricted payment date on which the condition contained in clause (1) is not satisfied and which immediately succeeds a restricted payment date on which such condition was satisfied and (y) ending on the first subsequent restricted payment date on which the condition contained in clause (1) is satisfied.

    This covenant will be deleted with respect to Homer City Funding.

AMENDMENT TO SECTION 4.9 OF THE EXISTING INDENTURE (LIMITATION ON INCURRENCE OF
  INDEBTEDNESS)

    This covenant limits Edison Mission Holdings' ability to incur additional debt, other than permitted indebtedness. Under the indenture, permitted indebtedness includes, among other things, capital lease obligations entered into in the ordinary course of business in an amount not to exceed $10 million outstanding at any one time, indebtedness to any of Edison Mission Holdings' wholly owned subsidiaries and indebtedness for required capital improvements subject to specified requirements. The amended and restated indenture will restrict Homer City Funding's ability to incur additional debt.

    Under section 6.7 of each participation agreement, we will be further limited from incurring additional indebtedness to only allow subordinated debt to our affiliates according to the terms of the existing subordination agreement, and additional permitted indebtedness in the aggregate amount of up to $50 million in any combination of the following: working capital, interest rate hedging obligations (up to $20 million), and ordinary course letters of credit, surety bonds or performance bonds. The amended definition of permitted indebtedness in each participation agreement will exclude capital lease obligations, indebtedness to any of Edison Mission Holdings' wholly owned subsidiaries and indebtedness for required capital improvements. In addition, each participation agreement will limit indebtedness in the form of guarantees entered into in connection with fuel procurement or sales, purchases or exchanges related to physical or financial capacity, energy and emission credits to guarantees with respect to permitted trading activities only. Further, no indebtedness, including permitted indebtedness, may be incurred if a lease event of default has occurred and is continuing.

DELETION OF SECTION 4.10 OF THE EXISTING INDENTURE (LIMITATION ON INCURRENCE OF
  SUBSIDIARY GUARANTOR INDEBTEDNESS)

    This covenant limits the ability of the subsidiary guarantors to incur, directly or indirectly, indebtedness, other than subordinated indebtedness or indebtedness incurred in the ordinary course of business not in excess of $15 million.

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    The proposed amendments will permanently delete this covenant due to the fact that there will no longer be any subsidiary guarantors. As noted above, we will be subject to the limitations on debt incurrence set forth in section 6.7 of each participation agreement.

AMENDMENT TO SECTION 4.11 OF THE EXISTING INDENTURE (LIMITATION ON SALE OF
  ASSETS)

    This covenant limits Edison Mission Holdings' ability, except in connection with a merger, consolidation or sale of substantially all of its properties or assets, to dispose of any assets or enter into sale-leaseback transactions. The amended and restated indenture will restrict Homer City Funding from disposing of any assets or entering into any sale-leaseback transactions, but there will no longer be an exception in the case of a merger, consolidation or sale of substantially all of its properties or assets.

    Under section 6.2 of each participation agreement, we will not be permitted to sell, transfer, convey, lease or otherwise dispose of any assets other than the following:

    - sales of inventory, products or obsolete items and other similar dispositions and sales of energy, emission allowances and/or credits, capacity, and ancillary services in the ordinary course of business;

    - making of restricted payments;

    - pursuant to a permitted merger, consolidation or sale of substantially all assets; and

    - any permitted assignment of our leasehold interest in the facilities.

    In addition, we will be subject to other specified restrictions on our ability to sell, trade or dispose of emission allowances and credits.

    Under the existing indenture, this covenant contains a prohibition on Edison Mission Holdings' ability to enter into any lease with respect to any asset. Pursuant to section 19 of each facility lease, we will be permitted to sublease the undivided interest under the conditions as described in "Description of the Principal Sale-Leaseback Transaction Documents--The Facility Leases."

AMENDMENT OF SECTION 4.12 OF THE EXISTING INDENTURE (LIMITATION ON TRANSACTIONS
  WITH AFFILIATES)

    This covenant limits Edison Mission Holdings' ability to enter into any transaction with an affiliate that would not be no more favorable to such affiliate than an "arm's-length transaction" with a third party, other than specified arrangements that were in effect on the date of the indenture.

    The amended and restated indenture will not permit Homer City Funding to enter into any transaction with affiliates other than the agreement between Homer City Funding and Wilmington Trust Company as independent manager.

    Under section 6.6 of each participation agreement, we will be permitted to enter into a transaction with an affiliate that would be as favorable to us as an "arm's-length transaction" with a third party. However, section 6.6 of each participation agreement will specifically state that the following transactions will be considered to be on an "arm's-length basis:"

    - agreements for cost reimbursement and other compensation in the amounts no greater than amounts that would have been payable to a third party on an arm's-length basis;

    - some Edison Mission Marketing & Trading risk management arrangements; and

    - specified permitted trading activities undertaken in accordance with Edison Mission Marketing & Trading risk management guidelines.

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AMENDMENT TO SECTION 4.13 OF THE EXISTING INDENTURE (LIMITATION ON LIENS)

    This covenant limits Edison Mission Holdings' ability to incur additional liens, other than permitted liens. Under the amended and restated indenture, Homer City Funding will be bound by a similar covenant. However, there will be fewer permitted liens.

    We will be bound by a similar covenant in each participation agreement, which adds the following permitted liens: (1) interests under the operative documents related to the sale-leaseback transaction; (2) all owner lessor liens, owner participant liens and the security interest granted by the owner lessor to the security agent for the benefit of the holders of the secured lease obligation notes and the issuer of the debt service reserve letter of credit in the indenture estate under the lease indenture and in connection with the issuance of the secured lease obligation notes, which we will refer to as the security interest; (3) our reversionary interests in the facilities; (4) liens created or expressly permitted by any of the operative documents for the sole purpose of paying all amounts due and owing under the operative documents;
(5) liens arising solely by order of a court or other governmental authority, or by any agreement of similar effect; (6) the interest of the owner lessors in the ownership and operation agreement to be entered into among all of the eight owner lessors; (7) the interest of a sublessee in the undivided interest or the facility under a permitted sublease; and (8) all matters shown as exceptions to the title policies on the closing date of the sale-leaseback transaction and other customary permitted encumbrances such as liens for taxes, water, sewage, license, permit or inspection fees, construction, materialmen's and mechanics' liens, liens arising in the ordinary course of business and zoning and building regulations and ordinances.

    Under section 6.3 of each participation agreement, we also agree that we will not permit the validity of the lien of the lease indenture to be impaired, subordinated or terminated or permit the lien of the lease indenture to not constitute a valid first priority perfected security interest in the lessee rights, except for permitted encumbrances.

AMENDMENT TO SECTION 4.14 OF THE EXISTING INDENTURE (LIMITATION ON BUSINESS
  ACTIVITIES)

    This covenant prohibits Edison Mission Holdings from engaging in any business activities other than the ownership and general operation of the facilities.

    The amended and restated indenture will prevent Homer City Funding from engaging in any business other than servicing the debt service obligations under the pass-through bonds. Pursuant to section 6.24 of each participation agreement, we will be prohibited from engaging in any business other than the general ownership, leasing, operation, maintenance and power marketing of the facilities and the generation of income from those activities.

AMENDMENT TO SECTION 4.15 OF THE EXISTING INDENTURE (MAINTENANCE OF EXISTENCE)

    This covenant requires Edison Mission Holdings to maintain its existence in good standing and to maintain and renew its rights and privileges, except where the failure to do so could not reasonably be expected to cause any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on the (1) the business, assets, property, financial condition or operations of Edison Mission Holdings and the subsidiary guarantors, taken as a whole, since the issuance of the outstanding bonds, or
(2) the ability of Edison Mission Holdings or any subsidiary guarantor to perform its obligations under the indenture or other financing documents, which we will refer to as a material adverse effect.

    The amended and restated indenture will continue to bind Homer City Funding to the same restrictions. Pursuant to section 5.4 of each participation agreement, we will be bound by similar restrictions, except in the instance of a permitted merger, consolidation or sale of all or substantially all of our assets as described below.

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AMENDMENT TO SECTION 4.17 OF THE EXISTING INDENTURE (COMPLIANCE WITH LAWS)

    This covenant requires Edison Mission Holdings to comply with all applicable laws and regulations, and to reserve against any disputed legal requirements. The amended and restated indenture will continue to bind Homer City Funding by the covenant. Pursuant to section 5.5 of each participation agreement, we will be required to comply with all requirements of law at our own expense. Under each participation agreement, "requirements of law" will mean any law, treaty, rule, regulation, judgment, decree, injunction, writ or order of any court, arbitration board or governmental authority, and any rule, regulation, order, ordinance, license or permit of any governmental authority applicable to or binding upon the subject person or its property.

DELETION OF SECTION 4.18 OF THE EXISTING INDENTURE (GOVERNMENTAL APPROVALS)

    This covenant requires Edison Mission Holdings to obtain and maintain in full force and effect all requisite governmental approvals required to conduct its business and to perform its obligations under the financing documents related to the issuance of the bonds, except where the failure to do so could not reasonably be expected to have a material adverse effect. Pursuant to section 5.4 of each participation agreement, we will be required to do all things reasonable to maintain government approvals necessary to conduct our business. Under section 5.8 of each participation agreement, we will also be required to comply in all material respects with the applicable requirements of the Federal Energy Regulatory Commission imposed on us as a public utility.

    This covenant will be deleted with respect to Homer City Funding.

DELETION OF SECTION 4.19 OF THE EXISTING INDENTURE (MAINTENANCE OF PROPERTY;
  INSURANCE)

    This covenant currently requires Edison Mission Holdings to maintain all property in good working order and to maintain good and valid title to its properties, unless the failure to do so could not reasonably be expected to have a material adverse effect. Each participation agreement would restrict us in the same manner.

    Under the participation agreements, we will be required to maintain insurance policies customary for facilities of this nature. See "Description of Principal Sale-Leaseback Transaction Documents--The Facility Leases."

    This covenant will be deleted with respect to Homer City Funding.

DELETION OF SECTION 4.20 OF THE EXISTING INDENTURE (BOND SERVICE RESERVE
  ACCOUNT)

    This covenant requires Edison Mission Holdings to establish and maintain the bond debt service reserve account with a balance equal to the projected debt service on the bonds for the succeeding six-month period for the benefit of the holders of the outstanding bonds. Under the existing indenture, the debt service reserve account is the account established by us with the collateral agent for the benefit of the holders of the outstanding bonds. On any date that a restricted payment is made, the required balance in the account must be 100% of the projected debt service reserve on the bonds for the succeeding six month period and may be satisfied by cash, a letter of credit from an acceptable credit provider or a guarantee made by Edison Mission Energy (so long as their corporate credit rating is "BBB+" from Standard & Poor's or higher or "Baa1" or higher by Moody's), or a combination thereof. At present, this covenant is satisfied by a letter of credit.

    Homer City Funding will not be subject to a similar covenant in the amended and restated indenture, but pursuant to an applicable lease indenture each owner lessor will be required to establish and maintain a debt service reserve equal to the next debt service payment on its respective secured lease obligation notes for the benefit of the holders of the secured lease obligation notes. This debt service reserve can be satisfied by a letter of credit from an acceptable credit provider, which is an entity with a combined capital surplus of at least $1 billion, exempt from SEC registration under the

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Securities Act and whose long term unsecured debt is rated "A" or higher by
Standard & Poor's or "A2" or higher by Moody's.

AMENDMENT TO SECTION 5.1 OF THE EXISTING INDENTURE (LIMITATION ON MERGER,
  CONSOLIDATION AND SALE OF SUBSTANTIALLY ALL ASSETS)

    This covenant restricts Edison Mission Holdings from merging, consolidating or selling substantially of its assets, unless (1) it is merging or consolidating and it is the surviving entity in the merger or consolidation and both before and after giving effect, no default or event of default exists; or
(2) it consolidates, merges or transfers substantially all its assets to an affiliate who has no significant assets or liabilities and was formed solely for the purpose of changing the jurisdiction of organization or form of organization of Edison Mission Holdings if its debt is not increased and the successor assumes its obligations under the bonds. The amended and restated indenture, with no exceptions, will prohibit Homer City Funding from merging, consolidating or selling substantially all of its assets.

    Pursuant to section 6.1 of each participation agreement, we will be permitted to merge, consolidate or transfer substantially all of our properties or assets if the following conditions are met: (1) either (x) in the case of a sale, we first offer such properties and assets to the owner lessor, who will expressly assume all our obligations under the operative documents or (y) the transferee or resulting entity is (A) organized under the laws of the United States, any state of the United States or the District of Columbia and assumes all of our obligations under the operative documents, (B) a corporation, limited liability company or limited partnership, (C) substantially engaged in the wholesale power generating business, experienced in coal-fired generation and, together with its affiliates, owns and operates at least 5,000 MW of capacity, and (D) the consolidation, merger or succession shall not subject the owner lessor or the owner participant to regulation under the Public Utility Holding Company Act; (2) we provide the lease indenture trustee, owner lessor and owner participant with customary officer's certificates and legal opinions; and
(3) if the entity with whom we have consolidated or merged has any indebtedness, we would have been permitted to incur the indebtedness pursuant to each participation agreement.

    We will not be able to consummate a merger, consolidation or sale of substantially all of our assets unless, after giving effect to the merger, consolidation or sale of substantially all of our assets, the pass-through bonds shall have a credit rating of at least "BBB-" from Standard & Poor's and "Baa3" from Moody's and, prior to the consummation of the merger, consolidation or sale of substantially all of our assets, we shall have provided an officer's certificate to this effect or a copy of the letters from Standard & Poor's or Moody's confirming the ratings.

AMENDMENT TO SECTION 6.1 OF THE EXISTING INDENTURE (EVENTS OF DEFAULT)

    Under Section 6.1 of the existing indenture, an "event of default" is defined as each of the following: (1) default for 15 days in the payment of principal, premium or interest on the bonds; (2) Edison Mission Holdings' failure to comply with specified covenants in the existing indenture, with a 30-day grace period to cure; (3) Edison Mission Holdings' failure to comply with any of its agreements in the existing indenture, bonds or security documents, with a 60 to 90-day grace period to cure; (4) the occurrence of a change of control; (5) any portion of the security interests granted under the security documents ceasing to be a senior security interest, which has a material adverse effect, with a 10-day grace period to cure; (6) default resulting in acceleration under any mortgage, indenture or other instrument of indebtedness in excess of $15 million in the aggregate; (7) Edison Mission Holdings' failure to pay judgments in excess of $15 million in the aggregate for 90 days;
(8) under bankruptcy law, Edison Mission Holdings commences a voluntary case, consents to the entry of an order in an involuntary case, consents to the appointment of a custodian for our property, makes a general assignment for the benefit of our creditors or generally does not pay its debts when due; or (9) a court enters an order under any bankruptcy law that is for relief against it in an involuntary case, appoints a custodian of its property or orders its liquidation and the case remains unstayed for 60 days.

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    The amended and restated indenture would include items (1) (with a grace period reduced from 15 days to 5 business days), (2), (3), (8) and (9) above with respect to Homer City Funding, plus any event of default under the lease indentures. The remainder of the current events of default will be deleted with respect to Homer City Funding. Section 16 of each facility lease will revise the events of default with regard to us as follows:

    - reduce the grace period for default on payments of the rent that will service the pass-through bonds from 15 days to 5 business days and add an event of default for failure to make payments under any of the other operative documents within 10 days of written notice of the default;

    - include a requirement to also comply with covenants in the applicable participation agreement, facility lease, any project document or other operative document, with a 30-day grace period and eliminate the grace periods for failure to comply with covenants in the applicable participation agreement restricting mergers, and the covenant dealing with the maintenance of accounts;

    - amend the requirement that the security interest remain a senior security interest to add the requirement that the security interest not be declared unenforceable, terminated or cease to be in full force and effect and to delete the material adverse effect qualifier;

    - decrease the threshold of failure to pay judgments from $15 million to $1 million and decrease the grace period from 90 days to 60 days;

    - decrease the threshold of failure to pay any mortgage or other instrument from $15 million to $5 million;

    - include our consent or failure to controvert any relief and our filing of an answer admitting material allegations in any voluntary case of bankruptcy; and

    - increase the grace period from 60 days to 90 days in the event of an unstayed bankruptcy case.

    Section 16 of each facility lease will also include the following as events of default:

    - our failure to maintain the required insurance;

    - any of our representations or warranties prove to be incorrect;

    - any event occurs which results in ERISA related liability in excess of $5 million;

    - any material operative documents, any project document, the amended and restated guarantee and collateral agreement or the pledge and collateral agreement is cancelled or terminated;

    - funds on deposit in any account are used for any other purpose than as specified;

    - we fail to remain exempt from regulation under the Public Utility Holding Company Act;

    - Edison Mission Energy, without the prior written consent of the owner lessor, the owner participant, and so long as the secured lease obligation notes are outstanding and the lien of the lease indenture shall have been discharged or terminated, Homer City Funding or the trustee, ceases to own (directly or indirectly) in excess of 50% of the ownership interests in us; provided, however, the consent of Homer City Funding or the trustee will not be required if at such time either (1) a reaffirmation of the pass-through bonds has been obtained or (2) Edison Mission Energy's reduction in ownership of us has been approved by holders of more than 66 2/3% of the secured lease obligation notes (other than in accordance with the provisions of the operative documents); and

    - a default under any of the other facility leases.

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                            THE CONSENT SOLICITATION

GENERAL

    Edison Mission Holdings is soliciting your consent, upon the terms and subject to the conditions set forth in this consent solicitation statement, in the accompanying consent form, and, except as expressly set forth in this consent solicitation statement, in the existing indenture.

    The consent solicitation will expire on December 20, 2001. If Edison Mission Holdings receives the requisite consents, and the consents are not revoked on or before the consent date according to the procedures described below in "--Revocation of Consents" and the other conditions described in this consent solicitation statement, including the consummation of the sale-leaseback transaction, are satisfied or waived, Edison Mission Holdings will pay to each holder who has validly delivered, and has not revoked, a consent on or before the expiration date, no later than 5 business days after December 20, 2001, a consent payment in the amount of $13.75 for each $1,000 in principal amount of outstanding 8.137% Senior Secured Bonds due 2019 and $16.25 for each $1,000 in principal amount of outstanding 8.734% Senior Secured Bonds due 2026 in respect of which a consent has been validly delivered by such holder.

    The proposed amendments will be effected by the amended and restated indenture, which will be executed by Homer City Funding and the trustee on the consent date. Although the amended and restated indenture will become effective upon execution, the proposals will only become operative concurrently with the consummation of the sale-leaseback transaction. The existing indenture will remain in effect, without giving effect to the proposed amendments, until the sale-leaseback transaction is consummated. If the sale-leaseback transaction has not been consummated, the proposals will not become effective.

    Following the receipt of the requisite consents and the consummation of the sale-leaseback transaction, all current holders of outstanding bonds, including non-consenting holders, and all subsequent holders, will be bound by the proposals. No accrued interest will be paid on the consent payment. If the consent solicitation is terminated for any reason before the consent date, any consents received by the trustee will be voided, the first amended and restated indenture will not be executed and the consent payment will not be made to any holders of outstanding bonds.

    Notwithstanding any subsequent transfer of the outstanding bonds, any holder whose properly executed consent form, which indicates a consent, has been received on or before the expiration date, and which has not been revoked, will be eligible to receive any consent payment due in respect of the outstanding bonds. Holders of outstanding bonds who do not validly deliver consents before the expiration date, revoke their consents before the consent date, or deliver consents after the expiration date will not be entitled to receive the consent payment, even though the amended and restated indenture, if it is executed, and the proposals will be binding with respect to any outstanding bonds held by the holders.

HOLDERS

    Only holders of outstanding bonds will be eligible to consent to the proposals. The term holder as used in this consent solicitation statement means:

    - persons in whose name outstanding bonds were registered as of the close of business on November 16, 2001, which date we refer to as the record date; or

    - any other person who has been authorized by proxy or in any other manner acceptable to Edison Mission Holdings or any other person claiming title by or through that person, to vote the applicable outstanding bonds on behalf of the registered holder on the record date.

    We anticipate that The Depository Trust Company, which we refer to as DTC, as nominee holder of the outstanding bonds, will execute an omnibus proxy that will authorize its participants to consent with respect to the outstanding bonds owned by those DTC participants and held in the name of Cede & Co. as specified on the DTC position listing as of the record date. In that case, all references

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to holders will, unless otherwise specified, include DTC participants. Edison
Mission Holdings reserves the right to establish from time to time any new date as a record date and, at that time, that new date will be the record date for purposes of this consent solicitation.

    You are not to construe the contents of this consent solicitation statement as legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this consent solicitation.

REQUISITE CONSENTS

    Holders of outstanding bonds must validly deliver, and not revoke, consents in respect of a majority in aggregate principal amount of the outstanding bonds not owned by us or any person or entity directly or indirectly controlling or controlled by, or under common control with, us, voting as a single class, in order to approve the proposals. As of the date of this consent solicitation statement, $830 million aggregate principal amount of the outstanding bonds are issued and outstanding.

ALL HOLDERS BOUND IF THE REQUISITE CONSENTS ARE RECEIVED AND THE SALE-LEASEBACK
  TRANSACTION IS CONSUMMATED

    If Edison Mission Holdings receives the requisite consents, the consents are not revoked, the sale-leaseback transaction is consummated and the other conditions described in this consent solicitation statement are satisfied or waived, all holders of outstanding bonds will be bound by the proposals and all holders of outstanding bonds, including non-consenting holders, will receive pass-through bonds in exchange for their outstanding bonds.

CONSEQUENCES OF FAILING TO CONSENT

    Holders of outstanding bonds who do not consent to the proposals as set forth in this consent solicitation statement will not be paid the consent payment and will nevertheless be subject to the amended and restated indenture and their outstanding bonds will be replaced with pass-through bonds, if the requisite consents are received and not revoked and the sale-leaseback transaction is consummated.

RECORD DATE

    The record date for the purposes of this consent solicitation is November 16, 2001. Edison Mission Holdings reserves the right to establish from time to time any new date as the record date and at that time, the new date will be the record date for purposes of this consent solicitation.

    If the requisite consents are obtained and the proposals become effective, they will be binding on all holders of outstanding bonds and their transferees, whether or not those holders have delivered their consent forms.

    The transfer of outstanding bonds after the record date will not have the effect of revoking any consent that has already been validly given by a holder, and each properly completed and executed consent form will be counted regardless of any transfer of the outstanding bonds to which the consent form relates, unless the procedure for revoking consents described in this consent solicitation statement has been complied with.

EXPIRATION DATE; EXTENSIONS; AMENDMENT

    The consent solicitation will expire at 5:00 p.m., New York City time, on December 20, 2001, unless extended by Edison Mission Holdings. Consents may be revoked at any time up to the consent date, but may not be revoked after the consent date. See "--Revocation of Consents."

    Edison Mission Holdings expressly reserves the right to extend the consent solicitation at any time and from time to time by giving oral or written notice to the solicitation agents, the information agent and the trustee, whether or not the requisite consents have been received. For purposes of this consent solicitation, a notice given by Edison Mission Holdings before 9:00 a.m., New York City time, on any

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day will be deemed to have been made on the preceding day. Any extension will be followed as promptly as practicable by notice of extension by press release or other public announcement, or by written notice to the holders of outstanding bonds. The announcement or notice may state that Edison Mission Holdings is extending the consent solicitation for a specified period of time or on a daily basis until 5:00 p.m., New York City time on the date on which the requisite consents have been received.

    Edison Mission Holdings expressly reserves the right for any reason to abandon, terminate or amend the consent solicitation at any time before the expiration date by giving oral or written notice of the abandonment, termination or amendment to the solicitation agents, the information agent and the trustee. If Edison Mission Holdings, whether or not the requisite consents have been received, abandons or terminates the consent solicitation, or if the conditions to the execution of the amended and restated indenture are not satisfied or waived, or if the sale-leaseback transaction is not consummated, no consent payment will be made to any holder of outstanding bonds. Moreover, if the conditions to the execution of the amended and restated indenture are not satisfied or waived, the amended and restated indenture will not be executed and the proposals will not become effective. Any action by Edison Mission Holdings will be followed as promptly as practicable by notice of the action by press release or other public announcement, or by written notice to the holders of outstanding bonds.

CONSENT PROCEDURES

    Only holders of outstanding bonds may execute and deliver a consent form. A beneficial owner of outstanding bonds who is not the holder (for example, a beneficial holder whose outstanding bonds are registered in the name of a nominee such as a bank or a brokerage firm) must arrange for the registered holder to either:

    - execute a consent form and deliver it either to the trustee on the beneficial owner's behalf or to the beneficial owner for forwarding to the trustee by the beneficial owner; or

    - to forward a duly executed proxy from the registered holder authorizing the beneficial holder to execute and deliver a consent form with respect to the outstanding bonds on behalf of the registered holder.

    FOR PURPOSES OF THIS CONSENT SOLICITATION STATEMENT THE TERM "REGISTERED HOLDER," "REGISTERED OWNER" OR "HOLDER" WILL BE DEEMED TO INCLUDE DTC PARTICIPANTS WHO HOLD OUTSTANDING BONDS. IT IS EXPECTED THAT DTC WILL AUTHORIZE THE DTC PARTICIPANTS WHO HOLD OUTSTANDING BONDS TO EXECUTE CONSENTS AS IF THEY WERE HOLDERS OF RECORD. GIVING A CONSENT WILL NOT AFFECT A HOLDER'S RIGHT TO SELL OR TRANSFER OUTSTANDING BONDS.

    Holders of outstanding bonds who wish to consent should mail, hand deliver, send by overnight courier or facsimile, confirmed by physical delivery, completed, dated and signed consent forms to the trustee at the address set forth on the back cover page of this consent solicitation statement and in the consent form in accordance with the instructions set forth in this consent solicitation statement. Consent forms should be delivered to the trustee, and not to us, Edison Mission Holdings, the solicitation agents or the information agent. However, Edison Mission Holdings reserves the right to accept any consent received by us, Edison Mission Holdings, the solicitation agents or the information agent. In no event should you tender any outstanding bonds. If and when Edison Mission Holdings receives the requisite consents and the sale-leaseback transaction is consummated, we will replace all outstanding bonds with a like amount of pass-through bonds. Consent forms delivered by facsimile will be binding only if the original consent form is subsequently delivered on or before the expiration date and will count toward the required consents only if the original consent form is subsequently delivered on or before the consent date.

    Any consent forms that are properly completed, signed and delivered to the trustee on or before the expiration date will be given effect in accordance with their specifications. Holders of outstanding bonds who desire to consent to the proposals should mark the "Consent" box and complete, sign and date the consent form included with this consent solicitation statement and mail, deliver or send by

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overnight courier or facsimile, confirmed by physical delivery, the signed consent form to the trustee at the address listed on the back cover page of this consent solicitation statement and on the consent form. IF YOU FAIL TO INDICATE THE PRINCIPAL AMOUNT OF OUTSTANDING BONDS FOR WHICH YOU ARE GIVING YOUR CONSENT, BUT THE CONSENT FORM IS OTHERWISE PROPERLY COMPLETED AND SIGNED, YOU WILL BE DEEMED TO HAVE CONSENTED TO THE PROPOSALS WITH RESPECT TO ALL OUTSTANDING BONDS REGISTERED IN YOUR NAME. If none of the boxes on the consent form are marked, but the consent form is otherwise properly completed and signed, you will be deemed to have consented to the proposals. Delivery of consents should be made promptly in order to assure that the trustee receives the consents before 5:00 p.m., New York City time, on the expiration date.

    Consent forms must be executed in exactly the same manner as the registered holder(s) name(s) appear on the outstanding bonds. If outstanding bonds to which a consent relates are held of record by two or more joint holders, all the holders must sign the consent form. If a consent form is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, the person must so indicate when signing and must submit with the consent form appropriate evidence satisfactory to Edison Mission Holdings of authority to execute the consent form. In addition, if a consent relates to less than the total principal amount of outstanding bonds registered in the name of the holder, the holder must list the serial numbers and principal amount of bonds registered in the name of the holder to which the consent relates. If outstanding bonds are registered in different names, separate consents must be executed covering each form of registration. If a consent form is executed by a person other than the registered holder, it must be accompanied by a proxy duly executed by the registered holder.

    The record ownership of an outstanding bond will be proven by the register maintained by the trustee as registrar of the bonds, subject, in the case of bonds held by DTC, to the information furnished by DTC concerning DTC participants owning outstanding bonds. All questions as to the validity, form and eligibility, including time of receipt, regarding the consent procedures will be determined by Edison Mission Holdings in its sole discretion, which determination will be conclusive and binding. Edison Mission Holdings reserves the right to reject any or all consents that are not in proper form or the acceptance of which could, in its opinion or its counsel's opinion, be unlawful. Edison Mission Holdings also reserves the right to waive any defects or irregularities in connection with the deliveries of particular consents. Unless waived, any defects or irregularities in connection with deliveries of consents must be cured within the amount of time as Edison Mission Holdings determines. Neither Edison Mission Holdings nor any of its affiliates, the solicitation agents, the trustee, the information agent or any other person will be under any duty to give notification of any defects or irregularities or waiver, nor will any of them incur any liability for failure to give the notification. Deliveries of consents will not be deemed to have been made until any irregularities or defects in this consent solicitation statement have been cured or waived. Edison Mission Holdings' interpretations of the terms and conditions of the consent solicitation will be conclusive and binding.

REVOCATION OF CONSENTS

    Each properly completed and executed consent form will be counted, notwithstanding any transfer of the outstanding bonds to which the consent relates, unless the procedure for revocation of consents described below has been followed.

    Before the consent date, holders of outstanding bonds may revoke their consent in part or in whole, but in multiples of $1,000. To revoke their consent, holders must, before that time, deliver to the trustee at the address set forth on the back cover page of this consent solicitation statement and on the consent form a written revocation of the consent containing its name, the serial numbers of the outstanding bonds to which the revocation relates, the principal amount of the outstanding bonds to which the revocation relates and its signature. Holders' consents cannot be revoked after the consent date. The trustee must receive the written revocation before the date the sale-leaseback transaction is consummated, even if the consent solicitation continues beyond that time.

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    If a revocation is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the revocation. A revocation of consent will only be effective as to outstanding bonds listed on the revocation. Holders may revoke a consent only if the revocation complies with the provisions of this consent solicitation statement. Only a holder as reflected in the register of the trustee is entitled to revoke a consent previously given. A beneficial owner of outstanding bonds who is not the holder of the bonds must arrange with the registered holder to execute and deliver to the trustee on the beneficial owner's behalf, or to the beneficial owner for forwarding to the trustee by the beneficial owner, either a revocation of any consent already given with respect to the bonds or the duly executed proxy from the registered holder authorizing the beneficial owner to act on behalf of the registered holder as to the consent. A revocation of a consent may only be rescinded by the execution and delivery of a new consent, in accordance with the procedures described in this consent solicitation statement by the holder who delivered the revocation.

    Edison Mission Holdings reserves the right to contest the validity of any revocation, and all questions as to validity, including the time of receipt, of any revocation will be determined by Edison Mission Holdings in its sole discretion. Neither Edison Mission Holdings nor any of its affiliates, the solicitation agents, the trustee, the information agent or any other person will be under any duty to give notification of any defects or irregularities with respect to any revocation nor will any of them incur any liability for failure to give notification.

CONDITIONS OF EXECUTION OF AMENDED AND RESTATED INDENTURE

    The execution of the amended and restated indenture and the making of the consent payment are conditioned on the following:

    - the requisite consents being validly delivered, and not revoked, before the expiration date;

    - the absence of any law or regulation which would, and the absence of any injunction or action or other proceeding, pending or threatened, which, in the case of any action or proceeding, if adversely determined, would make unlawful or invalid or enjoin the implementation of the proposals, the entering into of the amended and restated indenture or the making of any consent payment or question the legality or validity of the implementation of the proposals, the entering into of the amended and restated indenture or the making of any consent payment; and

    - with respect to the making of the consent payment only, the consummation of the sale-leaseback transaction, including the execution of the principal sale-leaseback transaction documents.

    If the sale-leaseback transaction is not consummated, the consent payment will not be made to any holders of outstanding bonds.

    The consent solicitation may be abandoned or terminated by Edison Mission Holdings at any time before the expiration date, for any reason, in which case consents with respect to the outstanding bonds will be voided and no consent payment will be made to you. Each of the conditions to the consent solicitation, the execution of the amended and restated indenture and the making of the consent payment set forth in this consent solicitation statement are for the sole benefit of Edison Mission Holdings and may be waived by Edison Mission Holdings at any time.

SOLICITATION AGENTS AND INFORMATION AGENT

    We and Edison Mission Holdings have entered into a consent solicitation agreement under which Credit Suisse First Boston Corporation and Lehman Brothers Inc. will act as exclusive financial advisors and solicitation agents in connection with the consent solicitation. The solicitation agents will solicit delivery of consents, communicate with brokers, dealers, banks, trust companies, nominees and other persons, including holders of the outstanding bonds about the consent solicitation and provide other financial advisory services to us in connection with the consent solicitation. Each solicitation agent will receive a fee of $2 million for its services, which fee will be payable upon the closing of the

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sale-leaseback transaction, and reimbursement for reasonable out-of-pocket expenses. We and Edison Mission Holdings have agreed to indemnify the solicitation agents against specified liabilities and expenses, including liabilities under the securities laws in connection with the consent solicitation. Questions and requests for assistance may be directed to the solicitation agents at their addresses and telephone numbers set forth on the back cover of this consent solicitation statement.

    The consent solicitation agents and their affiliates have performed certain investment banking, advisory or general financing and banking services for us and our affiliates from time to time for which they have received customary fees and expenses. The consent solicitation agents and their affiliates may, from time to time, engage in transactions with and perform services for us and our affiliates in the ordinary course of their business. In addition, the consent solicitation agents and their affiliates have in the past and may in the future act as lenders in connection with our and our affiliates' credit facilities.

    Credit Suisse First Boston, New York branch, an affiliate of Credit Suisse First Boston Corporation, and Lehman Commercial Paper Inc., an affiliate of Lehman Brothers Inc., are lenders under Edison Mission Holdings' $250 million and $50 million senior secured bank facilities, which mature in March 2004. In addition, Credit Suisse First Boston and Lehman Brothers Inc. arranged these facilities. Because the proceeds of the sale-leaseback transaction will be used to repay amounts outstanding under these facilities, Credit Suisse First Boston, New York branch, and Lehman Commercial Paper Inc. will receive a portion of the proceeds.

    Edison Mission Holdings has retained D.F. King & Co., Inc. to act as information agent. Requests for assistance in completing and delivering consents or for additional copies of this consent solicitation statement or the consent form may be directed to the information agent at its address and telephone numbers set forth on the back cover of this consent solicitation statement.

THE TRUSTEE

    United States Trust Company of New York was originally the trustee under the existing indenture. On June 26, 2001, U.S. Trust Corporation, of which United States Trust Company of New York is a part, sold its Corporate Trust and Agency division to The Bank of New York. All of United States Trust Company of New York's corporate trust business and assets are currently in the process of being transferred to The Bank of New York. In the interim, United States Trust Company of New York acts as agent of The Bank of New York in monitoring, maintaining and administering the corporate trust accounts which are being transferred to The Bank of New York. Currently, the timing for the completion of the sale has been scheduled for the first quarter of 2002.

FEES AND EXPENSES

    The owner lessors will bear the costs of this consent solicitation. The trustee will be reimbursed for expenses that the trustee incurs in connection with this consent solicitation. The owner lessors will also reimburse banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding consent forms and other materials to beneficial owners of outstanding bonds.

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
                                 OUR MANAGEMENT

GENERAL PARTNER

    All powers to control and manage our business and affairs are exclusively vested in our general partner, Mission Energy Westside, Inc., a California corporation and wholly-owned subsidiary of Edison Mission Holdings Co. The members of Mission Energy Westside's current board of directors are elected by, and serve until their successors are elected by, Edison Mission Holdings. All officers are elected from time to time by Mission Energy Westside's board of directors and hold office at its discretion. Mission Energy Westside's board of directors currently contains five members. The board of directors of Mission Energy Westside may elect to appoint additional directors from time to time.

    Listed below are the current directors and the executive officers of Mission Energy Westside and their ages and positions as of September 24, 2001.

NAME                               AGE                                POSITION
----                             --------   ------------------------------------------------------------
John K. Deshong................     47      Director and Vice President

Ronald L. Litzinger............     42      Director and Vice President

Georgia R. Nelson..............     51      Director and President

Kevin M. Smith.................     43      Director, Treasurer and Vice President

Raymond W. Vickers.............     58      Director

Paul C. Gracey, Jr.............     42      Vice President and General Counsel

Michelle J. Johnson............     39      Secretary Pro Tem

    Set forth below are the principal occupations and business activities of the directors and executive officers of Mission Energy Westside for the past five years, in addition to their positions described above.

    Mr. Deshong has been Vice President of Edison Mission Energy since
June 2000. From November 1998 until May 2000, Mr. Deshong was Regional Vice President--Tax of Edison Mission Energy's Americas region. Mr. Deshong has served as Director, Tax Planning & Special Projects to Edison Mission Energy since 1997. Prior to joining Edison Mission Energy, Mr. Deshong was Director of Tax at United States Enrichment Corporation from December 1995 to April 1997.

    Mr. Litzinger has been Senior Vice President, Worldwide Operations, of Edison Mission Energy since June 1999. Mr. Litzinger served as Vice President-O&M Business Development from December 1998 to May 1999.
Mr. Litzinger has been with Edison Mission Energy since November 1995, serving as both Regional Vice President, O&M Business Development and Manager, O&M Business Development until 1998.

    Ms. Nelson has been Senior Vice President of Edison Mission Energy since January 1996 and has been President of Midwest Generation EME, LLC since
May 1999. From January 1996 until June 1999, Ms. Nelson was Senior Vice President, Worldwide Operations. Ms. Nelson was Division President of Edison Mission Energy's Americas region from January 1996 to January 1998. Prior to joining Edison Mission Energy, Ms. Nelson served as Senior Vice President of Southern California Edison from June 1995 until December 1995.

    Mr. Smith has been Senior Vice President and Chief Financial Officer of Edison Mission Energy since May 1999 and Regional Vice President--Finance of Edison Mission Energy's Americas region since March 1998. Mr. Smith has served as Vice President and Treasurer of Edison Mission Energy since September 1994.

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
    Mr. Vickers has been Senior Vice President and General Counsel of Edison Mission Energy since March 1, 1999. Prior to joining Edison Mission Energy, Mr. Vickers was a partner with the law firm of Skadden, Arps, Slate, Meagher & Flom since 1989.

    Mr. Gracey has been Vice President of Edison Mission Energy since May 1998. Mr. Gracey was Regional Vice President from June 1996 to May 1998. Mr. Gracey has been a lawyer with Edison Mission Energy since 1992. Prior to being named Vice President, he served as General Counsel of Edison Mission Energy's Europe, Central Asia, Middle East and Africa region.

    Ms. Johnson has been Corporate Secretary Pro Tem of Edison Mission Energy since April 2001. Ms. Johnson has been a paralegal with Edison Mission Energy since 1990.

EXECUTIVE COMPENSATION

    The officers of Mission Energy Westside receive no compensation for their services as officers.

DIRECTORS COMPENSATION

    The directors of Mission Energy Westside receive no compensation for their services as directors.

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
              INTERCOMPANY RELATIONSHIPS AND RELATED TRANSACTIONS

    THE FOLLOWING IS A SUMMARY OF THE INTERCOMPANY RELATIONSHIPS AND RELATED TRANSACTIONS REGARDING US, EDISON MISSION HOLDINGS AND OUR AFFILIATES. WE BELIEVE THAT THE TERMS OF THESE TRANSACTIONS ARE NO MORE FAVORABLE THAN THOSE THAT WOULD HAVE BEEN AGREED UPON BY THIRD PARTIES ON AN ARM'S LENGTH BASIS.

ENERGY SALES AGREEMENT

    We have entered into a contract with Edison Mission Marketing & Trading, Inc., a marketing affiliate, for the sale of energy and capacity produced by the facilities, which enables this marketing affiliate to engage in forward sales and hedging transactions to manage our electricity price exposure. Net gains or losses on hedges by the marketing affiliate that are settled are recognized in the same manner as the hedged item. We receive the net transaction price on all contracts that are settled. We pay the marketing affiliate a nominal fee currently set at $0.02/MWh. For the period ended December 31, 2000, these commission fees totaled $1.5 million. All revenue from physical sales transactions executed by the marketing affiliate are and will be deposited into the revenue account described in "Description of the Principal Sale-Leaseback Transaction Documents--The Amended Security Deposit Agreement--Revenue Account."

    During 2001, we entered into an option for installed capacity, and three transactions, including the exercise of the aforementioned option, for installed capacity with our marketing affiliate as follows: 450 MW for the period of June 2001 to December 2001, 150 MW for the period of January 2002 to December 2002 and 125 MW for the period of January 2002 to May 2002. Each transaction was at fair market value for such installed capacity at the time. Total payments for the option and the three transactions will be approximately $25.8 million.

INTERCOMPANY LOANS

    Edison Mission Holdings entered into an intercompany loan agreement with Edison Mission Finance, under which Edison Mission Holdings agreed to make loans to Edison Mission Finance from time to time with the proceeds of the offering of the outstanding bonds and the proceeds of the loans made to Edison Mission Holdings under its senior bank facility. Edison Mission Finance has entered into a corresponding intercompany loan agreement with us under which it has agreed to make loans to us from time to time with the proceeds of loans made to Edison Mission Finance by Edison Mission Holdings. We have also entered into a subordinated intercompany revolving loan agreement with Edison Mission Finance. The loans described in this paragraph, and all other obligations owed by a subsidiary guarantor to another subsidiary guarantor or to Edison Mission Holdings, are subordinated to all of the subsidiary guarantors' obligations under the financing documents relating to the outstanding bonds. As part of the sale-leaseback transaction, we will repay a portion of the amounts we owe to Edison Mission Finance under the intercompany loan agreement relating to the proceeds of the outstanding bonds, and Edison Mission Finance will use the amount of our repayment to repay in turn a portion of its obligations under the intercompany loan agreement between it and Edison Mission Holdings. We will use a portion of the proceeds from the sale of the facilities to repay a portion of our debt under the subordinated revolving loan agreement with Edison Mission Finance.

OUR RELATIONSHIP AND THE RELATIONSHIP OF EDISON MISSION HOLDINGS TO EDISON MISSION ENERGY

    Each of Edison Mission Holdings and each subsidiary guarantor, including us, has been organized and operated as a legal entity separate and apart from Edison Mission Energy, Edison International and any other affiliates of Edison Mission Energy or Edison International, and, accordingly, our assets and the assets of Edison Mission Holdings and the other subsidiary guarantors will not be generally available to satisfy the obligations of Edison Mission Energy, Edison International or any other affiliates of Edison Mission Energy or Edison International. However, our unrestricted cash and that of

Edison Mission Holdings and the other subsidiary guarantors or other assets which are available for distribution may, subject to applicable law and the terms of financing arrangements of these parties, be advanced, loaned, paid as dividends or otherwise distributed or contributed to Edison International, Edison Mission Energy or any of their affiliates. Edison Mission Energy and Edison International are not obligated to make any payments under the outstanding bonds, except for the credit support guarantee. As part of the sale-leaseback transaction, the credit support guarantee will be released, and Edison Mission Energy and Edison International will not be obligated to make any payments under the pass-through bonds.

SERVICES AGREEMENTS

    Administrative services such as payroll, employee benefit programs, insurance and information technology, all performed by Edison International or Edison Mission Energy, are shared among all affiliates of Edison International, and the costs of these corporate support services are allocated to all affiliates, including us. Costs are allocated based on one of the following formulas: percentage of time worked, equity in investment and advances, number of employees, or multi-factor, including operating revenues, operating expenses, total assets and number of employees. In addition, services of Edison International or Edison Mission Energy are sometimes directly requested by us, and those services are performed for our benefit. Labor and expenses of these directly requested services are specifically identified and billed at cost. We believe the allocation methodologies utilized are reasonable. We made reimbursements for the cost of these programs and other services, which amounted to $30.0 million and $18.1 million for the years ended December 31, 2000 and 1999, respectively.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following is a summary of the material U.S. federal income tax consequences of the proposed amendments and the consent payment to holders of the outstanding bonds. The discussion does not address all of the tax consequences that may be relevant to a particular holder or to holders subject to special treatment under federal income tax laws (e.g., banks and certain other financial institutions, insurance companies, tax-exempt organizations, partners in partnerships that are holders, S corporations, persons whose functional currency is not the United States dollar, foreign persons, dealers in securities or foreign currency, and persons holding certificates that are a hedge against, or that are hedged against, currency risk or that are part of a straddle, constructive sale or conversion transaction). This discussion is limited to persons who are holders at the time the proposed amendments are adopted and who hold their outstanding bonds as capital assets. No ruling has been or will be sought from the IRS regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position. HOLDERS MUST CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS, THE CONSENT PAYMENTS AND OF HOLDING AND DISPOSING OF THE OUTSTANDING BONDS, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

    In connection with the opinion of Skadden, Arps, Slate, Meagher & Flom (Illinois) described in this summary, counsel has examined and relied on originals or copies, certified or otherwise identified to its satisfaction, of
(1) the registration statement, (2) the existing indenture, (3) the amended and restated indenture and (4) such other documents, certificates, and records it has deemed necessary or appropriate as a basis for the opinion set forth herein. Counsel has also relied upon factual statements and representations made to it by representatives of Edison Mission Holdings, Homer City Funding, us and others and has assumed that such statements and representations are and will continue to be correct without regard to any qualification as to knowledge or belief. Counsel has also assumed that the consent solicitation will be consummated in accordance with the registration statement, the amended and restated indenture and such other documents, certificates, records, statements, and representations and that the statements as to factual matters contained in the registration statement are true, correct and complete and will continue to be true, correct and complete through the completion of the consent solicitation.

    In Counsel's examination, it has assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to it as originals, the conformity to original documents of all documents submitted to it as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. In making its examination of documents executed, or to be executed, by the parties indicated in those documents, Counsel has assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations under those documents and has also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties and the validity and binding effect thereof on such parties.

    In rendering this opinion, Counsel has considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated under the Internal Revenue Code of 1986, as amended, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as Counsel has considered relevant. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to differing interpretations or change at any time (possibly with retroactive effect). A change in the authorities or the accuracy or completeness of any of the information, documents, certificates, records, statements, representations, covenants, or assumptions on which this opinion is based could affect the conclusions stated herein.

    As used in this opinion, the term "United States Holder" means a beneficial owner of an outstanding bond that is (1) a citizen or resident of the United States, (2) a corporation, partnership or other entity created or organized in or under the laws of the United States or any of its political subdivisions, (3) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of source, or
(4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or
(b) the trust was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person. A "Non-United States Holder" is a beneficial owner of an outstanding bond that is not a United States Holder.

    Based upon, and subject to, the foregoing, Counsel has advised us that the following discussion constitutes the opinion of Counsel.

ADOPTION OF THE PROPOSED AMENDMENTS

    The adoption of the proposed amendments will be treated as a taxable exchange of outstanding bonds for pass-through bonds for U.S. federal income tax purposes, may also be a taxable transaction under applicable state, local and foreign tax laws and may create original issue discount. The tax consequences of such exchange may vary upon, among other things, a holder's particular circumstances. In general, as a result of adoption of the proposed amendments, a holder will recognize gain or loss, if any, equal to the difference between
(A) the sum of (1) the issue price for the pass-through bonds (generally, the fair market value of the pass-through bonds as of the date of the deemed exchange) constructively received, plus (2) the amount of any consent payment received (subject to the discussion below), over (B) such holder's adjusted tax basis in its outstanding bonds constructively surrendered in exchange therefor. Generally, a holder's adjusted tax basis in its outstanding bonds is the price such holder paid for the bonds, increased by any original issue discount and market discount previously included in such holder's income, and reduced (but not below zero) by any amortized premium. Subject to the discussion below regarding consent payments, any gain or loss (other than accrued but unpaid interest that a holder has not included in gross income previously, which will be taxable as ordinary income), will be capital gain or loss, and will be long-term capital gain or loss if at the time of the adoption of the proposed amendments such holder has held its bonds for more than one year. A holder's initial tax basis in its pass-through bonds will generally be equal to the issue prices of the pass-through bonds.

    If the fair market value of the pass-through bonds at the time of the constructive exchange is less than their principal amount, the pass-through bonds may be treated as issued with original issue discount equal to such difference. Such original issue discount would be includible daily in the income of a holder (regardless of whether such holder is an accrual method taxpayer) on a constant yield-to-maturity basis over the remaining life of the pass-through bonds. This means that each holder would be required to include such original issue discount in gross income without a corresponding receipt of cash attributable to such income.

CONSENT PAYMENTS

    Consent payments received by a holder should be treated as either
(1) additional consideration received on the constructive exchange or (2) a separate payment in the nature of a fee for the consent. If the consent payments are treated as additional consideration received on the constructive exchange, the consent payments will be added to the amount realized in computing gain or loss in the manner described above. If the consent payments are treated as a separate fee, a holder would likely recognize ordinary income in an amount equal to the consent payment received. Because there are no clearly controlling legal precedents, the law regarding the treatment of the consent payments is uncertain, and Counsel is unable to render a more definitive opinion.

NON-UNITED STATES HOLDERS

    A Non-United States Holder that realizes any gain as a result of the adoption of the proposed amendments will generally not be subject to United States federal income taxation unless (1) such gain is effectively connected with its conduct of a United States trade or business (as determined for United States federal income tax purposes), (2) it is an individual who is present for 183 days or more in the taxable year of the constructive exchange and certain other requirements are met or (3) such holder fails to properly certify as to its Non-United States status.

    Except as set forth above, Counsel expresses no opinion. This opinion is expressed as of the date hereof, and Counsel disclaims any undertaking to advise anyone of any subsequent changes relating to matters considered in this opinion or of any subsequent changes in applicable law. HOLDERS MUST CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE PROPOSED AMENDMENTS, THE CONSENT PAYMENTS AND OF HOLDING AND DISPOSING OF THE PASS-THROUGH BONDS, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

                              ACCOUNTING TREATMENT

    We plan to record the sale-leaseback transaction as a lease financing under generally accepted accounting principles. In addition, we will record an extraordinary gain or loss related to the assumption of the outstanding bonds equal to the difference between our book value, which was $819.3 million at September 30, 2001, and the fair market value of the outstanding bonds on the date of the consummation of the sale-leaseback transaction.

                                 LEGAL MATTERS

    The legality of the pass-through bonds will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York.

                                    EXPERTS

    Our financial statements and the financial statements of Edison Mission Holdings, Chestnut Ridge Energy Co. and Edison Mission Finance Co. included in Edison Mission Holdings' Annual Report on Form 10-K for the year ended
December 31, 2000, which is incorporated by reference in this consent solicitation statement and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             AVAILABLE INFORMATION

    We, along with Edison Mission Holdings and its other subsidiaries, are currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance with the Exchange Act file reports and other information with the SEC. Upon consummation of the sale-leaseback transaction, we will continue to be subject to the informational requirements of the Exchange Act, but Edison Mission Holdings, along with its other subsidiaries, will no longer be subject to those requirements. The reports and other information filed with the SEC by us, Edison Mission Holdings or any of its other subsidiaries may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional office of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained upon written request addressed to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of that website is http:/ / www.sec.gov.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

    The following documents filed with the SEC are incorporated by reference into this consent solicitation statement:

    Documents filed by Edison Mission Holdings and its direct and indirect subsidiaries, including us:

    - Annual Report on Form 10-K for the year ended December 31, 2000; and

    - Quarterly Reports on Forms 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001.

    Documents filed by us:

    - Current Report on Form 8-K, dated September 24, 2001 (as amended on Form 8-K/A, dated November 21, 2001).

    All documents filed by Edison Mission Holdings and its direct and indirect subsidiaries, including us, or by us alone pursuant to the Exchange Act subsequent to the date of this consent solicitation statement and before the termination of the consent solicitation will be deemed to be incorporated in this consent solicitation statement and to be part of this consent solicitation statement from the date of those reports and documents.

                                 MISCELLANEOUS

    Any statement contained in a document incorporated by reference in this consent solicitation statement will be deemed to be modified or superseded for purposes of this consent solicitation statement to the extent that a statement contained in this consent solicitation statement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed to constitute a part of this consent solicitation statement except as so modified or superseded.

    The consent solicitation is not being made to, nor will consent forms be accepted from or on behalf of, holders of outstanding bonds in any jurisdiction in which the making of the consent solicitation or the acceptance of the consent solicitation would not be in compliance with the laws of the jurisdiction. However, we may in our discretion take any action as we may deem necessary to make the consent solicitation in any jurisdiction and extend the consent solicitation to holders of outstanding bonds in any jurisdiction. In any jurisdiction in which the securities laws or blue sky laws require the consent solicitation to be made by a licensed broker or dealer, the consent solicitation will be deemed to be made on behalf of Edison Mission Holdings by the solicitation agents, or one or more registered brokers or dealers that are licensed under the laws of the applicable jurisdiction.

    The statements contained in this consent solicitation statement are made as of the date of this consent solicitation statement, and the delivery of this consent solicitation statement and the accompanying materials will not, under any circumstances, create any implication that the information contained in this consent solicitation statement is correct at any time subsequent to the date of this consent solicitation statement.

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
    NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF US, EDISON MISSION HOLDINGS, THE TRUSTEE, THE SOLICITATION AGENTS OR THE INFORMATION AGENT NOT CONTAINED IN THIS CONSENT SOLICITATION STATEMENT OR IN THE ACCOMPANYING CONSENT FORM AND OTHER MATERIALS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS CONSENT SOLICITATION STATEMENT DOES NOT OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH THIS CONSENT SOLICITATION STATEMENT RELATES, AND IT DOES NOT CONSTITUTE AN OFFER TO SELL OR ASK FOR OFFERS TO BUY ANY OF THE SECURITIES IN ANY JURISDICTION WHERE IT IS UNLAWFUL, WHERE THE PERSON MAKING THE OFFER IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON WHO CANNOT LEGALLY BE OFFERED THE PASS-THROUGH BONDS.

    Manually signed facsimile copies of the consent form will be accepted and should be confirmed by physical delivery no later than 5:00 p.m., New York City time, on the expiration date. The consent form and any other required documents should be sent or delivered by each holder of outstanding bonds or the holder's broker, dealer, commercial bank, trust company or other nominee, to the trustee at its address set forth below.

                  The trustee for the consent solicitation is:

                              The Bank of New York
                              as Successor Trustee

 By hand before 4:30 p.m. New York City time   By hand after 4:30 p.m. New York City time on
           on the expiration date:                         the expiration date:
            The Bank of New York                           The Bank of New York
 c/o United States Trust Company of New York    c/o United States Trust Company of New York
               30 Broad Street                                30 Broad Street
                   B-Level                                      14th Floor
          New York, New York 10004                       New York, New York 10004
By first class, registered or certified mail:           By facsimile transmission:
            The Bank of New York                              (212) 422-0183
 c/o United States Trust Company of New York               For information call:
                P.O. Box 112                          (800) 548-6565 (call toll free)
            Bowling Green Station
          New York, New York 10274
     Attention: Corporate Trust Services

    Questions and requests for assistance or for additional copies of this consent solicitation statement and the consent form may be directed to the information agent or the solicitation agents at their respective telephone numbers and locations listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the consent solicitation.

             The information agent for the consent solicitation is:

                             D. F. King & Co., Inc.
                                77 Water Street
                            New York, New York 10005
                Banks and Brokers: (212) 269-5550 (call collect)
                  All Others: (800) 290-6427 (call toll free)

           The solicitation agents for the consent solicitation are:

                     Credit Suisse First Boston Corporation
                             Eleven Madison Avenue
                         New York, New York 10010-3629
                    Telephone: (212) 538-8474 (call collect)
                        (800) 820-1653 (call toll free)
                     Attention: Liability Management Group

                              Lehman Brothers Inc.
                               101 Hudson Street
                         Jersey City, New Jersey 07302
                           Telephone: (212) 455-3328
                         (212) 681-2265 (call collect)
                            Attention: Steve Delaney